AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1997
                                            REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                   FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                ---------------

                            FRENCH FRAGRANCES, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             FLORIDA                            5122                     59-0914138
 (STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NO.)



                                                          OSCAR E. MARINA, ESQ.
            14100 N.W. 60TH AVENUE                        14100 N.W. 60TH AVENUE
             MIAMI, FLORIDA 33014                          MIAMI, FLORIDA 33014
                (305) 818-8000                                (305) 818-8000
        (ADDRESS, INCLUDING ZIP CODE,              (NAME, ADDRESS, INCLUDING ZIP CODE,
  AND TELEPHONE NUMBER, INCLUDING AREA CODE,    AND TELEPHONE NUMBER, INCLUDING AREA CODE,
 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)              OF AGENT FOR SERVICE)

                                ---------------

                                  COPIES TO:
                          BEATRIZ LLORENS KOLTIS, ESQ.
                            STEEL HECTOR & DAVIS LLP
                       200 S. BISCAYNE BLVD., SUITE 4000
                           MIAMI, FLORIDA 33131-2398
                                (305) 577-2903

                                ---------------

   APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                                ---------------

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------

                                      AMOUNT        PROPOSED MAXIMUM     PROPOSED MAXIMUM
       TITLE OF EACH CLASS             TO BE       OFFERING PRICE PER       AGGREGATE          AMOUNT OF
 OF SECURITIES TO BE REGISTERED     REGISTERED            NOTE            OFFERING PRICE    REGISTRATION FEE
103/8% Senior Notes due 2007,
 Series B   .....................  $115,000,000          100%(1)         $115,000,000(1)        $34,849

--------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933, as amended.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 6, 1997
PROSPECTUS

                            FRENCH FRAGRANCES, INC.

         OFFER TO EXCHANGE ITS 10 3/8% SENIOR NOTES DUE 2007, SERIES B
       FOR ANY AND ALL OUTSTANDING 10 3/8% SENIOR NOTES DUE 2007, SERIES A

     THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME, ON      , 1997, UNLESS EXTENDED.

     French Fragrances, Inc., a Florida corporation (the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange its 10 3/8% Senior Notes due 2007, Series B (the "Exchange Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for any and all outstanding 10 3/8% Senior Notes due 2007, Series A (the "Initial Notes," and, together with the Exchange Notes, the "Senior Notes"), of which $115,000,000 principal amount is outstanding. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange. However, the Exchange Offer is subject to the absence of certain conditions which may be waived by the Company. See "The Exchange Offer--Certain Conditions to the Exchange Offer." Subject to the absence or waiver of such conditions, the Company will accept for exchange any and all Initial Notes validly tendered on
or prior to 5:00 p.m., New York City time, on        , 1997, unless the Exchange
Offer is extended (the "Expiration Date"). Initial Notes may be tendered only in integral multiples of $1,000. The date of acceptance and exchange of the Initial Notes (the "Exchange Date") will be the fourth business day following the Expiration Date, unless an earlier date is selected by the Company. Initial Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date; otherwise such tenders are irrevocable. The Exchange Notes will be issued and delivered promptly after the Exchange Date.

     The terms of the Exchange Notes are identical in all material respects to the terms of the Initial Notes, except that the Exchange Notes have been registered under the Securities Act and are generally freely transferable by holders thereof and are issued without any covenant upon the Company regarding registration under the Securities Act. See "The Exchange Offer--
Resale of Exchange Notes." The Exchange Notes will evidence the same debt as the Initial Notes and will be issued under and be entitled to the benefits of the Indenture (as defined herein). For a complete description of the terms of the Exchange Notes, see "Description of the Senior Notes." There will be no cash proceeds to the Company from this Exchange Offer.

     The Exchange Notes are unsecured senior obligations of the Company, will rank senior in right of payment to all existing and future Subordinated Indebtedness (as defined herein) of the Company and will rank PARI PASSU in right of payment with all existing and future Senior Indebtedness (as defined herein) of the Company, including indebtedness under the New Credit Facility. The Company's obligations under the New Credit Facility (as defined herein) are, however, secured by a first priority lien on all of the Company's accounts receivable and inventory, and, accordingly, such indebtedness effectively will rank prior to the Exchange Notes with respect to such assets. The Indenture permits the Company and any Subsidiary (as defined herein) to incur additional debt, including secured debt, subject to certain limitations. See "Description of the Senior Notes."

     The Initial Notes were originally issued and sold on May 13, 1997 in a transaction not registered under the Securities Act, in reliance upon the exemption provided in Section 4(2) of the Securities Act. Accordingly, the Initial Notes may not be reoffered, resold, or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the registration requirements of the Securities Act is available. Based upon interpretations by the staff of the Securities and Exchange Commission (the "SEC") issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with a resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with such resales. See "The Exchange Offer--Resale of Exchange Notes."

     The Exchange Notes will constitute a new issue of securities with no established trading market. The Company does not intend to list any Senior Notes on a national securities exchange or to apply for quotation of any Senior Notes through the National Association of Securities Dealers Automated Quotation System. Any Initial Notes not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered and tendered but unaccepted Initial Notes could be adversely affected. Following consummation of the Exchange Offer, the holders of Initial Notes will continue to be subject to the existing restrictions on transfers thereof, and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Initial Notes held by them. No assurance can be given as to the liquidity of the trading market for either the Initial Notes or the Exchange Notes.

     SEE "RISK FACTORS" ON THE BEGINNING ON PAGE 16 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES.
                                ---------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is June   , 1997.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM WILLIAM J. MUELLER, CHIEF FINANCIAL OFFICER, AT 14100 N.W. 60TH AVENUE, MIAMI LAKES, FLORIDA 33014, TELEPHONE NUMBER (305) 818-8000. IN ORDER TO ENSURE TIMELY
DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY       , 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the SEC's office at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661). Copies of such reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains a Web site that contains reports, proxy statements and other information regarding registrants (such as the Company) that file electronically with the SEC. The address of such site is http://www.sec.gov. In addition, copies of such information may also be inspected and copied at the library of the Nasdaq National Market, 1735 K Street, 4th Floor, Washington, D.C. 20006, upon which the Company's Common Stock is authorized for trading.

     The Company has filed with the SEC a Registration Statement on Form S-4 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act with respect to the Exchange Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Statements contained in this Prospectus relating to the contents of any contract or other document referred to herein are not necessarily complete, and reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement. For further information, reference is hereby made to the Registration Statement and the documents incorporated herein by reference, which may be examined without charge at the pubic reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies thereof may be obtained from the SEC upon payment of the prescribed fees. While any Senior Notes remain outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of Senior Notes the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to William J. Mueller, Chief Financial Officer, French Fragrances, Inc., 14100 N.W. 60th Avenue, Miami, Florida 33014, telephone number
(305) 818-8000.

     The Indenture provides that the Company will furnish to the Trustee and the holders of the Senior Notes copies of all periodic reports required to be filed with the SEC under the Exchange Act and shall mail such periodic reports to the holders of the Senior Notes within 15 days of filing with the SEC. If the Company is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, the Company must nonetheless continue to submit to the Trustee and the holders of the Senior Notes (i) the annual and quarterly financial statements, including any notes thereto (and, with respect to annual reports, an auditors' report by an accounting firm of established national practice), including a "Management's Discussion and Analysis of Financial Condition and Results of Operations," comparable to that which would have been required to appear in annual or quarterly reports filed under Section 13 or 15(d) of the Exchange Act and (ii) all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. The Indenture provides that the Company will file a copy of such information and reports with the SEC for public availability (unless the Commission will not accept such a filing). The Company must provide copies of such information and reports to the holders of the Senior Notes within 120 days of the Company's fiscal year end in the case of annual reports, and within 60 days of the end of each of the Company's first three fiscal quarters in the case of quarterly reports.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the SEC pursuant to the Exchange Act (Commission File No. 1-6370) and are hereby incorporated herein by reference:

   (1) The Company's Annual Report on Form 10-K for the fiscal year ended January 31, 1997; and

   (2) the Company's Proxy Statement dated May 21, 1997, relating to its 1997 Annual Meeting of Shareholders; and

   (3) the Company's Current Report on Form 8-K dated May 13, 1997 filed on May 21, 1997.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) subsequent to the date of the initial Registration Statement of which this Prospectus is a part and prior to the effectiveness of such Registration Statement, or (ii) subsequent to the date of this Prospectus and prior to the termination of the offering made by this Prospectus, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the SEC which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to William J. Mueller, Chief Financial Officer, at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, telephone number (305) 818-8000.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE EXCHANGE AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), the Company is hereby providing cautionary statements identifying important factors that could cause the Company's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made in this Prospectus. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans," "projection" and "outlook") are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions, and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the factors discussed throughout this Prospectus, and particularly in the risk factors set forth herein under "Risk Factors." Among the key factors that have a direct bearing on the Company's results of operations are the substantial indebtedness and significant debt service obligations of the Company, the Company's ability to fund future capital requirements, the Company's ability to implement its business and acquisition strategy and to successfully integrate acquired companies and fragrance brands into the Company, changes in the retail industry, the availability of key personnel and general economic and business conditions. These and other factors are discussed herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and elsewhere in this Prospectus.

     The Company cautions that the risk factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements of the Company made by or on behalf of the Company and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for management to predict all of such factors. Further, management cannot assess the impact of each such factor on the Company's business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

                              PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY SHOULD BE READ IN CONJUNCTION WITH, AND IS QUALIFIED IN ITS ENTIRETY BY, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, "THE COMPANY" REFERS TO FRENCH FRAGRANCES, INC. AND ITS SUBSIDIARIES ON A CONSOLIDATED BASIS AND THE FRAGRANCE MARKETING AND DISTRIBUTION BUSINESSES CONDUCTED BY ITS PREDECESSOR. PRO FORMA DATA FOR FISCAL YEAR END 1997 GIVE EFFECT TO THE FINE FRAGRANCES ACQUISITION (AS DEFINED HEREIN) AND THE ISSUANCE OF $115,000,000 IN AGGREGATE PRINCIPAL AMOUNT OF THE INITIAL NOTES BY THE COMPANY IN MAY 1997 (THE "OFFERING"). REFERENCES HEREIN TO FISCAL YEARS REFER TO THE COMPANY'S FISCAL YEAR ENDING JANUARY 31 IN THE YEAR REFERENCED, UNLESS OTHERWISE NOTED.

                                  THE COMPANY

     The Company is a leading marketer of prestige fragrances and related cosmetic products in the United States. The brands distributed by the Company include approximately 50 for which it has exclusive marketing and distribution rights, including the Geoffrey Beene brands of GREY FLANNEL and BOWLING GREEN, the Halston brands of HALSTON, CATALYST, 1-12 and Z-14, and the brands COLORS OF BENETTON, OMBRE ROSE, LAPIDUS and FACONNABLE (collectively, the "Controlled Brands") and over 100 other brands that are distributed by the Company on a non-exclusive basis ("Distributed Brands"). The Company distributes its products to more than 27,500 separate retail locations, including department stores such as J.C. Penney, Sears, Macy's, Dayton Hudson and Nordstrom's, mass merchants such as Wal-Mart, Target, Kmart and T.J. Maxx, drug stores such as CVS, Walgreens, Drug Emporium and Eckerd Drugs and independent fragrance, cosmetic and other stores such as Cosmetics Plus, Cosmetic Center and Ulta 3. In fiscal 1997, sales to mass merchants, drug stores, independent fragrance, cosmetic and other stores (collectively, "mass-market retailers") constituted approximately 79% of net sales, sales to department stores constituted approximately 17% of net sales, and the balance of the Company's net sales was comprised of international sales.

     Over the past three years, the Company has emerged as a premier fragrance marketer by (i) providing mass-market retailers a wide selection and reliable source of prestige products, (ii) increasing and diversifying the Company's market penetration by growing its distribution base to more than 27,500 separate retail locations from approximately 7,000 in 1993, (iii) consummating several acquisitions of Controlled Brands in fiscal 1996 and 1997, and (iv) enhancing the overall performance of its Controlled Brands through the Company's marketing and distribution expertise. As a result, the Company's net sales have grown at a compound annual rate of 50.9% to approximately $147.8 million for fiscal 1997 on a pro forma basis from approximately $33.9 million for fiscal 1993. Over the same period, the Company's EBITDA (as defined herein) increased at a compound annual rate of 98.8% to approximately $23.3 million on a pro forma basis from approximately $2.0 million. In addition, the Company has increased its percentage of revenue from Controlled Brands, which typically carry a higher margin than Distributed Brands, to 36% for fiscal 1997 on a pro forma basis as compared to 12% for fiscal 1993.

BUSINESS STRATEGY

     The Company's objective is to maintain and enhance its position as a leading exclusive licensee and marketer of prestige fragrances and related cosmetic products, principally to mass-market retailers. The Company's strategy to achieve this objective includes the following:

     ACQUIRE CONTROL OF ADDITIONAL PRESTIGE BRANDS. The Company continues to focus on acquiring ownership of, or exclusive distribution rights to, classic prestige fragrance brands that enjoy established consumer loyalty. These exclusive control positions allow the Company to actively manage the brand so as to enhance the brand's prestige value in the market and at the same time implement strategies intended to increase the brand's overall long-term profit contribution. In fiscal 1996, the Company acquired from Sanofi Beaute, Inc. a long-term license to manufacture and distribute worldwide the Geoffrey Beene fragrance brands, including GREY FLANNEL, BOWLING GREEN and CHANCE (the "Geoffrey Beene Acquisition"), and obtained the exclusive United States distribution rights for the Galenic Elancyl skin care products and the Benetton fragrance and cosmetic brands, including COLORS OF BENETTON and TRIBU. In fiscal 1997, the Company completed the purchase of the Halston fragrance brands, including HALSTON, CATALYST, 1-12 and Z-14 (the "Halston Acquisition") and acquired the principal assets of Fragrance Marketing Group, Inc. ("FMG"), including exclusive United States distribution rights to OMBRE ROSE, FACONNABLE, BALENCIAGA, LAPIDUS, and several other brands (the "FMG Acquisition"). Management believes that the Company's strong market position and reputation in the prestige fragrance industry have assisted the Company in acquiring ownership of prestige fragrance brands, particularly when, as with the Geoffrey Beene and Halston brands, the Company has already served as a direct distributor of the brand.

     IMPROVE BRAND PERFORMANCE THROUGH FOCUSED MARKETING. The Company seeks to utilize its marketing expertise and its extensive distribution network to successfully position, or reposition, its brands in the marketplace to enhance their value. Such strategies typically include managing sales volumes, channels of distribution, pricing, advertising and promotions, packaging and gift set design, international marketing and other factors in a manner intended to best position the brand in each of its different distribution channels. For example, upon its acquisition of the Halston brands, the Company eliminated low-margin sales to international distributors (particularly to distributors who resold the product into the United States market) and repositioned the brand's image with the first national advertising campaign for Halston in a number of years. The Company also implemented a policy of product differentiation among distribution channels to enhance the brand's prestige image.

     STRENGTHEN AND EXPAND RELATIONSHIPS WITH RETAILERS THROUGH PROVIDING VALUE-ADDED SERVICES. The Company continues to increase the number of retail locations to which it distributes its products and currently serves more than 27,500 separate retail locations, up from approximately 7,000 in 1993. The Company attributes its growing distribution network to its ability to provide retailers with a consistent supply of product as well as its ability to provide retailers, especially mass-market retailers, with a level of service typically not provided by its competitors. For example, in many cases the Company's sales and marketing professionals work closely with major retailers to act as category managers by, among other things, (i) developing merchandising programs that are designed to improve sales and profitability and that are specific to the customers' business and marketing strategies, (ii) creating regularly planned promotional campaigns and in-store displays designed to increase sales and (iii) designing model stock assortments and planograms for the effective layout of customers' fragrance and cosmetics departments. The Company believes that the provision of such services both creates a partnership between the Company and the retailer and increases the absolute amount of the Company's products sold through such retailers.

     DEVELOP LOW-RISK BRAND EXTENSIONS. The Company's strategy is to opportunistically exploit existing brand awareness by introducing product line extensions to new consumer groups, rather than launching new fragrance brands. Since the costs of developing a product line extension generally are not material to the Company, the Company's brand extension strategy can provide a significant increase in profitability to the Company with limited capital risk. For example, in response to requests from retailers, the Company recently introduced into a limited market an extension to the Geoffrey Beene brand GREY FLANNEL, named EAU DE GREY FLANNEL, which is positioned as a lighter, more everyday fragrance targeted to a younger market. In addition, the Company is exploring the introduction of a new Halston women's fragrance following a major national advertising campaign by an unaffiliated company that holds the Halston apparel license.

     EXPLOIT OPERATING LEVERAGE TO FURTHER ENHANCE PROFITABILITY. The Company is near completion of a comprehensive upgrade of its distribution facility intended to increase significantly its distribution capacity and enhance operational efficiency. As a result of this upgrade, the Company believes it will be able to increase the volumes distributed without a commensurate increase in operating costs. Since its sales are characterized by a relatively large number of orders (approximately 82,000 in fiscal 1997) with a relatively low average order size (approximately $1,800 in fiscal 1997), the Company believes that by increasing the average order size through the introduction of additional brands or increasing the volume of existing brands sold to existing customers, it can further enhance its operating margins.

FINE FRAGRANCES ACQUISITION

     On May 13, 1997, the Company acquired the remaining 50.01% of the common stock of Fine Fragrances, Inc. ("Fine Fragrances") that it did not already own, concurrently with the consummation of the Offering (the "Fine Fragrances Acquisition"). Upon the consummation of such transaction, Fine Fragrances became a wholly owned subsidiary of the Company, and its operations will be consolidated with those of the Company. Fine Fragrances has been the exclusive distributor in North America for approximately six years of fragrances manufactured by Cofci, S.A. ("Cofci"), including SALVADOR DALI, SALVADOR, LAGUNA, DALISSIME, CAFE, TAXI and WATT, and recently entered into ten-year exclusive distribution agreements with Cofci with respect to those brands. See "Business--Fine Fragrances Acquisition."

     On a pro forma basis for fiscal 1997, the Fine Fragrances Acquisition would have increased the Company's revenues and EBITDA by approximately $7.3 million and approximately $1.4 million, respectively. The purchase price for the Fine Fragrances Acquisition was $2.0 million in cash financed with a portion of the net proceeds of the Offering, plus an additional payment of $1.0 million to be paid over time based on 5% of the net sales of Cofci products, with any unpaid balance due 30 days after the third anniversary of the closing (the "Fine Fragrances Additional Payment"). In addition, the Company used approximately $2.2 million of the net proceeds of the Offering to repay amounts outstanding under Fine Fragrances' existing credit line (the "Fine Fragrances Credit Line"). The Fine Fragrances Credit Line was terminated in connection with the consummation of the Fine Fragrances Acquisition. See "Pro Forma Financial Data."


COMPANY BACKGROUND

     Rafael Kravec, the Company's Chairman of the Board and Chief Executive Officer, founded the Company in 1992, in partnership with Bedford Capital Corporation, a Toronto, Canada based merchant banking firm ("Bedford"), to exploit opportunities in the marketing and distribution of prestige fragrances. Mr. Kravec has over 20 years of fragrance marketing experience, and the Company's other top sales and marketing managers have an average of over 15 years of fragrance marketing experience. As of April 15, 1997, Mr. Kravec and the officers and directors of the Company beneficially owned 6,102,728 shares, or approximately 40%, of the common stock, par value $.01 per share (the "Common Stock") of the Company.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "FRAG." The closing sales price of the Common Stock on June 5, 1997 was $9.875 per share.

                              THE EXCHANGE OFFER

THE EXCHANGE OFFER  ............  The Company is offering to exchange pursuant to the Exchange Offer up to $115,000,000 aggregate principal amount of the Exchange Notes for any and all of its outstanding Initial Notes. The terms of the Exchange Notes are identical in all material respects (including principal amount, interest rate and maturity) to the terms of the Initial Notes for which they may be exchanged pursuant to the Exchange Offer, except that the Exchange Notes have been registered under the Securities Act and are freely transferrable by holders thereof (other than as provided herein), and are not subject to any covenant regarding registration under the Securities Act. See "The Exchange Offer."

EXPIRATION DATE; WITHDRAWAL OF
 TENDER    .....................  The Exchange Offer will expire at 5:00 p.m.,
                                  New York City time, on      , 1997, unless the
                                  Exchange Offer is extended by the Company, in which case the term "Expiration Date" means the latest date and time to which the Exchange
                                  Offer is extended. See "The Exchange
                                  Offer--Expiration Date; Extension;
                                  Termination; Amendment." Tenders may be
                                  withdrawn at any time prior to 5:00 p.m., New
                                  York City time, on the Expiration Date. See
                                  "The Exchange Offer--Withdrawal Rights."

INTEREST PAYMENTS   ............  Interest on the Exchange Notes shall accrue
                                  from the last interest payment date (May 15 or November 15, each an "Interest Payment Date") on which interest was paid on the Initial
                                  Notes so surrendered or, if no interest has been paid on such Initial Notes, from May 13, 1997.

NO MINIMUM CONDITION   .........  The Exchange Offer is not conditioned upon any
                                  minimum aggregate principal amount of Initial
                                  Notes being tendered for exchange.

EXCHANGE DATE    ...............  The date of acceptance and exchange (the
                                  "Exchange Date") of the Initial Notes will be the fourth business day following the Expiration Date, unless an earlier date is selected by the Company and the Company notifies the Exchange Agent (as defined herein) of such earlier date.

CONDITIONS TO THE EXCHANGE
 OFFER  ........................  The Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Initial Notes and may terminate or amend the Exchange Offer, if any of certain customary conditions exist, the occurrence of which may be waived by the Company. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary. See "The Exchange Offer--Certain Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING INITIAL
 NOTES  ........................  Each holder of Initial Notes wishing to tender such notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Initial Notes and any other required documentation to the Exchange Agent (as defined) at the address set forth in the Letter of Transmittal. See "The Exchange Offer--Procedures for Tendering Initial Notes" and "Plan of Distribution."

USE OF PROCEEDS  ...............  There will be no proceeds to the Company from the exchange of Senior Notes pursuant to the Exchange Offer. For a discussion of the use of the net proceeds received by the Company from the issuance of the Initial Notes see "Use of Proceeds."

FEDERAL INCOME TAX
 CONSEQUENCES    ...............  The exchange of Senior Notes pursuant to the
                                  Exchange Offer should not be a taxable event for federal income tax purposes. See "Certain
                                  Federal Income Tax Consequences."

SPECIAL PROCEDURES FOR
 BENEFICIAL OWNERS  ............  Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time. See "The Exchange Offer--Procedures for Tendering Initial Notes."

GUARANTEED DELIVERY
 PROCEDURES   ..................  Holders of Initial Notes who wish to tender their Initial Notes and whose Initial Notes are not immediately available or who cannot deliver their Initial Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange
                                  Agent prior to the Expiration Date must tender their Initial Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Procedures for Tendering
                                  Initial Notes."

ACCEPTANCE OF INITIAL NOTES AND
 DELIVERY OF EXCHANGE NOTES  ...  On the Exchange Date, the Company will accept for exchange any and all Initial Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Notes issued pursuant to the Exchange Offer will be delivered promptly following the Exchange Date. See "The Exchange Offer--Acceptance of Initial Notes for Exchange; Delivery of Exchange Notes."

CONSEQUENCES OF FAILURE TO
 EXCHANGE  .....................  Holders of the Initial Notes who do not tender their Initial Notes in the Exchange Offer will continue to hold such Initial Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture dated as of May 13, 1997 between the Company and Marine Midland Bank relating to the Initial Notes and the Exchange Notes (the "Indenture"), except for any such rights under the Registration Rights Agreement (as defined herein) that by their terms terminate or cease to have further effectiveness as a result of the making of, and the acceptance for exchange of all validly tendered Initial Notes pursuant to, the Exchange Offer.

                                  Holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend thereon as a consequence of the offer or sale of the Initial Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Initial Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Initial Notes under the Securities Act. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered or tendered but unaccepted Initial Notes could be adversely affected. See "The Exchange
                                  Offer--Consequences of Failure to Exchange."

REGISTRATION RIGHTS    .........  The Company entered into a Registration Rights
                                  Agreement dated as of May 13, 1997 (the
                                  "Registration Rights Agreement") with
                                  Donaldson Lufkin & Jenrette Securities
                                  Corporation and TD Securities (USA) Inc.,
                                  (collectively, the "Initial Purchasers"), for the benefit of all holders of Initial Notes, in which it agreed to make the Exchange Offer.
                                  The Registration Rights Agreement provides that if the Company fails to consummate the Exchange Offer on or prior to November 9, 1997, the Company will file a shelf registration statement (the "Shelf
                                  Registration Statement") to cover resales of Senior Notes by holders who provide certain information required for inclusion in the Shelf Registration Statement, and who agree to be bound by the terms of the Registration Rights Agreement. Upon a
                                  Registration Default (as defined herein), the Company will be required to pay certain
                                  Liquidated Damages to the affected holders of Senior Notes. See "Exchange Offer;
                                  Registration Rights."

EXCHANGE AGENT    ..............  Marine Midland Bank is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. See "The Exchange
                                  Offer--Exchange Agent."

RESALE OF EXCHANGE NOTES  ......  Based upon interpretations by the staff of the
                                  SEC issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder which is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with a resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with such resales. See "The Exchange Offer--Resale of Exchange Notes."

                              THE EXCHANGE NOTES

ISSUER  ........................  French Fragrances, Inc.

SECURITIES OFFERED  ............  $115 million in aggregate principal amount of
                                  10 3/8% Senior Notes due 2007, Series B.

MATURITY DATE    ...............  May 15, 2007.

INTEREST PAYMENT DATES    ......  Interest on the Exchange Notes is payable
                                  semi-annually on each May 15 and November 15, commencing November 15, 1997.

RANKING    .....................  The Exchange Notes will be senior unsecured obligations of the Company and will rank senior in right of payment to all existing and future Subordinated Indebtedness of the
                                  Company and PARI PASSU in right of payment with all existing and future Senior
                                  Indebtedness of the Company, including
                                  indebtedness under the New Credit Facility.
                                  The

                                  New Credit Facility is secured by a first priority lien on all of the Company's accounts receivable and inventory and, accordingly, such indebtedness effectively will rank prior to the Exchange Notes with respect to such assets. See "Description of the Senior Notes--General," "Description of Certain Indebtedness" and "Description of the New Credit Facility."

MANDATORY REDEMPTION   .........  None, except as otherwise described below
                                  under the captions "Change of Control" and "Asset Sale Proceeds."

OPTIONAL REDEMPTION    .........  The Exchange Notes will be redeemable at the
                                  option of the Company, in whole or in part, at any time on or after May 15, 2002, in cash, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the redemption date. In addition, at any time prior to May 15, 2000, the Company, at its option, may redeem up to 35% of the initially outstanding aggregate principal amount of the Senior Notes at a redemption price equal to 109 3/8% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of one or more public equity offerings generating in each case net proceeds of at least $15.0 million, PROVIDED, among other things, that at least
                                  65% of the initially outstanding aggregate principal amount of the Senior Notes remains outstanding immediately after any such redemption. See "Description of the Senior
                                  Notes--Optional Redemption."

CHANGE OF CONTROL   ............  Upon a Change of Control, each holder of
                                  Exchange Notes will have the right to require the Company to repurchase all or any part of such holder's Exchange Notes at a price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the purchase date. See "Description of the Senior
                                  Notes--Repurchase at the Option of Holders--
                                  Change of Control."

ASSET SALE PROCEEDS    .........  The Company will be obligated in certain
                                  circumstances to make an offer to purchase the Exchange Notes at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to the purchase date with the Net Proceeds of Asset Sales. See "Description of the Senior
                                  Notes--Repurchase at the Option of
                                  Holders--Asset Sales."

CERTAIN COVENANTS   ............  The Indenture will govern the Exchange Notes and contains certain covenants that, among other things, limit the ability of the Company and its Subsidiaries to: (i) incur additional
                                  Indebtedness or issue preferred Equity
                                  Interests (each as defined herein); (ii) pay dividends or make certain other restricted payments or investments;

                                  (iii) create liens; (iv) enter into certain transactions with affiliates; (v) enter into agreements restricting the ability of such Subsidiaries to pay dividends and make distributions; (vi) merge or consolidate; or
                                  (vii) transfer or sell assets. See
                                  "Description of the Senior Notes--Certain
                                  Covenants."

SUBSIDIARY GUARANTEES  .........  The Indenture provides that, as a condition of a Subsidiary incurring Indebtedness under certain circumstances, such Subsidiary will guarantee the Company's payment obligations under the Exchange Notes. Each Subsidiary Guarantee (as defined herein) will be a senior unsecured obligation of the Subsidiary Guarantor (as defined herein) issuing such Subsidiary Guarantee and will rank PARI PASSU in right of payment with all Guarantor Senior Indebtedness (as defined herein) of such Subsidiary Guarantor. As of the Exchange Date, none of the Subsidiaries will be Subsidiary Guarantors. See "Description of the Senior Notes--Certain Covenants-- Subsidiary
                                  Guarantees."

ABSENCE OF PUBLIC MARKET  ......  There is no public market for the Exchange
                                  Notes, and the Exchange Notes will not be listed on any securities exchange. The Company has been advised by the Initial Purchasers that, following consummation of the Exchange Offer, the Initial Purchasers intend to make a market in the Exchange Notes; however, any market making may be discontinued at any time without notice. If an active public market does not develop, the market price and liquidity of the Exchange Notes may be adversely affected. See "Risk Factors."

   For definitions of certain capitalized terms used herein, see "Description of the Senior Notes."

                                 RISK FACTORS

         Prospective investors in the Exchange Notes should carefully consider the matters set forth under "Risk Factors" beginning on page 16.

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA

     The summary historical financial data presented below have been derived from the consolidated financial statements of the Company. The summary pro forma financial data for the year ended January 31, 1997 and as of January 31, 1997 are pro forma for (i) the Offering, (ii) the application of the net proceeds therefrom and (iii) the Fine Fragrances Acquisition. The pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable. The pro forma results of operations are not necessarily indicative of the results of operations that would have been achieved had the transactions reflected therein been consummated prior to the period presented or that might be attained in the future. The following summary data should be read in conjunction with "Use of Proceeds," "Capitalization," "Pro Forma Financial Data," "Selected Historical and Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the Financial Statements of Fine Fragrances, and the notes related thereto, included elsewhere in this Prospectus.

                                                                     HISTORICAL(1)                              PRO FORMA(2)
                                          ------------------------------------------------------------------   --------------
                                                                         TWELVE
                                                                         MONTHS
                                             FISCAL YEAR ENDED           ENDED
                                                 JUNE 30,             JANUARY 31,           FISCAL YEAR ENDED JANUARY 31,
                                          -----------------------   ----------------- ---------------------------------------
                                                                    (UNAUDITED)
                                                                     (IN THOUSANDS, EXCEPT RATIOS)
                                           1993          1994           1995          1996            1997         1997
                                          ----------   ---------- ----------------- ------------   ----------- --------------
INCOME STATEMENT DATA:
 Net sales    ...........................  $ 33,854     $ 46,105        $69,612       $  87,979     $ 140,482     $ 147,762
 Gross profit    ........................     5,346        8,152         13,504          21,639        46,078        49,267
 Operating expenses    ..................     3,604        5,254          7,281          13,220        27,856        29,680
 Income from operations   ...............     1,742        2,898          6,222           8,419        18,222        19,587
 Ratio of earnings to fixed charges(3) .        1.7x         2.0x           3.1x            2.2x          2.9x          1.5x
OTHER DATA:
 EBITDA(4)    ...........................  $  1,990     $  3,233         $ 6,562      $   9,738     $  21,885     $  23,325
 Depreciation and amortization  .........       248          335             340          1,320         3,663         3,738
 Capital expenditures  ..................       114          374             247            149         2,487         2,487
 Net sales growth   .....................        --%        36.2%           62.1%(5)       26.4%         59.7%         68.0%
 Gross margin(6)    .....................      15.8%        17.7%           19.4%          24.6%         32.8%         33.3%
 EBITDA margin(7)   .....................       5.9%         7.0%            9.4%          11.1%         15.6%         15.8%
 Cash flows from (used in):
  Operating activities ..................  $ (3,022)    $ (2,593)         $(4,893)    $   5,179     $ (23,221)
  Investing activities ..................    (2,414)        (374)            (247)      (17,983)      (21,117)
  Financing activities ..................     5,448        3,231            5,245        12,282        45,070
PRO FORMA DATA:
 Cash interest expense(8)   .............                                                                         $  13,448
 Ratio of EBITDA to cash
  interest expense  .....................                                                                               1.7x
 Ratio of net debt to EBITDA(9)   .......                                                                               3.6

                                        AS OF JANUARY 31, 1997
                                      ---------------------------
                                      ACTUAL      PRO FORMA(10)
                                      ---------   ---------------
BALANCE SHEET DATA:
 Cash and cash equivalents   ......   $   856          $ 52,573
 Working capital    ...............    17,734           112,630
 Total assets    ..................   172,378           231,749
 Total debt(11)  ..................    78,155           136,755
 Shareholders' equity  ............    44,680            44,740

                                       (FOOTNOTES ON FOLLOWING PAGE)

 (1) Effective January 31, 1995, the Company changed its fiscal year end to January 31 from June 30 to conform to its business year.

 (2) Pro forma financial data are adjusted to give effect to (i) the Offering,
     (ii) the application of the net proceeds therefrom and (iii) the Fine Fragrances Acquisition as if such transactions had occurred as of February 1, 1996. See "Pro Forma Financial Data" and "Use of Proceeds."

 (3) Earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense that is representative of interest expense.

 (4) EBITDA is defined as operating income, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income
     (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as a measure of the Company's operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of its ability to meet cash needs. The Company believes that EBITDA is a measure commonly reported and widely used by investors and other interested parties in the fragrance industry as a measure of a fragrance company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors (such as historical cost). Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the fragrance industry and of the Company's debt servicing ability. However, EBITDA may not be comparable in all instances to other similar types of measures used in the fragrance industry.

 (5) Represents the increase in net sales over net sales of $43.0 million in the twelve months ended January 31, 1994.

 (6) Gross profit as a percentage of net sales for the period indicated.

 (7) EBITDA as a percentage of net sales for the period indicated.

 (8) Cash interest expense is defined as total interest expense less non-cash amortization of deferred financing fees.

 (9) Net debt is defined as total debt less cash and cash equivalents.

(10) Pro forma balance sheet data are adjusted to give effect to (i) the Offering, (ii) the application of the net proceeds therefrom and (iii) the Fine Fragrances Acquisition as if such transactions had occurred as of January 31, 1997. See "Use of Proceeds" and "Capitalization."

(11) Includes short-term and long-term debt, but excludes amounts due to affiliates, net.

                                 RISK FACTORS

     IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES BEING OFFERED HEREBY, INVESTORS SHOULD CONSIDER CAREFULLY, AMONG OTHER THINGS, THE FOLLOWING RISK FACTORS, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Initial Notes who do not exchange their Initial Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend thereon as a consequence of the issuance of the Initial Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Initial Notes may not be offered or sold unless registered under the Securities Act and applicable state laws, or pursuant to an exemption therefrom. The Company does not intend to register the Initial Notes under the Securities Act, other than in the limited circumstances contemplated by the Registration Rights Agreement. In addition, any holder of Initial Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered or tendered but unaccepted Initial Notes could be adversely affected. See "The Exchange Offer" and "Exchange Offer; Registration Rights."

SUBSTANTIAL INDEBTEDNESS

     The Company has substantial indebtedness and significant debt service obligations. As of January 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom to repay indebtedness under the Company's then existing bank credit facility (the "Existing Credit Facility") with Fleet National Bank ("Fleet") and certain other indebtedness outstanding on that date, the Company would have had outstanding indebtedness of approximately $136.8 million. See "Capitalization" and "Description of Certain Indebtedness." The Indenture permits the Company to incur substantial additional indebtedness, including secured indebtedness, subject to certain limitations. See "Description of the Senior Notes--Certain Covenants." Concurrently with the consummation of the Offering, the Company entered into a new credit facility with Fleet providing for revolving loans of up to $40.0 million (the "New Credit Facility"), which is secured by a first priority lien on all of the Company's accounts receivable and inventory, which constitute a substantial portion of the Company's assets. On a pro forma basis for fiscal 1997, the Company would have had a ratio of earnings to fixed charges of 1.5.

     The Company's significant leverage could have important consequences to holders of Senior Notes, including (i) the Company's increased vulnerability to adverse general and economic conditions, (ii) the Company's ability to withstand competitive pressures may be limited, (iii) the Company's ability to obtain additional financing on satisfactory terms may be limited, (iv) the dedication of a substantial portion of the Company's cash flow to service its indebtedness, thereby reducing the amount of funds available for operations and future business opportunities, (v) the extent to which the New Credit Facility and future borrowings are at variable rates of interest, which would cause the Company to be more vulnerable to increases in interest rates and (vi) the Company's financial and operating flexibility may be limited to the extent its indebtedness contains restrictive covenants. See "--Restrictive Debt Covenants," "Capitalization" and "Description of the New Credit Facility."

     The ability of the Company to make scheduled payments in respect of its present and future indebtedness, including the Senior Notes, may depend on, among other things, the Company's ability to successfully execute its current business plans on a timely and cost effective basis and the Company's future operating performance, which, to a large extent, may depend upon factors beyond the Company's control, such as business, economic and competitive factors.

ABSENCE OF CONTRACTS WITH SUPPLIERS AND CUSTOMERS

     As is typical in the fragrance industry, the Company does not have long-term or exclusive contracts with any of its customers. Except for exclusive distribution contracts for Controlled Brands, the Company does not have long-term or exclusive contracts with its fragrance suppliers. The Company's suppliers of Distributed Brands can, at any time, elect to supply fragrance products to the Company's customers directly or through another distributor, or elect to reduce or eliminate the volume of their products distributed by the Company. Sales to customers and purchases from suppliers that do not have exclusive distribution contracts with the Company are generally made pursuant to purchase orders. The Company's ten largest suppliers of Distributed Brands accounted for approximately 75% of the Company's cost of sales for the fiscal year ended January 31, 1997. The Company's ten largest customers accounted for approximately 41% of net sales for the fiscal year ended January 31, 1997. The loss of, or a significant change in, the relationship between the Company and any of its key fragrance suppliers or customers could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business--Products" and "--Distribution."

     The Company does not own or operate any manufacturing facilities and is dependent on third-party manufacturers and suppliers for all of its supply of Halston and Geoffrey Beene fragrances and related products and packaging materials. The Company currently obtains its materials for these products from a limited number of manufacturers and other suppliers. Delays in the delivery of raw materials, components or finished products from manufacturers or suppliers could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business--Products" and "--Distribution."

RISKS ASSOCIATED WITH MANAGEMENT OF GROWTH AND INTEGRATION OF ACQUISITIONS

     In order for the Company to continue to expand successfully, the Company's management will be required to anticipate the changing and increasing demands of the Company's growing operations and to implement appropriate operating procedures and systems. There can be no assurance that management will correctly anticipate these demands or successfully implement these procedures and systems on a timely basis. The Company's success will also depend, in part, upon its ability to identify, acquire and integrate effectively into its operations new brands and relationships with new suppliers and new customers, including those associated with recent or future acquisitions. The Company believes but cannot assure that it will be able to achieve such integration. The Company will also need to review continually the adequacy of its management information systems, including its inventory and distribution systems. Failure to upgrade its information systems, or unexpected difficulties encountered with these systems during expansion or otherwise, could have a material adverse effect on the business, financial condition and results of operations of the Company.

NO ASSURANCE OF FUTURE GROWTH OR ACQUISITIONS

     The Company's strategy is to continue to increase both its Controlled Brand and Distributed Brand operations. Currently, the Company has no agreements or commitments for the acquisition of additional brands or exclusive or non-exclusive distribution arrangements. There can be no assurance that the Company will be successful in identifying, negotiating and consummating such acquisitions or arrangements, or that such acquisitions or arrangements that may be available, if at all, will be on terms acceptable to the Company.

FUTURE CAPITAL REQUIREMENTS; POSSIBLE INABILITY TO OBTAIN ADDITIONAL FINANCING

     The Company's capital requirements have been and will continue to be significant. To date, the Company has financed its capital requirements principally through cash flow from operations and bank and other borrowings, including loans and advances from shareholders and affiliates. The Company's future expansion, if any, will be dependent upon the capital resources available to the Company. Excluding any additional working capital requirements that may result from acquisitions, including brand acquisitions, management believes that internally generated funds, available financing under the New Credit Facility and the net proceeds from the Offering will be sufficient to fund the Company's operations for the foreseeable future. The Company's future growth and acquisitions of additional fragrance brands or exclusive distribution rights may be dependent on the Company's ability to obtain future equity or debt financing. There can be no assurance that the Company will be able to obtain additional financing for such purposes or that any additional financing will be available in amounts required or on terms satisfactory to the Company. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

SEASONALITY; FLUCTUATIONS IN QUARTERLY SALES

     The Company's business is seasonal, with a majority of its sales and income from operations generated during the second half of its fiscal year as a result of increased demand by retailers in anticipation of and during the holiday season. For example, in fiscal 1997, 69% of the Company's net sales were made during the second half of the fiscal year. Any substantial decrease in sales during such period would likely have a material adverse effect on the business, financial condition and results of operations of the Company. Similarly, the Company's working capital needs are greater during the second half of the fiscal year. In addition, the Company's sales and profitability may vary from quarter to quarter as a result of a variety of factors, including the timing of customer orders, additions or losses of brands or distribution rights and competitive pricing pressures.

COMPETITION

     The fragrance industry is highly competitive and at times subject to rapidly changing consumer preferences and industry trends. The Company competes with a large number of distributors and manufacturers, many of which have significantly greater financial, marketing, distribution, personnel and other resources than the Company, thereby permitting such companies to implement extensive advertising, pricing and promotional programs. The Company's products compete for consumer recognition and shelf space with fragrance products that have achieved significant international, national and regional brand name recognition and consumer loyalty. The Company's products also compete with new products, which are regularly introduced and accompanied by substantial promotional campaigns. These factors, as well as demographic trends, international, national, regional and local economic conditions, discount pricing strategies by competitors and direct sales by manufacturers to the Company's customers could result in increased competition for the Company and could have a material adverse effect on the business, financial condition and results of operations of the Company. See "Business--Competition."

RESTRICTIVE DEBT COVENANTS

     The New Credit Facility contains, and any refinancing thereof will likely contain, a number of covenants that, among other things, limit the Company's ability to incur additional indebtedness, pay certain dividends, prepay indebtedness, dispose of certain assets, create liens, make capital expenditures, make certain investments or acquisitions and otherwise restrict corporate activities. The New Credit Facility requires, and any refinancing thereof will likely require, the Company to comply with certain financial ratios and tests, under which the Company would be required to achieve certain financial and operating results. In addition, the New Credit Facility is secured by a first priority lien on the Company's accounts receivable and inventory. The ability of the Company to comply with the provisions of the New Credit Facility may be affected by events beyond its control, including prevailing economic conditions, changes in consumer preferences and changes in the competitive environment, which could impair the Company's operating performance. A breach of any of the covenants under the New Credit Facility would result in a default under the New Credit Facility, in which event, the lender under the New Credit Facility could elect to declare all outstanding amounts borrowed thereunder, together with accrued interest thereon, to be due and payable. A payment default or an acceleration of amounts due under the New Credit Facility would likely cause a default under the Indenture. Moreover, as a result of the security afforded to the New Credit Facility, there can be no assurance that, in the event of such a default or an acceleration, the Company would have sufficient funds to pay indebtedness outstanding under the Senior Notes after the collateral has been applied to the obligations under the New Credit Facility. Acceleration of such indebtedness would have a material adverse effect on the Company. Further, the Indenture also contains provisions that limit the Company's activities. See "Description of the New Credit Facility" and "Description of the Senior Notes."

INABILITY TO REPURCHASE SENIOR NOTES UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, at any time, the Company is required to offer to repurchase each holder's Senior Notes at a repurchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon. There can be no assurance that the Company will have the financial resources to effect any such repurchase. In addition, such a repurchase would likely cause a default under the New Credit Facility. See "Description of the New Credit Facility" and "Description of the Senior Notes--Repurchase at the Option of the Holders--Change of Control."

CONTROL BY OFFICERS, DIRECTORS AND THEIR AFFILIATES

     As of April 15, 1997, the officers and directors of the Company (including companies under their control) beneficially owned 6,102,728 shares, or approximately 40%, of the Company's Common Stock. The aggregate beneficial ownership of such persons permits them to have effective control of the Company and to direct the management and affairs of the Company. See "Management," "Principal Shareholders" and "Certain Transactions."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent upon the performance of its management team. The Company's future operations could be materially adversely affected if the services of any of the Company's senior executives were to cease to be available to the Company. In particular, the Company is dependent on Rafael Kravec, its Chairman of the Board and Chief Executive Officer, who has extensive experience in the fragrance distribution business. The Company has an employment agreement with Mr. Kravec that extends through April 2000. See "Management."

MANAGEMENT DISCRETION REGARDING PROCEEDS OF THE OFFERING

     Approximately $43.6 million of the net proceeds of the Offering are available for general corporate purposes, including working capital support and acquisitions. Management has broad discretion as to the specific uses and the timing of application of such portion of the Offering proceeds, to the extent permitted by the Indenture. Pending the Company's use of such proceeds for general corporate purposes and possible acquisitions, such proceeds will be placed in short-term, interest-bearing, investment-grade debt securities, certificates of deposit or direct or guaranteed obligations of the United States, to the extent permitted by the Indenture. See "Use of Proceeds."

CHANGES IN THE RETAIL INDUSTRY

     From time to time, major retailers, including certain of the Company's customers, have suffered financial difficulties. While no material adverse effect on the Company's business or financial condition has resulted from the financial difficulties of any of its customers, there can be no assurance that this will continue to be the case. In addition, the retail industry has periodically experienced consolidation and other ownership changes. Major retailers in the United States and in foreign markets may in the future consolidate, undergo restructuring or realign their affiliations, which could decrease the number of stores that sell the Company's products or increase the ownership concentration within the retail industry. While such changes in the retail industry to date have not had a material adverse effect on the Company's business or financial condition, there can be no assurance as to the future effect of any such changes.

FRAUDULENT CONVEYANCE

     The incurrence by the Company of indebtedness under the Senior Notes to repay its existing debt, and the issuance of any Subsidiary Guarantee of the Senior Notes by any Subsidiary Guarantor, may be subject to review under relevant federal and state fraudulent conveyance laws in a bankruptcy case involving, or a lawsuit commenced by or on behalf of unpaid creditors of, the Company or any Subsidiary Guarantor. Under such laws, if a court were to find that (i)(a) at the time the Senior Notes were issued, the Company or (b) at the time any Subsidiary Guarantee was issued, the respective Subsidiary Guarantor, had incurred the indebtedness under the Senior Notes or the Subsidiary Guarantee, as the case may be, with the intent of delaying or defrauding creditors or (ii) the Company or the respective Subsidiary Guarantor, as the case may be, received less than reasonably equivalent value or fair consideration for the Senior Notes or the Subsidiary Guarantee, as the case may be, and (x) was insolvent or rendered insolvent by reason of such transaction,
(y) was engaged in a business or transaction for which the assets remaining with the Company or the respective Subsidiary Guarantor, as the case may be, constituted unreasonably small capital, or (z) intended to incur, or believed that it would incur, debts that it would be unable to pay when due, such court could subordinate the Senior Notes or the Subsidiary Guarantee, as the case may be, to present or future indebtedness of the Company or the respective Subsidiary Guarantor, as the case may be, avoid the issuance of some or all of the debt under the Senior Notes or the Subsidiary Guarantee, as the case may be, direct the repayment of any amounts paid thereunder to the Company or the respective Subsidiary Guarantor, as the case may be, or to a fund for the benefit of the creditors of the Company or the respective Subsidiary Guarantor, as the case may be, or take other action which would be detrimental to the holders of the Senior Notes.

     The Company believes that the indebtedness represented by the Senior Notes is being incurred for proper purposes and in good faith, that the Company is receiving reasonably equivalent value or fair consideration for incurring such indebtedness, that the Company was, is and will be solvent under the foregoing standards and that it had, has and will have sufficient capital for carrying on its business and was, is, and will be able to pay its debts as they mature. There can be no assurance, however, that a court would reach the same conclusions.

ABSENCE OF A PUBLIC MARKET FOR EXCHANGE NOTES

     The Exchange Notes will constitute a new issue of securities for which there is no established trading market. The Company does not intend to list the Exchange Notes on any national securities exchange or to seek the admission of the Senior Notes for quotation through the National Association of Securities Dealers Automated Quotation System. Although the Initial Purchasers have advised the Company that they currently intend to make a market in the Exchange Notes, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the pendency of any Shelf Registration Statement. See "Exchange Offer; Registration Rights." There can be no assurance as to the development or liquidity of any market for the Exchange Notes, the ability of the holders of the Exchange Notes to sell their Exchange Notes or the price at which the holders would be able to sell their Exchange Notes. Future trading prices of the Exchange Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's operating results and the market for similar securities.

                              THE EXCHANGE OFFER

GENERAL

     The Company hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal (which together constitute the Exchange Offer), to exchange up to $115 million aggregate principal amount of Exchange Notes for a like aggregate principal amount of Initial Notes properly tendered on or prior to the Expiration Date and not withdrawn as permitted pursuant to the procedures described below. The Exchange Offer is being made with respect to any and all of the Initial Notes.

     As of the date of this Prospectus, $115 million aggregate principal amount of the Initial Notes is outstanding. This Prospectus, together with the Letter
of Transmittal, is first being sent on or about        , 1997, to all holders of
Initial Notes registered on the note register of the Company. The Company's obligation to accept Initial Notes for exchange pursuant to the Exchange Offer is subject to certain conditions set forth under "Certain Conditions to the Exchange Offer" below. The Company currently expects that each of the conditions will be satisfied and that no waivers will be necessary.

PURPOSE OF THE EXCHANGE OFFER

     The Initial Notes were issued on May 13, 1997 in a transaction exempt from the registration requirements of the Securities Act. Accordingly, the Initial Notes may not be reoffered, resold, or otherwise transferred unless so registered or unless an applicable exemption from the registration and prospectus delivery requirements of the Securities Act is available.

     In connection with the issuance and sale of the Initial Notes, the Company entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement relating to the Exchange Offer not later than 30 days after the date of issuance of the Initial Notes, and to use its reasonable best efforts to cause the registration statement relating to the Exchange Offer to become effective under the Securities Act not later than 150 days after the date of issuance of the Initial Notes and the Exchange Offer to be consummated not later than 30 business days after the date of the effectiveness of the Registration Statement (or use its reasonable best efforts to cause to become effective a shelf registration statement with respect to resales of the Initial Notes by the 150th calendar day after the date on which the Company becomes obligated to file such shelf registration statement). A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement.

     The Exchange Offer is being made by the Company to satisfy its obligations with respect to the Registration Rights Agreement. The term "holder," with respect to the Exchange Offer, means any person in whose name Initial Notes are registered on the note register of the Company or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Initial Notes are held of record by The Depository Trust Company. Other than pursuant to the Registration Rights Agreement, the Company is not required to file any registration statement to register any outstanding Initial Notes. Holders of Initial Notes who do not tender their Initial Notes or whose Initial Notes are tendered but not accepted would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act, if they wish to sell their Initial Notes.

     The Company is making the Exchange Offer in reliance on the position of the staff of the SEC as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by a holder (other than any holder who is a broker-dealer or an

"affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. See "--Resale of Exchange Notes." Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS OF THE EXCHANGE

     The Company hereby offers to exchange, subject to the conditions set forth herein and in the Letter of Transmittal accompanying this Prospectus, $1,000 in principal amount of Exchange Notes for each $1,000 in principal amount of the Initial Notes. The terms of the Exchange Notes are identical in all material respects to the terms of the Initial Notes for which they may be exchanged pursuant to this Exchange Offer, except that the Exchange Notes will generally be freely transferable by holders thereof and will not be subject to any covenant regarding registration under the Securities Act. The Exchange Notes will evidence the same indebtedness as the Initial Notes and will be entitled to the benefits of the Indenture. See "Description of the Senior Notes."

     The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange.

     The Company has not requested, and does not intend to request, an interpretation by the staff of the SEC with respect to whether the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Initial Notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Instead, based on an interpretation by the staff of the SEC set forth in a series of no-action letters issued to third parties, the Company believes that Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for sale, resold and otherwise transferred by any holder of such Exchange Notes (other than any such holder that is a broker-dealer or is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes and neither such holder nor any other such person is engaging in or intends to engage in a distribution of such Exchange Notes. Since the SEC has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer. Any holder who is an affiliate of the Company or who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and cannot rely on such interpretation by the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

     Interest on the Exchange Notes will accrue from the last Interest Payment Date on which interest was paid on the Initial Notes so surrendered or, if no interest has been paid on such Initial Notes, from May 13, 1997.

     Tendering holders of the Initial Notes shall not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the Initial Notes pursuant to the Exchange Offer.

EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENT

     The Exchange Offer will expire at 5:00 p.m., New York City time, on       ,
1997, unless the Company, has extended the period of time for which the Exchange Offer is open (such date, as it may be extended, is referred to herein as the "Expiration Date"). The Expiration Date will be at least 20 business days after the commencement of the Exchange Offer in accordance with Rule 14e-1(a) under the Exchange Act. The Company expressly reserves the right, at any time or from time to time, in its sole discretion, to extend the period of time during which the Exchange Offer is open, and thereby delay acceptance for exchange of any Initial Notes, by giving oral or written notice to the Exchange Agent and by timely public announcement no later than 9:00 a.m. New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Initial Notes previously tendered will remain subject to the Exchange Offer unless properly withdrawn.

     The Company expressly reserves the right to (i) terminate or amend the Exchange Offer and not to accept for exchange any Initial Notes not theretofore accepted for exchange upon the occurrence of any of the events specified below under "Certain Conditions to the Exchange Offer" which have not been waived by the Company and (ii) amend the terms of the Exchange Offer in any manner which, in its good faith judgment, is advantageous to the holders of the Initial Notes, whether before or after any tender of the Initial Notes. If any such termination or amendment occurs, the Company will notify the Exchange Agent and will either issue a press release or give oral or written notice to the holders of the Initial Notes as promptly as practicable.

     For purposes of the Exchange Offer, a "business day" means any day other than Saturday, Sunday or a date on which banking institutions are required or authorized by New York State law to be closed, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Unless the Company terminates the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date, the Company will, subject to the conditions described under "--Certain Conditions to the Exchange Offer," exchange the Exchange Notes for the Initial Notes on the Exchange Date.

PROCEDURES FOR TENDERING INITIAL NOTES

     The tender to the Company of Initial Notes by a holder thereof as set forth below and the acceptance thereof by the Company will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal.

     A holder of Initial Notes may tender the same by (i) properly completing and signing the Letter of Transmittal or a facsimile thereof (all references in this Prospectus to the Letter of Transmittal shall be deemed to include a facsimile thereof) and delivering the same, together with the certificate or certificates representing the Initial Notes being tendered and any required signature guarantees and any other documents required by the Letter of Transmittal, to the Exchange Agent at its address set forth below on or prior to the Expiration Date (or complying with the procedure for book-entry transfer described below) or (ii) complying with the guaranteed delivery procedures described below.

     Any beneficial owner whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such beneficial owner's own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering the Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     THE METHOD OF DELIVERY OF INITIAL NOTES, LETTERS OF TRANSMITTAL AND ALL OF THE REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDER. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO INSURE TIMELY DELIVERY. NO INITIAL NOTES OR LETTERS OF TRANSMITTAL SHOULD BE SENT TO THE COMPANY.

     If tendered Initial Notes are registered in the name of the signer of the Letter of Transmittal and the Exchange Notes to be issued in exchange therefor are to be issued (and any untendered Initial Notes are to be reissued) in the name of the registered holder (which term, for the purposes described herein, shall include any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security listing as the owner of Initial Notes), the signature of such signer need not be guaranteed. In any other case, the tendered Initial Notes must be endorsed or accompanied by written instruments of transfer in form satisfactory to the Company and duly executed by the registered holder, and the signature on the endorsement or instrument of transfer must be guaranteed by a bank, broker, dealer, credit union, savings association, clearing agency or other institution (each an "Eligible Institution") that is a member of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 under the Exchange Act. If the Exchange Notes and/or Initial Notes not exchanged are to be delivered to an address other than that of the registered holder appearing on the note register for the Initial Notes, the signature in the Letter of Transmittal must be guaranteed by an Eligible Institution.

     The Exchange Agent will make a request within two business days after the date of receipt of this Prospectus to establish accounts with respect to the Initial Notes at the Book-Entry Transfer Facility for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Initial Notes by causing such Book-Entry Transfer Facility to transfer such Initial Notes into the Exchange Agent's account with respect to the Initial Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of Initial Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal with any required signature guarantee and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth below on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures.

     If a holder desires to tender Initial Notes in the Exchange Offer and time will not permit a Letter of Transmittal or Initial Notes to reach the Exchange Agent before the Expiration Date or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if the Exchange Agent has received at its address set forth below on or prior to the Expiration Date, a letter, telegram or facsimile transmission (receipt confirmed by telephone and an original delivered by guaranteed overnight courier) from an Eligible Institution setting forth the name and address of the tendering holder, the names in which the Initial Notes are registered and, if possible, the certificate numbers of the Initial Notes to be tendered, and stating that the tender is being made thereby and guaranteeing that within three business days after the Expiration Date, the Initial Notes in proper form for transfer (or a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), will be delivered by such Eligible Institution together with a properly completed and duly executed Letter of Transmittal (and any other required documents). Unless Initial Notes being tendered by the above-described method are deposited with the Exchange Agent within the time period set forth above (accompanied or preceded by a properly completed Letter of Transmittal and any other required documents), the Company may, at its option, reject the tender. Copies of the notice of guaranteed delivery ("Notice of Guaranteed Delivery") which may be used by Eligible Institutions for the purposes described in this paragraph are available from the Exchange Agent.

     A tender will be deemed to have been received as of the date when (i) the tendering holder's properly completed and duly signed Letter of Transmittal accompanied by the Initial Notes (or a confirmation of book-entry transfer of such Initial Notes into the Exchange Agent's account at the

Book-Entry Transfer Facility) is received by the Exchange Agent, or (ii) a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) from an Eligible Institution is received by the Exchange Agent. Issuances of Exchange Notes in exchange for Initial Notes tendered pursuant to a Notice of Guaranteed Delivery or letter, telegram or facsimile transmission to similar effect (as provided above) by an Eligible Institution will be made only against deposit of the Letter of Transmittal (and any other required documents) and the tendered Initial Notes.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance of Initial Notes tendered for exchange will be determined by the Company in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any and all tenders of any particular Initial Notes not properly tendered or not to accept any particular Initial Notes which acceptance might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the absolute right to waive any defects or irregularities or conditions of the Exchange Offer as to any particular Initial Notes either before or after the Expiration Date (including the right to waive the ineligibility of any holder who seeks to tender Initial Notes in the Exchange Offer). The interpretation of the terms and conditions of the Exchange Offer (including the Letter of Transmittal and the instructions thereto) by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes for exchange must be cured within such reasonable period of time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of Initial Notes for exchange, nor shall any of them incur any liability for failure to give such notification.

     If the Letter of Transmittal is signed by a person or persons other than the registered holder or holders of Initial Notes, such Initial Notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders appear on the Initial Notes.

     If the Letter of Transmittal or any Initial Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Company, proper evidence satisfactory to the Company of their authority to so act must be submitted.

     By tendering, each holder will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being acquired in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such Exchange Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company, or if it is an affiliate, it will comply with the registration and prospectus requirements of the Securities Act to the extent applicable.

     Each broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Initial Notes acquired directly from the Company) must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL

     The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

     The party tendering Initial Notes for exchange (the "Transferor") exchanges, assigns and transfers the Initial Notes to the Company and irrevocably constitutes and appoints the Exchange Agent as the

Transferor's agent and attorney-in-fact to cause the Initial Notes to be assigned, transferred and exchanged. The Transferor represents and warrants that it has full power and authority to tender, exchange, assign and transfer the Initial Notes and to acquire Exchange Notes issuable upon the exchange of such tendered Initial Notes, and that, when the same are accepted for exchange, the Company will acquire good and unencumbered title to the tendered Initial Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim. The Transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Company to be necessary or desirable to complete the exchange, assignment and transfer of tendered Initial Notes or transfer ownership of such Initial Notes on the account books maintained by a Book-Entry Transfer Facility. The Transferor further agrees that acceptance of any tendered Initial Notes by the Company and the issuance of Exchange Notes in exchange therefor shall constitute performance in full by the Company of certain of its obligations under the Registration Rights Agreement. All authority conferred by the Transferor will survive the death or incapacity of the Transferor and every obligation of the Transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such Transferor.

     The Transferor certifies that it is not an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and that it is acquiring the Exchange Notes offered hereby in the ordinary course of such Transferor's business and that such Transferor has no arrangement with any person to participate in the distribution of such Exchange Notes. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. Each Transferor which is a broker-dealer receiving Exchange Notes for its own account must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company will, for a period of one year after the Exchange Date, make copies of this Prospectus available to any broker-dealer for use in connection with any such resale.

WITHDRAWAL RIGHTS

     Tenders of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     For a withdrawal to be effective, a written notice of withdrawal sent by telegram, facsimile transmission (receipt confirmed by telephone) or letter must be received by the Exchange Agent at the address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having tendered the Initial Notes to be withdrawn (the "Depositor"), (ii) identify the Initial Notes to be withdrawn (including the certificate number or numbers and principal amount of such Initial Notes), (iii) specify the principal amount of Initial Notes to be withdrawn, (iv) include a statement that such holder is withdrawing his election to have such Initial Notes exchanged, (v) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered or as otherwise described above (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee under the Indenture register the transfer of such Initial Notes into the name of the person withdrawing the tender and (vi) specify the name in which any such Initial Notes are to be registered, if different from that of the Depositor. The Exchange Agent will return the properly withdrawn Initial Notes promptly following receipt of notice of withdrawal. If Initial Notes have been tendered pursuant to the procedure for book-entry transfer, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Initial Notes or otherwise comply with the Book-Entry Transfer Facility's procedure. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by the Company in its sole discretion and such determination will be final and binding on all parties.

     Any Initial Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Initial Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such Initial Notes will be credited to an account with such Book-Entry Transfer Facility specified by the holder) as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Initial Notes may be retendered by following one of the procedures described under "Procedures for Tendering Initial Notes" above at any time on or prior to the Expiration Date.

ACCEPTANCE OF INITIAL NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

     Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will accept, promptly on the Exchange Date, all Initial Notes properly tendered and will issue the Exchange Notes promptly after such acceptance. See "Certain Conditions to the Exchange Offer" below. For purposes of the Exchange Offer, the Company shall be deemed to have accepted properly tendered Initial Notes for exchange when, as and if the Company has given oral or written notice thereof to the Exchange Agent.

     For each Initial Note accepted for exchange, the holder of such Initial Note will receive an Exchange Note having a principal amount equal to that of the surrendered Initial Note.

     In all cases, issuance of Exchange Notes for Initial Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Initial Notes or a timely book-entry confirmation of such Initial Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Initial Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Initial Notes are submitted for a greater principal amount than the holder desires to exchange, such unaccepted or non-exchanged Initial Notes will be returned without expense to the tendering holder thereof (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described above, such non-exchanged Initial Notes will be credited to an account maintained with such Book-Entry Transfer Facility) as promptly as practicable after the Exchange Date.

CERTAIN CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Initial Notes and may terminate or amend the Exchange Offer (by oral or written notice to the Exchange Agent or by a timely press release) if at any time before the acceptance of such Initial Notes for exchange or the exchange of the Exchange Notes for such Initial Notes, any of the following conditions exist:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority or any injunction, order or decree is issued with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

    (b) any change (or any development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company that is or may be adverse to the

          Company, or the Company shall have become aware of facts that have or may have adverse significance with respect to the value of the Initial Notes or the Exchange Notes or that may materially impair the contemplated benefits of the Exchange Offer to the Company; or

    (c) any law, rule or regulation or applicable interpretations of the staff of the SEC is issued or promulgated which, in the good faith determination of the Company, do not permit the Company to effect the Exchange Offer; or

    (d) any governmental approval has not been obtained, which approval the Company, in its sole discretion, deems necessary for the consummation of the Exchange Offer; or

    (e) there shall have been proposed, adopted or enacted any law, statute, rule or regulation (or an amendment to any existing law statute, rule or regulation) which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

    (f) there shall occur a change in the current interpretation by the staff of the SEC which permits the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Notes; or

    (g) there shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market (whether or not mandatory), (ii) any limitation by any governmental agency or authority which may adversely affect the ability of the Company to complete the transactions contemplated by the Exchange Offer, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iv) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (v) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other leading institutions in the United States, or
          (vi) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

     The Company expressly reserves the right to terminate the Exchange Offer and not accept for exchange any Initial Notes upon the occurrence of any of the foregoing conditions (which represent all of the material conditions to the acceptance by the Company of properly tendered Initial Notes). In addition, the Company may amend the Exchange Offer at any time prior to the Expiration Date if any of the conditions set forth above occur. Moreover, regardless of whether any of such conditions has occurred, the Company may amend the Exchange Offer in any manner which, in its good faith judgment, is advantageous to holders of the Initial Notes.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. If the Company waives or amends the foregoing conditions, it will, if required by law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Expiration Date would otherwise occur within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.

     In addition, the Company will not accept for exchange any Initial Notes tendered, and no Exchange Notes will be issued in exchange for any such Initial Notes, if at such time any stop order shall be threatened or in effect with respect to the Registration Statement of which this Prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939, as amended. In any such event the Company is required to use every reasonable effort to obtain the withdrawal of any stop order at the earliest possible time.

     The Exchange Offer is not conditioned upon any minimum principal amount of Initial Notes being tendered for exchange.

EXCHANGE AGENT

     Marine Midland Bank has been appointed as the Exchange Agent for the Exchange Offer. All executed Letters of Transmittal should be directed to the Exchange Agent at one of the addresses set forth below:

  BY HAND/OVERNIGHT COURIER:                 BY MAIL:
  Marine Midland Bank                        (INSURED OR REGISTERED RECOMMENDED)
  Attention: Corporate Trust Operations      Marine Midland Bank
  140 Broadway, Level A                      Attention: Corporate Trust Operations
  New York, New York 10005-1180              140 Broadway, Level A
                                             New York, New York 10005-1180

  BY FACSIMILE: (212) 658-2292
                Attention: Paulette Shaw
                Telephone: (212) 658-5931

Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent at the address and telephone number set forth in the Letter of Transmittal.

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH IN THE LETTER OF TRANSMITTAL, OR TRANSMISSIONS OF INSTRUCTIONS VIA A FACSIMILE OR TELEX NUMBER OTHER THAN THE ONES SET FORTH IN THE LETTER OF TRANSMITTAL, WILL NOT CONSTITUTE A VALID DELIVERY.

SOLICITATION OF TENDERS; FEES AND EXPENSES

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this and other related documents to the beneficial owners of the Initial Notes and in handling or forwarding tenders for their customers.

     The estimated cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $150,000, which includes fees and expenses of the Exchange Agent, Trustee, registration fees, accounting, legal, printing and related fees and expenses.

     No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this Prospectus. If given or made, such information or representations should not be relied upon as having been authorized by the Company.

     Neither the delivery of this Prospectus nor any exchange made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the respective dates as of which information is given herein. The Exchange Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Initial Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Company may, at its discretion, take such action as it may deem necessary to make the Exchange Offer in any such jurisdiction and extend the Exchange Offer to holders of Initial Notes in such jurisdiction.

TRANSFER TAXES

     The Company will pay all transfer taxes, if any, applicable to the exchange of Initial Notes pursuant to the Exchange Offer. If, however, certificates representing Exchange Notes or Initial Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Initial Notes tendered, or if tendered Initial Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Initial Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the carrying value of the Initial Notes as reflected in the Company's accounting records on the Exchange Date. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the exchange of Exchange Notes for Initial Notes. Expenses incurred in connection with the issuance of the Exchange Notes will be amortized over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Initial Notes who do not tender their Initial Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Initial Notes as set forth in the legend thereon. Initial Notes not exchanged pursuant to the Exchange Offer will continue to remain outstanding in accordance with their terms. In general, the Initial Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Initial Notes under the Securities Act.

     Participation in the Exchange Offer is voluntary, and holders of Initial Notes should carefully consider whether to participate. Holders of Initial Notes are urged to consult their financial and tax advisors in making their own decision whether or not to tender their Initial Notes. See "Certain Federal Income Tax Consequences."

     As a result of the making of, and upon acceptance for exchange of all validly tendered Initial Notes pursuant to the terms of, this Exchange Offer, the Company will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of Initial Notes who do not tender their Initial Notes in the Exchange Offer will continue to hold such Initial Notes and will be entitled to all the rights and limitations applicable thereto under the Indenture, except for any such rights under the Registration

Rights Agreement that by their terms terminate or cease to have further effectiveness as a result of the making of this Exchange Offer. All untendered Initial Notes will continue to be subject to the restrictions on transfer set forth in the legend thereon. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered Initial Notes could be adversely affected.

     The Company may in the future seek to acquire, subject to the terms of the Indenture, untendered Initial Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Initial Notes which are not tendered in the Exchange Offer.

RESALE OF EXCHANGE NOTES

     The Company is making the Exchange Offer in reliance on the position of the staff of the SEC as set forth in certain interpretive letters addressed to third parties in other transactions. However, the Company has not sought its own interpretive letter and there can be no assurance that the staff would make a similar determination with respect to the Exchange Offer as it has in such interpretive letters to third parties. Based on these interpretations by the staff, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by a holder (other than any holder who is a broker-dealer or an "affiliate" of the Company within the meaning of Rule 405 of the Securities Act) without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in a distribution (within the meaning of the Securities Act) of such Exchange Notes. However, any holder who is an "affiliate" of the Company or who has an arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired pursuant to the Exchange Offer, or any broker-dealer who purchased Initial Notes from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act (i) cannot rely on the applicable interpretations of the staff and (ii) must comply with the registration and prospectus delivery requirements of the Securities Act. A broker-dealer who holds Initial Notes that were acquired for its own account as a result of market-making or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes. Each such broker-dealer that receives Exchange Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities (other than Initial Notes acquired directly from the Company) must acknowledge in the Letter of Transmittal that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by such broker-dealers in connection with such resales. See "Plan of Distribution."

     In addition, to comply with the securities laws of certain jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdiction or an exemption from registration or qualification is available and is complied with. The Company has agreed, pursuant to the Registration Rights Agreement and subject to certain specified limitations therein, to register or qualify the Exchange Notes for offer or sale under the securities or blue sky laws of such jurisdictions as any holder of the Exchange Notes reasonably requests. Such registration or qualification may require the imposition of restrictions or conditions (including suitability requirements for offerees or purchasers) in connection with the offer or sale of any Exchange Notes.

                                  THE COMPANY

     French Fragrances, Inc. ("FFI") was formed as a privately held Florida corporation on June 26, 1992 by Rafael Kravec and a group of investors represented by Bedford in order to acquire the fragrance-related net assets of National Trading Manufacturing, Inc. ("National Trading"). National Trading, a privately held Florida corporation controlled by Rafael Kravec, the Company's Chairman of the Board and Chief Executive Officer, had been engaged in the manufacture and distribution of gold jewelry and other gift items and, beginning in 1981, had also been engaged in the purchase and United States mass-market distribution of prestige perfumes and other fragrance products. In 1992, Rafael Kravec determined to acquire the interests of National Trading's three other shareholders, to cease National Trading's jewelry and gift items business and, with the financial investment and managerial support of Bedford and the investors it represented, to concentrate on expanding the fragrance distribution business, which was acquired from National Trading by FFI on July 2, 1992.

     After the acquisition, the Company experienced significant growth as a distributor of prestige fragrances to the United States mass market. To further enhance its distribution relationships, profitability and industry position, the Company began acquiring ownership of or exclusive United States distribution rights to a selection of prestige fragrance and cosmetic brands. As a result of its growth, the Company determined that its then existing physical facilities had become inadequate. On November 30, 1995, it acquired its present distribution facility in Miami Lakes, Florida (the "Miami Lakes Facility") and became a publicly held company through the merger of FFI with and into Suave Shoe Corporation ("Suave"), a publicly held company that had previously discontinued its shoe manufacturing and distribution operations (the "Merger"). Following the Merger, Suave, as the surviving corporation, changed its name to French Fragrances, Inc., and its operations consist entirely of the fragrance business of FFI, which was the acquiror in the Merger for financial reporting purposes.

     The Company's principal executive offices are located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, and its telephone number is (305) 818-8000.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "FRAG." The closing sales price of the Common Stock on June 5, 1997 was $9.875 per share.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds or incur any additional indebtedness as a result of the issuance of the Exchange Notes pursuant to the Exchange Offer.

     The estimated net proceeds to the Company from the Offering were approximately $110.9 million (after deducting fees and expenses estimated to be $4.1 million). The following table summarizes the uses of the proceeds of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Certain Indebtedness."

                                                                      (IN THOUSANDS)
Repayment of:
 Outstanding borrowings under the Existing Credit Facility   ......         $ 48,700
 8.0% Secured Subordinated Debentures Series I Due 2005   .........            7,400
 8.0% Secured Subordinated Debentures Series II Due 2005  .........            3,000
 8.5% Subordinated Debentures Due 1999(1)  ........................            4,000
 Fine Fragrances Credit Line   ....................................            2,200
Fine Fragrances Acquisition cash purchase price(2)  ...............            2,000
General corporate purposes(3)  ....................................           43,600
                                                                          ----------
    Total uses  ...................................................         $110,900
                                                                          ==========

----------------

(1) An aggregate of $4.0 million principal amount of 8.5% Subordinated Debentures Due 1999 ("8.5% Subordinated Debentures") was retired at an aggregate discount to par of $0.1 million, plus accrued interest to May 13, 1997.

(2) Does not include the Fine Fragrances Additional Payment. See "Business--Fine Fragrances Acquisition."

(3) Includes working capital support and acquisitions to the extent permitted under the Indenture.

                                 CAPITALIZATION

     The following table sets forth the cash and capitalization of the Company as of January 31, 1997, and pro forma for (i) the Offering, (ii) the application of the net proceeds therefrom and (iii) the Fine Fragrances Acquisition as if such transactions had occurred as of January 31, 1997. The following table should be read in conjunction with the Company's Consolidated Financial Statements (including the related notes) and the other historical and pro forma financial information included elsewhere in this Prospectus.

                                                                                  AS OF JANUARY 31, 1997
                                                                                 ------------------------
                                                                                 ACTUAL       PRO FORMA
                                                                                 ----------   -----------
                                                                                      (IN THOUSANDS)
Cash and cash equivalents    ................................................... $    856      $ 52,573
                                                                                 =========     =========
Total debt (1):
 Senior Notes    ............................................................... $     --      $115,000
 Existing Credit Facility    ...................................................   41,965            --
 New Credit Facility(2)   ......................................................       --             0
 8.0% Series I Debentures    ...................................................    7,435            --
 8.0% Series II Debentures   ...................................................    3,000            --
 Halston Note(3)    ............................................................    2,000         2,000
 Mortgage Note(4)   ............................................................    5,944         5,944
 Capital lease and installment loans  ..........................................    1,271         1,271
 8.5% Subordinated Debentures(5)   .............................................   11,080         7,080
 7.5% Convertible Subordinated Debentures(6)   .................................    5,460         5,460
                                                                                 ---------     ---------
    Total debt   ...............................................................   78,155       136,755
Shareholders' equity:
 Convertible, redeemable preferred stock:
  Series B, $.01 par value (liquidation preference $.01 per share); 350,000 shares authorized; 316,005 shares issued and outstanding actual and pro
  forma ........................................................................        3             3
 Series C, $.01 par value (liquidation preference $.01 per share); 571,429
  shares authorized, issued and outstanding actual and pro forma ...............        6             6
                                                                                 ---------     ---------
 Total convertible, redeemable preferred stock  ................................        9             9
Common stock, $.01 par value; 50,000,000 shares authorized; 13,249,152 shares
 issued and outstanding actual and pro forma   .................................      132           132
Additional paid-in capital   ...................................................   29,185        29,185
Retained earnings(7)   .........................................................   15,354        15,414
                                                                                 ---------     ---------
    Total shareholders' equity  ................................................   44,680        44,740
                                                                                 ---------     ---------
    Total capitalization  ...................................................... $122,835      $181,495
                                                                                 =========     =========

----------------

(1) Includes short-term and long-term debt, but excludes amounts due to affiliates, net.
(2) The New Credit Facility provides for borrowings on a revolving basis of up to $40.0 million for general corporate purposes, including working capital needs and acquisitions, subject to certain borrowing base limitations. See "Description of the New Credit Facility."
(3) In connection with the Halston Acquisition, the Company issued to Halston Borghese, Inc. a $2.0 million term note (the "Halston Note") which matures March 20, 2000. See "Description of Certain Indebtedness."
(4) In June 1996, the Company obtained a $6.0 million mortgage on the Miami Lakes Facility due in June 2004 (the "Mortgage Note") which provides for monthly payments of interest at 8.84%, and a 20-year amortization schedule. See "Description of Certain Indebtedness."
(5) In connection with the FMG Acquisition, the Company issued approximately $11.1 million aggregate principal amount of 8.5% Subordinated Debentures. See "Description of Certain Indebtedness."
(6) The Company's 7.5% Convertible Subordinated Debentures Due 2006 (the "7.5% Convertible Debentures") are due in June 2006, and require interest only payments payable semi-annually until maturity. See "Description of Certain Indebtedness."
(7) The increase in retained earnings represents the gain, net of tax, on the early retirement of $4.0 million principal amount of the 8.5% Subordinated Debentures.

                           PRO FORMA FINANCIAL DATA

     The following Unaudited Pro Forma Condensed Consolidated Financial Statements are based upon the historical financial statements of French Fragrances, Inc. and Fine Fragrances, Inc., and the notes related thereto, contained elsewhere in this Prospectus.

     The Unaudited Pro Forma Condensed Consolidated Statement of Income for the year ended January 31, 1997 is pro forma for, and the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of January 31, 1997 is adjusted to give effect to, (i) the Offering, (ii) the application of the net proceeds therefrom and (iii) the Fine Fragrances Acquisition, as if such transactions had occurred as of February 1, 1996, with respect to the Unaudited Pro Forma Condensed Consolidated Statement of Income, and as of January 31, 1997, with respect to the Unaudited Pro Forma Condensed Consolidated Balance Sheet. See "Use of Proceeds."

     The unaudited pro forma adjustments are based upon available information and certain assumptions which management believes are factually supportable. The Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to represent what the Company's consolidated results of operations or consolidated financial position would have been had the transactions described above actually occurred at the beginning of the relevant period. In addition, the Unaudited Pro Forma Condensed Consolidated Financial Statements do not purport to project the Company's consolidated results of operations or consolidated financial position for the current year or any future date or period.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                                                           AS OF JANUARY 31, 1997
                                              ---------------------------------------------------------------------------------
                                                             HISTORICAL
                                               HISTORICAL       FINE         ACQUISITION           OFFERING
                                                COMPANY      FRAGRANCES     ADJUSTMENTS(1)      ADJUSTMENTS(2)     PRO FORMA
                                              ------------- ------------- ------------------- -------------------- ------------
                                                                               (IN THOUSANDS)
ASSETS
Current assets:
 Cash and cash equivalents    ...............     $    856       $   68        $   (2,000)  (a)    $    53,649  (a) $ 52,573
 Accounts receivable    .....................       35,021        1,452                                               36,473
 Inventories   ..............................       67,989        2,724                                               70,713
 Advances on inventory purchases    .........        3,441                                                             3,441
 Prepaid expenses and other assets  .........          909           83                                                  992
                                                 ---------       -------                                            ---------
    Total current assets   ..................      108,216        4,327            (2,000)              53,649       164,192
Property and equipment, net   ...............       13,817            8                                               13,825
Exclusive brand licenses and
 trademarks, net  ...........................       45,126                          1,107   (b)                       46,233
Due from affiliates, net   ..................                     1,304            (1,095)  (c)                          209
Other assets   ..............................        5,219           75            (2,104)  (d)          4,100   (b)   7,290
                                                 ---------       -------  -----------------   ------------------    ---------
    Total assets  ...........................     $172,378       $5,714        $   (4,092)         $    57,749      $231,749
                                                 =========       =======       ============        =============    =========
LIABILITIES AND
 SHAREHOLDERS' EQUITY
Current liabilities:
 Short-term debt  ...........................     $ 39,631       $  952        $       --          $   (40,583)  (c)$      0
 Accounts payable-trade    ..................       37,330           48                                               37,378
 Other payables and
 accrued expenses    ........................       10,600          717             1,000    (b)            40    (d) 12,357
 Current portion of capital lease,
 installment loans, mortgage
 and term note    ...........................        1,308                                                             1,308
 Due to affiliates, net    ..................        1,614                         (1,095)  (c)                          519
                                                 ---------                -----------------                         ---------
    Total current liabilities    ............       90,483        1,717               (95)             (40,543)       51,562
Long-term obligations:
 Senior Notes  ..............................                                                          115,000  (e)  115,000
 Secured subordinated debentures    .........       10,435                                             (10,435)  (c)      --
 Subordinated debentures   ..................       11,080                                              (4,000)  (c)   7,080
 Convertible subordinated debentures   ......        5,460                                                             5,460
 Mortgage note    ...........................        5,824                                                             5,824
 Term notes    ..............................        3,286                                              (2,333)  (c)     953
 Capital lease and installment loans   ......        1,130                                                             1,130
                                                 ---------                                                          ---------
  Total long-term obligations    ............       37,215            0                 0               98,232       135,447
                                                 ---------       -------       ------------        -------------    ---------
    Total liabilities   .....................      127,698        1,717               (95)              57,689       187,009
Shareholders' equity:
 Convertible, redeemable preferred
 stock   ....................................            9                                                                 9
 Common stock  ..............................          132                                                               132
 Additional paid-in capital   ...............       29,185          500              (500)  (e)                       29,185
 Retained earnings   ........................       15,354        3,497            (3,497)  (f)             60    (f) 15,414
                                                 ---------       -------  -----------------   ------------------    ---------
    Total shareholders' equity   ............       44,680        3,997            (3,997)                  60        44,740
                                                 ---------       -------       ------------        -------------    ---------
    Total liabilities and
 shareholders' equity   .....................     $172,378       $5,714        $   (4,092)         $    57,749      $231,749
                                                 =========       =======       ============        =============    =========

          See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

                         NOTES TO UNAUDITED PRO FORMA
                     CONDENSED CONSOLIDATED BALANCE SHEET
                            AS OF JANUARY 31, 1997
                                 (IN THOUSANDS)

(1) Adjustments to reflect the Fine Fragrances Acquisition:

     (a) Represents the cash purchase price for the Fine Fragrances Acquisition.

     (b) Represents the excess of purchase price over net assets acquired:

 Cash purchase price .................................     $  2,000
 Fine Fragrances Additional Payment ..................        1,000
 Net assets acquired .................................       (1,999)
                                                            --------
   Excess of purchase price   ........................        1,001
 Unamortized exclusive distribution agreements  ......          106
                                                            --------
   Exclusive brand licenses, net .....................     $  1,107
                                                            ========

     (c) Represents the elimination of intercompany debt.

     (d) Represents the elimination of French Fragrances' investment in Fine Fragrances.

     (e) Represents the elimination of Fine Fragrances' common stock.

     (f) Represents the elimination of Fine Fragrances' retained earnings.

(2) Adjustments to reflect the Offering:

   (a) Represents the cash proceeds received from the sale of the Initial Notes available for general corporate purposes and to purchase Fine Fragrances.

   (b) Represents the capitalization of deferred financing fees related to the sale of the Initial Notes.

   (c) Represents the repayment of existing indebtedness with a portion of the proceeds of the Offering.

   (d) Represents income taxes payable related to the gain on the early retirement of $4.0 million principal amount of the 8.5% Subordinated Debentures.

   (e) Represents the issuance of the Initial Notes.

   (f) Represents the gain, net of tax, on the early retirement of $4.0 million principal amount of the 8.5% Subordinated Debentures.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                                                                 FISCAL YEAR ENDED JANUARY 31, 1997
                                         -----------------------------------------------------------------------------------
                                                         HISTORICAL
                                         HISTORICAL         FINE          ACQUISITION           OFFERING
                                          COMPANY        FRAGRANCES      ADJUSTMENTS(1)      ADJUSTMENTS(2)      PRO FORMA
                                         -------------   -------------   -----------------   -----------------   -----------
                                                                    (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
Net sales  ...........................      $ 140,482       $  7,280         $        --          $     --         $ 147,762
Cost of sales    .....................         94,404          4,091                                                  98,495
                                              ---------       --------                                              ---------
  Gross profit   .....................         46,078          3,189                                                  49,267
Operating expenses  ..................         27,856          1,750                  74  (a)                         29,680
                                              ---------       --------   ---------------                            ---------
  Income from operations  ............         18,222          1,439                 (74)                             19,587
Interest expense    ..................         (6,853)           (91)                154  (b)       (7,068)(a)       (13,858)
Interest income  .....................             27            156                (154)  (c)                            29
Other income and equity in earnings
 of unconsolidated affiliate    ......          1,504              5                (396)  (d)         100  (b)        1,213
                                              ---------       --------   ---------------     ---------------        ---------
Income before income taxes   .........         12,900          1,509                (470)           (6,968)            6,971
Provision for income taxes   .........          4,652            568                 (60)  (e)      (2,787)(c)         2,373
                                              ---------       --------   ---------------          ----------        ---------
  Net income  ........................      $   8,248       $    941         $      (410)         $ (4,181)        $   4,598
                                              =========       ========       ===========          ==========        =========
OTHER DATA:
EBITDA (3)    ........................      $  21,885       $  1,440         $        --          $     --         $  23,325
Depreciation and amortization   ......          3,663              1                  74                               3,738
Capital expenditures   ...............          2,487              0                                                   2,487
Cash interest expense (4)    .........          6,853             91                (154)            6,658            13,448
Ratio of EBITDA to cash
 interest expense  .....................                                                                                 1.7x
Ratio of net debt to EBITDA (5)   ......                                                                                 3.6

       See Notes to Unaudited Pro Forma Condensed Consolidated Statement of
                                    Income

              NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                              STATEMENT OF INCOME
                   FOR THE FISCAL YEAR ENDED JANUARY 31, 1997
                                 (IN THOUSANDS)

(1) Adjustments to reflect the Fine Fragrances Acquisition:

   (a) Represents increased amortization expense related to the Fine Fragrances' exclusive brand licenses. The management fee paid to French Fragrances from Fine Fragrances is eliminated as a reduction of operating expenses of French Fragrances and is eliminated as an operating expense of Fine Fragrances.

   (b) Represents the elimination of interest expense on intercompany debt.

   (c) Represents the elimination of interest income on intercompany debt.

   (d) Represents the elimination of French Fragrances' equity in earnings of Fine Fragrances.

   (e) Represents the income tax effect of the acquisition adjustments at an assumed tax rate of 40.0%. French Fragrances' equity in earnings of Fine Fragrances is treated as an intercompany dividend, of which only 20% is taxable. The tax effect of such intercompany dividend is based on an assumed tax rate of 38.5%.

(2) Adjustments to reflect the Offering:

   (a) Represents the repayment of existing indebtedness with a portion of the proceeds of the sale of the Initial Notes as follows:

                                                    PRINCIPAL      INTEREST RATE       INTEREST
                                                    ------------   ----------------   -------------
 Short-term debt   ..............................    $  (40,583)           9.000%       $   (3,939)
 Secured subordinated debentures  ...............       (10,435)           8.000%             (862)
 Subordinated debentures    .....................        (4,000)           8.500%             (245)
 Term note   ....................................        (2,333)           9.750%             (227)
                                                     -----------                         ----------
  Elimination of existing debt    ...............       (57,351)                        $   (5,273)
 Senior Notes   .................................       115,000           10.375%           11,931
 Amortization of deferred financing fees   ......                                              410
                                                                                         ----------
 Net change  ....................................    $   57,649                         $    7,068
                                                     ===========                         ==========

      The 9.0% interest rate on the short-term debt represents the interest rate as of January 31, 1997, on the credit line portion of the Existing Credit Facility. The $2.0 million current portion of the term note issued in the Geoffrey Beene Acquisition included in short-term debt bore interest at 9.75%.

  (b) Represents the gain on the early retirement of $4.0 million principal amount of 8.5% Subordinated Debentures.

  (c) Represents the income tax effect of the Offering adjustments at an assumed tax rate of 40.0%.

(3) EBITDA is defined as operating income, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as a measure of the Company's operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of its ability to meet cash needs. The Company believes that EBITDA is a measure commonly reported and widely used by investors and other interested parties in the fragrance industry as a measure of a fragrance company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors (such as historical cost). Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the fragrance industry and of the Company's debt servicing ability. However, EBITDA may not be comparable in all instances to other similar types of measures used in the fragrance industry.

(4) Cash interest expense is defined as total interest expense less non-cash amortization of deferred financing fees.

(5) Net debt is defined as total debt less cash and cash equivalents.

               SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA

     The selected historical financial data presented below have been derived from the audited consolidated financial statements of the Company, unless otherwise indicated. The selected pro forma financial data for the year ended January 31, 1997 and as of January 31, 1997 are pro forma for (i) the Offering,
(ii) the application of the net proceeds therefrom and (iii) the Fine Fragrances Acquisition. The following selected historical and pro forma financial data should be read in conjunction with "Use of Proceeds," "Capitalization," "Pro Forma Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements of the Company and the Financial Statements of Fine Fragrances, and the notes related thereto, included elsewhere in this Prospectus.

     Effective January 31, 1995, the Company changed its fiscal year end to January 31 from June 30. For this reason, the seven months ended January 31, 1994 and 1995 are presented.

                                                         HISTORICAL(1)
                                     -----------------------------------------------------
                                        FISCAL YEAR ENDED            SEVEN MONTHS
                                            JUNE 30,               ENDED JANUARY 31,
                                     ----------------------- -----------------------------
                                        1993        1994           1994           1995
                                     ----------- ----------- ----------------- -----------
                                                               (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
 Net sales  ........................   $  33,854   $  46,105       $27,415       $  50,922
 Cost of sales    ..................      28,508      37,953        22,693          40,822
                                        --------    --------       --------       ---------
 Gross profit  .....................       5,346       8,152         4,723          10,100
 Operating expenses  ...............       3,604       5,254         2,960           4,940
                                        --------    --------       --------       ---------
 Income from operations ............       1,742       2,898         1,763           5,160
 Interest expense, net of interest
 and other income    ...............       1,091       1,522           819           1,362
 Equity in earnings of
 unconsolidated affiliate  .........         176         166            46             183
 Provision for income taxes   ......         232         531           349           1,490
                                        --------    --------       --------       ---------
 Net income    .....................   $     595   $   1,011        $  641       $   2,492
                                        ========    ========       ========       =========
 Ratio of earnings
 to fixed charges (3)   ............         1.7x        2.0x          2.2x            3.8x
OTHER DATA:
 EBITDA (4)    .....................   $   1,990   $   3,233        $1,964       $   5,366
 Depreciation and amortization  .            248         335           201             206
 Capital expenditures   ............         114         374           240              81
 Net sales growth ..................          --%       36.2%         50.4%(5)        85.7%
 Gross margin (7)    ...............        15.8%       17.7%         17.2%           19.8%
 EBITDA margin (8)   ...............         5.9%        7.0%          7.2%           10.5%
 Cash flows from (used in):
  Operating activities  ............   $  (3,022)  $  (2,593)       $(1,690)     $  (3,917)
  Investing activities  ............      (2,414)       (374)          (240)           (81)
  Financing activities  ............       5,448       3,231          2,458          4,368



                                                   HISTORICAL(1)                PRO FORMA(2)
                                     ------------------------------------------ --------------
                                          TWELVE
                                          MONTHS
                                          ENDED
                                       JANUARY 31,          FISCAL YEAR ENDED JANUARY 31,
                                     ----------------- ---------------------------------------
                                           1995           1996         1997         1997
                                     ----------------- ------------ ----------- --------------
                                       (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT RATIOS)
INCOME STATEMENT DATA:
 Net sales  ........................       $69,612       $  87,979   $ 140,482     $ 147,762
 Cost of sales    ..................        56,108          66,340      94,404        98,495
                                           --------       ---------  ----------      ---------
 Gross profit  .....................        13,504          21,639      46,078        49,267
 Operating expenses  ...............         7,281          13,220      27,856        29,680
                                           --------       ---------  ----------      ---------
 Income from operations ............         6,222           8,419      18,222        19,587
 Interest expense, net of interest
 and other income    ...............         1,992           3,768       5,718        12,616
 Equity in earnings of
 unconsolidated affiliate  .........           303             288         396            --
 Provision for income taxes   ......         1,672           1,931       4,652         2,373
                                           --------       ---------  ----------      ---------
 Net income    .....................        $2,862       $   3,007   $   8,248     $   4,598
                                           ========       =========  ==========      =========
 Ratio of earnings
 to fixed charges (3)   ............           3.1x            2.2x        2.9x          1.5x
OTHER DATA:
 EBITDA (4)    .....................        $6,562       $   9,738   $  21,885     $  23,325
 Depreciation and amortization  .              340           1,320       3,663         3,738
 Capital expenditures   ............           247             149       2,487         2,487
 Net sales growth ..................          62.1%(6)        26.4%       59.7%         68.0%
 Gross margin (7)    ...............          19.4%           24.6%       32.8%         33.3%
 EBITDA margin (8)   ...............           9.4%           11.1%       15.6%         15.8%
 Cash flows from (used in):
  Operating activities  ............        $(4,893)     $   5,179   $ (23,221)
  Investing activities  ............           (247)       (17,983)    (21,117)
  Financing activities  ............          5,245         12,282      45,070
PRO FORMA DATA:
 Cash interest expense (9)    ......                                                 $13,448
 Ratio of EBITDA to cash
 interest expense    ...............                                                     1.7x
 Ratio of net debt to EBITDA (10) ..                                                     3.6


                                        AS OF JUNE 30,                      AS OF JANUARY 31,
                                      -------------------   -------------------------------------------------
                                      1993       1994       1995       1996        1997           1997
                                      --------   --------   --------   --------   ---------   ---------------
                                                                                  ACTUAL      PRO FORMA(11)
                                                                                  ---------   ---------------
BALANCE SHEET DATA:
 Cash and cash equivalents   ......   $   12     $  277     $  646     $  124     $   856          $ 52,573
 Working capital ..................    3,972      4,747      6,874      8,022      17,734           112,630
 Total assets .....................   19,419     30,589     38,378     71,384     172,378           231,749
 Total debt (12) ..................   13,980     16,450     21,153     34,800      78,155           136,755
 Redeemable preferred stock  ......    2,000      2,000      2,000      2,000          --                --
 Shareholders' equity  ............      875      1,887      4,379     17,539      44,680            44,740

                                       (FOOTNOTES ON FOLLOWING PAGE)

 (1) Effective January 31, 1995, the Company changed its fiscal year end to January 31 from June 30 to conform to its business year.

 (2) Pro forma financial data are adjusted to give effect to (i) the Offering,
     (ii) the application of the net proceeds therefrom and (iii) the Fine Fragrances Acquisition as if such transactions had occurred as of February 1, 1996. See "Pro Forma Financial Data" and "Use of Proceeds."

 (3) Earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense, amortization of deferred financing costs and the portion of rent expense that is representative of interest expense.

 (4) EBITDA is defined as operating income, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income
     (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as a measure of the Company's operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of its ability to meet cash needs. The Company believes that EBITDA is a measure commonly reported and widely used by investors and other interested parties in the fragrance industry as a measure of a fragrance company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors (such as historical cost). Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the fragrance industry and of the Company's debt servicing ability. However, EBITDA may not be comparable in all instances to other similar types of measures used in the fragrance industry.

 (5) Represents the increase in net sales over net sales of $18.2 million in the seven months ended January 31, 1993.

 (6) Represents the increase in net sales over net sales of $43.0 million in the twelve months ended January 31, 1994.

 (7) Gross profit as a percentage of net sales for the period indicated.

 (8) EBITDA as a percentage of net sales for the period indicated.

 (9) Cash interest expense is defined as total interest expense less non-cash amortization of deferred financing fees.

(10) Net debt is defined as total debt less cash and cash equivalents.

(11) Pro forma balance sheet data are adjusted to give effect to (i) the Offering, (ii) the application of the net proceeds therefrom and (iii) the Fine Fragrances Acquisition as if such transactions had occurred as of January 31, 1997. See "Use of Proceeds" and "Capitalization."

(12) Includes short-term and long-term debt, but excludes amounts due to affiliates, net, and loans from shareholders.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion contains forward-looking statements. The Company's actual results could differ materially from those discussed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this Prospectus, particularly in "Risk Factors." See "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors." The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and the notes thereto which appear elsewhere in this Prospectus.

OVERVIEW

     The Company's business is the manufacturing, distribution and marketing of prestige fragrances and related cosmetic products. The Company distributes and markets on an exclusive basis in the United States to both department stores and mass-market retailers the Controlled Brands, including, among others, the Geoffrey Beene brands of GREY FLANNEL and BOWLING GREEN, the Halston brands of HALSTON, CATALYST, 1-12 and Z-14, and the brands COLORS OF BENETTON, TRIBU, OMBRE ROSE, OMBRE D'OR, OMBRE BLEUE, FACONNABLE, BALENCIAGA, TALISMAN, RUMBA, LE DIX, LAPIDUS, CREATION, FANTASME, BOGART, WITNESS, ONE MAN SHOW, CHEVIGNON and NIKI DE SAINT PHALLE, as well as the Galenic Elancyl skin care products. In the case of the Halston and Geoffrey Beene fragrance brands, the Company also controls the manufacturing and exclusive worldwide distribution of such brands.

     In addition to the Controlled Brand operations, the Company also distributes, primarily to mass-market retailers, Distributed Brands it obtains from manufacturers and other sources. The Company also owns Fine Fragrances which distributes on an exclusive basis in North America fragrances manufactured by Cofci, including the SALVADOR DALI, SALVADOR, LAGUNA, DALISSIME, DALIMIX, CAFE, TAXI and WATT brands. Prior to the consummation of the Fine Fragrances Acquisition on May 13, 1997, the Company accounted for its investment in Fine Fragrances under the equity method of accounting, whereby its initial investment is recorded at cost, adjusted by its share of the Fine Fragrances' operating results and reduced by distributions received. Upon consummation of the Fine Fragrances Acquisition, Fine Fragrances became a wholly owned subsidiary of the Company, and the Company will account for Fine Fragrances on a consolidated basis. See "Business--Fine Fragrances Acquisition."

     The Controlled Brand operations have somewhat different financial characteristics than the Distributed Brand operations. As a percentage of net sales, the Controlled Brand operations tend to have higher gross margins, as well as higher marketing and selling, general and administrative expenses, than the Distributed Brand operations. The higher gross profits have been greater than the higher marketing and selling, general and administrative expenses associated with the Controlled Brand operations. The acquisition of the licenses and trademarks associated with the Controlled Brand operations also increases amortization expense. Overall, brand contribution margin (operating income after amortization of acquisition costs and amortization of exclusive brand licenses, as a percentage of net sales) of Controlled Brands is greater than that of Distributed Brands.

     Effective with the period ended January 31, 1995, the Company changed its fiscal year end to January 31 from June 30 to conform to its business year. The following discussion of the Company's results of operations is presented for the fiscal years ended January 31, 1997 and January 31, 1996, for the twelve months ended January 31, 1995, for the seven months ended January 31, 1995 and 1994, and for the fiscal years ended June 30, 1994 and 1993.

RESULTS OF OPERATIONS

     The following table sets forth, for each of the periods indicated, certain information relating to the Company's operations expressed as percentages of net sales for the period (percentages may not add due to rounding):

                                                                                            TWELVE
                                              FISCAL YEAR            SEVEN MONTHS           MONTHS           FISCAL YEAR
                                                 ENDED                   ENDED               ENDED              ENDED
                                               JUNE 30,               JANUARY 31,         JANUARY 31,        JANUARY 31,
                                         --------------------- ------------------------- -------------- -----------------------
                                           1993       1994         1994         1995         1995         1996        1997
                                         ---------- ---------- -------------- ---------- -------------- ---------- ------------
                                                                (UNAUDITED)               (UNAUDITED)
INCOME STATEMENT DATA:
 Net sales   ...........................      100.0%     100.0%       100.0%       100.0%       100.0%       100.0%     100.0%
 Cost of sales  ........................       84.2       82.3         82.8         80.2         80.6         75.4       67.2
                                           --------   --------     --------     --------     --------     --------   --------
  Gross profit  ........................       15.8       17.7         17.2         19.8         19.4         24.6       32.8
 Warehouse and shipping expense   ......        2.4        3.0          2.6          2.8          2.9          3.1        3.2
 Selling, general and administrative
 expenses    ...........................        7.5        7.7          7.4          6.5          7.0         10.5       14.0
 Depreciation and amortization    ......        0.7        0.7          0.7          0.4          0.5          1.5        2.6
                                           --------   --------     --------     --------     --------     --------   --------
  Income from operations    ............        5.1        6.3          6.4         10.1          9.0          9.6       13.0
 Interest expense, net of interest and
 other income   ........................        3.2        3.3          3.0          2.7          2.9          4.3        4.1
                                           --------   --------     --------     --------     --------     --------   --------
 Income before equity in earnings
 of unconsolidated affiliate and
 income taxes   ........................        1.9        3.0          3.4          7.5          6.1          5.3        8.9
 Equity in earnings of
 unconsolidated affiliate   ............        0.5        0.4          0.2          0.4          0.4          0.3        0.3
                                           --------   --------     --------     --------     --------     --------   --------
 Income before income taxes    .........        2.4        3.3          3.6          7.8          6.5          5.6        9.2
 Provision for income taxes    .........        0.7        1.2          1.3          2.9          2.4          2.2        3.3
                                           --------   --------     --------     --------     --------     --------   --------
  Net income    ........................        1.8%       2.2%         2.3%         4.9%         4.1%         3.4%       5.9%
                                           ========   ========     ========     ========     ========     ========   ========
OTHER DATA:
 EBITDA(1)   ...........................        5.9%       7.0%         7.2%        10.5%         9.4%        11.1%      15.6%

----------------

(1) EBITDA is defined as operating income, plus depreciation and amortization. EBITDA should not be considered as an alternative to operating income (loss) or net income (loss) (as determined in accordance with generally accepted accounting principles) as a measure of the Company's operating performance or to net cash provided by operating, investing and financing activities (as determined in accordance with generally accepted accounting principles) as a measure of its ability to meet cash needs. The Company believes that EBITDA is a measure commonly reported and widely used by investors and other interested parties in the fragrance industry as a measure of a fragrance company's operating performance and debt servicing ability because it assists in comparing performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon accounting methods (particularly when acquisitions are involved) or nonoperating factors (such as historical cost). Accordingly, this information has been disclosed herein to permit a more complete comparative analysis of the Company's operating performance relative to other companies in the fragrance industry and of the Company's debt servicing ability. However, EBITDA may not be comparable in all instances to other similar types of measures used in the fragrance industry.

 FISCAL YEAR ENDED JANUARY 31, 1997 COMPARED TO THE FISCAL YEAR ENDED JANUARY 31, 1996

     NET SALES. Net sales increased $52.5 million, or 60%, to $140.5 million for the fiscal year ended January 31, 1997 from $88.0 million for the fiscal year ended January 31, 1996. Of the increase in net sales, (i) approximately $28.0 million was attributable to an increase in sales of Controlled Brands resulting primarily from the Halston Acquisition, the FMG Acquisition, the Company's engagement to serve as the exclusive United States distributor of the Benetton fragrance brands and increased sales of the Geoffrey Beene fragrance brands, and (ii) the balance was attributable to an increase in sales of Distributed Brands, including specially designed products, for the mass market. International sales increased to approximately $5.1 million for the fiscal year ended January 31, 1997, compared to approximately $1.2 million for the fiscal year ended January 31, 1996, as a result of both increased sales of Geoffrey Beene products and sales of Halston products since the Halston Acquisition. The increase in net sales represents both an increase in the volume of products sold to existing customers, as well as sales to new customers. Management believes that the increased sales resulted primarily from the Company's ability to provide its customers with a larger selection of products and a continuous, direct supply of product, and the growth in sales of customized gift sets.

     GROSS PROFIT. Gross profit increased $24.5 million, or 113%, to $46.1 million for the fiscal year ended January 31, 1997 from $21.6 million for the fiscal year ended January 31, 1996. The increase in gross profit and gross margin (from 24.6% to 32.8%) was primarily attributable to the increase in product sales of the Controlled Brands, including the Halston, Geoffrey Beene and Benetton brands, as well as the brands formerly distributed by FMG (all of which were at higher gross margins) and an increase in the sale of certain product categories with higher gross margins such as holiday fragrance sets. The increase in gross margin was partially offset by an increase in sales of certain Distributed Brands which typically sell at lower margins.

     WAREHOUSE AND SHIPPING EXPENSE. Warehouse and shipping expenses increased $1.8 million, or 67%, to $4.5 million for the fiscal year ended January 31, 1997, from $2.7 million for the fiscal year ended January 31, 1996. The increase resulted from both the increase in net sales and higher customer service expenses.

     SG&A. Selling, general and administrative expenses increased $10.5 million, or 114%, to $19.7 million for the fiscal year ended January 31, 1997 from $9.2 million for the fiscal year ended January 31, 1996. The increase in selling, general and administrative expenses (which increased as a percentage of net sales from 10.5% to 14.0%) was primarily a result of an increase in advertising and promotional expenses for the Halston and Geoffrey Beene brands, an increase in sales commissions associated with the increase in net sales and the addition of sales, marketing and administrative personnel since the FMG Acquisition in May 1996.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $2.4 million, or 185%, to $3.7 million for the fiscal year ended January 31, 1997 from $1.3 million for the fiscal year ended January 31, 1996. The increase was primarily attributable to increased amortization of intangibles arising from the acquisition of the Halston trademarks in March 1996 and the acquisition of the exclusive license agreements in the FMG Acquisition in May 1996.

     INTEREST EXPENSE, NET. Interest expense, net of interest income, increased $2.7 million, or 66%, to $6.8 million for the fiscal year ended January 31, 1997 from $4.1 million for the fiscal year ended January 31, 1996. This increase was primarily due to the increase in average debt outstanding resulting from the Halston Acquisition and the FMG Acquisition and increased borrowings under the revolving portion of the Existing Credit Facility to accommodate increased working capital requirements, including the increased inventory levels needed to support higher net sales.

     OTHER INCOME. Other income primarily reflects the receipt by the Company of $0.5 million from the September 1996 sale of the common stock of a company engaged in an unrelated business which

Suave had held since 1984, as well as approximately $0.1 million from the sale of shoe products and equipment held by the Company from before the Merger.

     EQUITY IN EARNINGS OF AFFILIATE. Equity in earnings of unconsolidated affiliate increased $0.1 million, or 33%, to $0.4 million for the fiscal year ended January 31, 1997 from $0.3 million for the fiscal year ended January 31, 1996, as a result of increases in net sales by Fine Fragrances of fragrance products manufactured by Cofci, partially offset by an increase in the management fee paid to the Company.

     NET INCOME. Net income increased $5.2 million, or 173%, to $8.2 million for the fiscal year ended January 31, 1997, from $3.0 million for the fiscal year ended January 31, 1996, primarily as a result of the increase in net sales and gross profit which were partially offset by increased amortization expenses resulting from the Halston Acquisition and the FMG Acquisition, increased interest expense and increased selling expenses.

     EBITDA. EBITDA increased $12.2 million, or 126%, to $21.9 million for the fiscal year ended January 31, 1997 from $9.7 million for the fiscal year ended January 31, 1996. The EBITDA margin increased to 15.6% for the fiscal year ended January 31, 1997 from 11.1% for the fiscal year ended January 31, 1996. The increase was primarily attributable to the increase in gross profit discussed above, partially offset by the increase in selling, general and administrative expenses.

 FISCAL YEAR ENDED JANUARY 31, 1996 COMPARED TO TWELVE MONTHS ENDED JANUARY 31, 1995

     NET SALES. Net sales increased $18.4 million, or 26%, to $88.0 million for the fiscal year ended January 31, 1996 from $69.6 million for the twelve months ended January 31, 1995. Management estimates that approximately $9.6 million of the increase in net sales was attributable to new customers and approximately $8.8 million was attributable to increased sales to existing customers. Approximately $4.3 million of the net sales increase represented an increase in net sales of Geoffrey Beene products over the prior year due to the Company's acquisition of that brand in March 1995. Management believes that increased sales to existing customers and sales to new customers resulted from both the Company's ability to provide these accounts with a continuous, direct supply of product and a larger selection of products.

     GROSS PROFIT. Gross profit increased $8.1 million, or 60%, to $21.6 million for the fiscal year ended January 31, 1996 from $13.5 million for the twelve months ended January 31, 1995. The increases in gross profit and gross margin (from 19.4% to 24.6%) were primarily attributable to an increase in the sale of certain products with higher gross margins such as custom packaged products, and additional Geoffrey Beene product sales which were also at higher gross margins.

     WAREHOUSE AND SHIPPING EXPENSE. Warehouse and shipping expenses increased $0.7 million, or 33%, to $2.7 million for the fiscal year ended January 31, 1996, from $2.0 million for the twelve months ended January 31, 1995. The increase resulted from the increase in net sales.

     SG&A. Selling, general and administrative expenses increased $4.3 million, or 87%, to $9.2 million for the fiscal year ended January 31, 1996 from $4.9 million for the twelve months ended January 31, 1995. The increase in selling, general and administrative expenses (which increased as a percentage of net sales from 7.0% to 10.5%) was primarily a result of increases in sales and marketing costs attributable to the higher level of sales, the Geoffrey Beene Acquisition and higher marketing expenses (including approximately $1.3 million of national media advertising related to Geoffrey Beene products and approximately $2.3 million of additional sales and marketing expenses resulting from increased sales volumes).

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization increased $1.0 million, or 289%, to $1.3 million for the fiscal year ended January 31, 1996 from $0.3 million for the twelve months ended

January 31, 1995. The increase was attributable to increased amortization of intangibles arising from the acquisition of the Geoffrey Beene license in March 1995.

     INTEREST EXPENSE, NET. Interest expense, net of interest and other income, increased 89% to $3.8 million for the fiscal year ended January 31, 1996 from $2.0 million for the twelve months ended January 31, 1995. This increase was primarily due to the increase in average debt outstanding as a result of the Geoffrey Beene Acquisition in which the Company issued $8.2 million aggregate principal amount of subordinated debentures and a $7.0 million term note under the Existing Credit Facility. The increase in interest expense also reflected higher interest rates in 1996 and increased borrowings under the revolving portion of the Existing Credit Facility to accommodate increased working capital requirements, including the increased inventory levels needed to support higher net sales. See "--Liquidity and Capital Resources."

     EQUITY IN EARNINGS OF AFFILIATE. Equity in earnings of unconsolidated affiliate decreased $16,000, or 5%, to $288,000 for the fiscal year ended January 31, 1996 from $303,000 for the twelve months ended January 31, 1995, as a result of increases in sales and marketing expenses incurred by Fine Fragrances relating to products manufactured by Cofci.

     NET INCOME. Net income increased $0.1 million, or 5%, to $3.0 million for the fiscal year ended January 31, 1996, compared to net income of $2.9 million for the twelve months ended January 31, 1995, primarily as a result of the increase in net sales and gross profit which were partially offset by higher sales, marketing, interest and amortization expenses.

     EBITDA. EBITDA increased $3.1 million, or 47%, to $9.7 million for the fiscal year ended January 31, 1996 from $6.6 million for the twelve months ended January 31, 1995. The EBITDA margin increased to 11.1% for the fiscal year ended January 31, 1996 from 9.4% for the twelve months ended January 31, 1995. The increase was primarily attributable to the increase in gross profit discussed above, partially offset by the increase in selling, general and administrative expenses.

 SEVEN MONTHS ENDED JANUARY 31, 1995 COMPARED TO SEVEN MONTHS ENDED JANUARY 31, 1994

     NET SALES. Net sales increased $23.5 million, or 86%, to $50.9 million for the seven months ended January 31, 1995 from $27.4 million for the seven months ended January 31, 1994, as a result of additional distribution sales. Management believes that the increase in distribution sales resulted primarily from significant increases in sales to certain mass-market customers due to the Company's ability to provide these accounts with continuous, direct supply of product, and the ongoing development and growth of certain product categories such as custom packaged products. Management also believes that sales levels were aided by an increased emphasis on marketing activities to mass-market customers.

     GROSS PROFIT. Gross profit increased $5.4 million, or 114%, to $10.1 million for the seven months ended January 31, 1995 from $4.7 million for the seven months ended January 31, 1994. The increases in gross profit and in gross margin (from 17.2% to 19.8%) were primarily attributable to favorable product purchases during the seven months ended January 31, 1995, as well as an increase in sales of certain product categories, such as custom packaged products, with higher gross margins.

     WAREHOUSE AND SHIPPING EXPENSE. Warehouse and shipping expenses increased $0.7 million, or 94%, to $1.4 million for the seven months ended January 31, 1995 from $0.7 million for the seven months ended January 31, 1994. The increase resulted from the increase in net sales.

     SG&A. Selling, general and administrative expenses increased $1.3 million, or 64%, to $3.3 million for the seven months ended January 31, 1995 from $2.0 million for the seven months ended January 31, 1994. The increase in selling, general and administrative expenses was primarily a result of increases in sales and marketing costs, including sales commissions resulting from higher net sales, increases in sales and marketing personnel, as well as increases in administrative costs resulting from management bonuses, increased audit costs due to the change in the Company's fiscal year end and increases in credit insurance expenses due to the increase in net sales and accounts receivable.

     INTEREST EXPENSE, NET. Interest expense, net of interest and other income, increased $0.6 million, or 66%, to $1.4 million for the seven months ended January 31, 1995 as compared to $0.8 million for the seven months ended January 31, 1994. This increase was primarily attributable to increased short-term debt to accommodate the Company's working capital needs, including the increased inventory levels needed to support higher net sales.

     EQUITY IN EARNINGS OF AFFILIATE. Equity in earnings of unconsolidated affiliate increased $0.1 million, or 300%, to $0.2 million for the seven months ended January 31, 1995 from $46,000 for the seven months ended January 31, 1994 as a result of increases in net sales by Fine Fragrances of products manufactured by Cofci.

     NET INCOME. Net income for the seven months ended January 31, 1995 was $2.5 million compared to $0.6 million for the seven months ended January 31, 1994, primarily as a result of higher net sales.

     EBITDA. EBITDA increased $3.4 million, or 170%, to $5.4 million for the seven months ended January 31, 1995 from $2.0 million for the seven months ended January 31, 1994. The EBITDA margin increased to 10.5% for the seven months ended January 31, 1995 from 7.2% for the seven months ended January 31, 1994. The increase was primarily attributable to the increase in gross profit discussed above, partially offset by the increase in warehouse and shipping and selling, general and administrative expenses.

 FISCAL YEAR ENDED JUNE 30, 1994 COMPARED TO FISCAL YEAR ENDED JUNE 30, 1993

     NET SALES. Net sales increased $12.3 million, or 36%, to $46.1 million for the fiscal year ended June 30, 1994 from $33.9 million for the fiscal year ended June 30, 1993. This increase was attributable to additional distribution sales, which resulted primarily from increases in sales to certain mass-market customers commencing in the second calendar quarter of 1994 as a result of the Company's ability to offer these accounts a continuous, direct supply of product. Management believes that sales levels were aided by an increased emphasis on marketing activities with mass-market customers.

     GROSS PROFIT. Gross profit increased $2.8 million, or 52%, to $8.2 million for the fiscal year ended June 30, 1994 from $5.3 million for the fiscal year ended June 30, 1993. The increases in gross profit and in gross margin (from 15.8% to 17.7%) were primarily attributable to the Company's elimination of certain low margin products and slow turning inventory items through a significant reduction in the number of fragrance and cosmetic brand items from approximately 3,500 to 1,200.

     SG&A. Selling, general and administrative expenses increased $1.0 million, or 40%, to $3.5 million for the fiscal year ended June 30, 1994 from $2.5 million for the fiscal year ended June 30, 1993. The increase in selling, general and administrative expenses was primarily a result of increases in sales and marketing costs, including sales commissions resulting from higher net sales, advertising costs and increases in sales and marketing personnel, as well as increases in administrative costs resulting from increases in management salaries and the leasing of an additional warehouse facility.

     INTEREST EXPENSE, NET. Interest expense, net of interest and other income, increased 40% to $1.5 million for the fiscal year ended June 30, 1994 as compared to $1.1 million for the fiscal year ended June 30, 1993. This increase was primarily attributable to the increase in short-term debt to accommodate working capital needs, including the increased inventory levels needed to support higher net sales.

     EQUITY IN EARNINGS OF AFFILIATE. Equity in earnings of unconsolidated affiliate decreased $10,000, or 6%, to $166,000 for the fiscal year ended June 30, 1994 from $176,000 for the year ended June 30, 1993.

     NET INCOME. Net income for the fiscal year ended June 30, 1994 was $1.0 million compared to $0.6 million for the fiscal year ended June 30, 1993, primarily as a result of higher net sales.

     EBITDA. EBITDA increased $1.2 million, or 60%, to $3.2 million for the fiscal year ended June 30, 1994 from $2.0 million for the fiscal year ended June 30, 1994. The EBITDA margin increased to 7.0% for the fiscal year ended June 30, 1994 from 5.9% for the fiscal year ended June 30, 1993. The increase was primarily attributable to the increase in gross profit discussed above, partially offset by the increase in selling, general and administrative expenses.

SEASONALITY

     The fragrance operations of the Company have historically been seasonal, with higher sales generally occurring in the second half of the fiscal year as a result of increased demand by retailers in anticipation of and during the holiday season. For example, in fiscal 1997, 69% of the Company's net sales were made during the second half of the fiscal year. Due to the size and timing of certain orders from its customers, sales and results of operations can vary significantly between quarters of the same and different years. As a result, the Company expects to experience variability in net sales and net income on a quarterly basis.

     The Company's working capital borrowings are also seasonal, and are normally highest in the months of September and October. During the fourth fiscal quarter ending January 31, significant cash is normally generated as customer payments on holiday orders are received.

LIQUIDITY AND CAPITAL RESOURCES

     The Company used approximately $23.2 million of net cash in operations during the fiscal year ended January 31, 1997, compared to generating $5.2 million of net cash from operations during the fiscal year ended January 31, 1996, primarily as a result of a significant increase in inventory and accounts receivable, partially offset by an increase in accounts payable. The increase in inventory resulted primarily from opportunity buying of certain Distributed Brand products on favorable pricing and credit terms, as well as advanced purchases of customized gift sets for the calendar year 1997 Father's Day/Mother's Day promotions on favorable pricing terms. The increase in accounts receivable is directly related to the increase in net sales. The Company used net cash in investing activities of approximately $21.1 million during the fiscal year ended January 31, 1997, compared to approximately $18.0 million during the fiscal year ended January 31, 1996, primarily as a result of additions to the Miami Lakes Facility. During the fiscal year ended January 31, 1997, the Company received approximately $45.1 million of net cash from financing activities, primarily to fund the Halston Acquisition, the FMG Acquisition and for working capital purposes. The Company financed these activities through the public offering of Common Stock in July 1996, the issuance of subordinated debentures, the mortgage on the Miami Lakes Facility and the revolving portion of the Existing Credit Facility. During the fiscal year ended January 31, 1996, the Company received approximately $12.3 million of net cash from financing activities, primarily to fund the Geoffrey Beene Acquisition. The Company financed this transaction through the issuance of subordinated debentures and a term note under the Existing Credit Facility. See "Description of Certain Indebtedness."

     The Company has historically financed its internal growth and acquisitions primarily through the Existing Credit Facility, external financing and internally generated funds. The Company expects to finance future growth and acquisitions primarily from the proceeds of the Offering and borrowings under the New Credit Facility, as well as from internally generated funds and other external financing. The Company's principal future uses of funds are for working capital requirements, debt service and additional brand acquisitions or product distribution arrangements. As a result of the Halston Acquisition and the FMG Acquisition, the growth in direct distribution relationships for additional fragrance brands and certain favorable buying opportunities, the Company's working capital needs have increased significantly and are expected to continue to increase.

     Concurrently with the consummation of the Offering, the Company entered into the New Credit Facility with Fleet which provides for borrowing on a revolving basis of up to $40.0 million to finance general corporate purposes, including working capital needs and acquisitions, subject to certain borrowing base limitations. All borrowings under the New Credit Facility will mature and be due and payable on May 31, 1999. The Company's borrowings under the New Credit Facility are secured by a first priority lien on all of the Company's accounts receivable and inventory. Loans under the revolving portion of the New Credit Facility bear interest at floating rates ranging from, at the Company's option, either (i) 1.75% over LIBOR to 2.25% over LIBOR or (ii) the Prime Rate as quoted by Fleet to 0.5% over such Prime Rate, and combinations thereof, in each case depending upon the Company's total funded debt to equity ratio as calculated pursuant to the terms of the New Credit Facility. As of the date of this Prospectus, there are no amounts outstanding under the New Credit Facility. See "Description of the New Credit Facility."

     Following the Offering, the Company has substantial indebtedness and significant debt service obligations. As of January 31, 1997, after giving effect to the Offering and the application of the estimated net proceeds therefrom to repay indebtedness under the Existing Credit Facility and certain other indebtedness outstanding on that date, the Company would have had outstanding indebtedness of approximately $136.8 million. See "Description of Certain Indebtedness." The Indenture permits the Company to incur substantial additional indebtedness, including secured indebtedness, subject to certain limitations. On a pro forma basis for fiscal 1997, the Company would have had a ratio of earnings to fixed charges of 1.5.

     The Company's significant leverage could have important consequences to holders of Senior Notes, including (i) the Company's increased vulnerability to adverse general and economic conditions, (ii) the Company's ability to withstand competitive pressures may be limited, (iii) the Company's ability to obtain additional financing on satisfactory terms may be limited, (iv) the dedication of a substantial portion of the Company's cash flow to service its indebtedness, thereby reducing the amount of funds available for operations and future business opportunities, (v) the extent to which the Company's New Credit Facility and future borrowings are at variable rates of interest, which would cause the Company to be more vulnerable to increases in interest rates and (vi) the Company's financial and operating flexibility may be limited to the extent its indebtedness contains restrictive covenants. See "Risk Factors--Restrictive Debt Covenants," "Capitalization" and "Description of the New Credit Facility."

     The Company's future liquidity will continue to be dependent upon its relative amounts of current assets (principally cash, accounts receivable and inventories) and current liabilities (principally short-term debt, accrued expenses and accounts payable). Additional inventory requirements and accounts receivable can have a significant impact on the Company's liquidity, particularly during expansion. To date, the Company generally has not experienced any material adverse problems with the collection of accounts receivable relating to its fragrance operations. A portion of the Company's accounts receivable relating to its fragrance operations is insured by a third party to cover the risk of uncollectibility. However, there can be no assurance that refusals to pay or delays in payment would not have a material adverse effect on the Company's liquidity, results of operations and general financial condition in the future. In addition, as a result of increased sales to department stores of products subject to return rights, the Company expects that it may incur higher levels of returns. The Company establishes reserves and provides allowances for returns at the time of sale, but there can be no assurance that such reserves and allowances will be adequate.

     Further expansion of the Company's operations, including through additional brand acquisitions or the acquisition of exclusive distribution rights to additional fragrance brands, will require increased investment in accounts receivable and inventories, which may negatively impact the Company's cash flow from operations. The Company has discussions from time to time with manufacturers of prestige fragrance brands and with other wholesalers that hold exclusive distribution rights regarding possible acquisitions by the Company of additional exclusive manufacturing and/or distribution rights. The Company currently has no agreements or commitments with respect to any such acquisition, although it periodically executes routine agreements to maintain the confidentiality of information obtained during the course of discussions with such persons. There is no assurance that the Company will be able to negotiate successfully for any such future acquisitions or that it will be able to obtain acquisition financing or additional working capital financing on satisfactory terms for further expansion of its operations. Excluding any additional working capital requirements which may result from acquisitions, including brand acquisitions, management believes that internally generated funds, available financing under the New Credit Facility and the net proceeds from the Offering will be sufficient to cover the Company's working capital and debt service requirements for the foreseeable future.

     The characteristics of the Company's business do not generally require it to make significant ongoing capital expenditures. During fiscal 1997, the Company incurred approximately $2.5 million in capital expenditures, primarily for renovation of the Miami Lakes Facility. See "Business--Properties." In connection with the renovation of the Miami Lakes Facility, the Company expects to incur renovation costs estimated at $2.5 million for fiscal year 1998. Approximately $1.3 million of these amounts will be funded from escrowed funds held by the mortgage company from the mortgage on the Miami Lakes Facility. Following the renovation of the Miami Lakes Facility, the Company anticipates that its annual capital expenditures will be less than $1.0 million for the foreseeable future.

     The Company also has a lease on a facility, including a 55,000 square-foot building, in Miami, Florida, that it used for its fragrance operations prior to the Merger (the "National Trading Facility"). The lessor of the National Trading Facility is National Trading, and the property has been mortgaged by National Trading as security for its obligations for industrial development revenue bonds issued through Dade County, Florida which mature on December 1, 2011. Future lease obligations of the Company through 2011 under this lease are approximately $2.2 million, including interest. Pending completion of the renovation of the Miami Lakes Facility, the Company is continuing to occupy the National Trading Facility as its corporate headquarters. Subsequent to relocation of the corporate headquarters, the Company and National Trading will pursue a potential sale or lease of the National Trading Facility to a third party that would discharge the Company from the lease obligation. There is no assurance that any such sale or lease will be consummated.

IMPACT OF INFLATION AND FOREIGN EXCHANGE FLUCTUATIONS

     The Company believes that although inflation has not had a material impact on its results of operations, inflation would likely increase the interest rates that the Company pays on its floating rate indebtedness. Although large fluctuations in foreign exchange rates could have a material effect on the prices the Company pays for certain products it purchases from outside of the United States, the prices obtainable for sales denominated in foreign currencies and wholesale sales to foreign customers, such fluctuations have not been material to the Company's results of operations to date.

NEW ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards Number 128 "Earnings per Share" ("SFAS 128") which changes the method of calculating earnings per share. SFAS 128 requires the presentation of "basic" earnings per share and "diluted" earnings per share on the face of the income statement. Basic earnings per share is computed by dividing the net income available to common shareholders by the weighted average shares of outstanding common stock. The calculation of diluted earnings per share is similar to basic earnings per share except that the denominator includes dilutive common stock equivalents such as stock options and warrants. The statement is effective for financial statements for periods ending after December 31, 1997. The Company will adopt SFAS 128 in the fourth quarter of the fiscal year ending January 31, 1998, as early adoption is not permitted. The pro forma basic earnings per share and diluted earnings per share calculated in accordance with SFAS 128 for the fiscal years ended January 31, 1996 and 1997 are as follows:

                                             YEAR ENDED JANUARY 31,
                                             --------------------
                                                1996       1997
                                              --------   -------
Pro forma basic earnings per share .........    $0.40      $0.71
Pro forma diluted earnings per share  ......    $0.35      $0.61


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                                    BUSINESS

GENERAL

     The Company is a leading marketer of prestige fragrances and related cosmetic products in the United States. The brands distributed by the Company include approximately 50 Controlled Brands, including the Geoffrey Beene brands of GREY FLANNEL and BOWLING GREEN, the Halston brands of HALSTON, CATALYST, 1-12 and Z-14 and the brands COLORS OF BENETTON, OMBRE ROSE, LAPIDUS and FACONNABLE and over 100 Distributed Brands. The Company distributes its products to more than 27,500 separate retail locations, including department stores such as J.C. Penney, Sears, Macy's, Dayton Hudson and Nordstrom's, mass merchants such as Wal-Mart, Target, Kmart and T.J. Maxx, drug stores such as CVS, Walgreens, Drug Emporium and Eckerd Drugs and independent fragrance, cosmetic and other stores such as Cosmetics Plus, Cosmetic Center and Ulta 3. In fiscal 1997, sales to mass-market retailers constituted approximately 79% of net sales, sales to department stores constituted approximately 17% of net sales, and the balance of the Company's net sales was comprised of international sales.

     Over the past three years, the Company has emerged as a premier fragrance marketer by (i) providing mass-market retailers a wide selection and reliable source of prestige products, (ii) increasing and diversifying the Company's market penetration by growing its distribution base to more than 27,500 separate retail locations from approximately 7,000 in 1993, (iii) consummating several acquisitions of Controlled Brands in fiscal 1996 and 1997, and (iv) enhancing the overall performance of its Controlled Brands through the Company's marketing and distribution expertise. As a result, the Company's net sales have grown at a compound annual rate of 50.9% to approximately $147.8 million for fiscal 1997 on a pro forma basis from approximately $33.9 million for fiscal 1993. Over the same period, the Company's EBITDA increased at a compound annual rate of 98.8% to approximately $23.3 million on a pro forma basis from approximately $2.0 million. In addition, the Company has increased its percentage of revenue from Controlled Brands, which typically carry a higher margin than Distributed Brands, to 36% for fiscal 1997 on a pro forma basis as compared to 12% for fiscal 1993.

BUSINESS STRATEGY

     The Company's objective is to maintain and enhance its position as a leading exclusive licensee and marketer of prestige fragrances and related cosmetic products, principally to mass-market retailers. The Company's strategy to achieve this objective includes the following:

     ACQUIRE CONTROL OF ADDITIONAL PRESTIGE BRANDS. The Company continues to focus on acquiring ownership of, or exclusive distribution rights to, classic prestige fragrance brands that enjoy established consumer loyalty. These exclusive control positions allow the Company to actively manage the brand so as to enhance the brand's prestige value in the market and at the same time implement strategies intended to increase the brand's overall long-term profit contribution. In fiscal 1996, the Company acquired from Sanofi Beaute, Inc. a long-term license to manufacture and distribute worldwide the Geoffrey Beene fragrance brands, including GREY FLANNEL, BOWLING GREEN and CHANCE, and obtained the exclusive United States distribution rights for the Galenic Elancyl skin care products and the Benetton fragrance and cosmetic brands, including COLORS OF BENETTON and TRIBU. In fiscal 1997, the Company completed the purchase of the Halston fragrance brands, including HALSTON, CATALYST, 1-12 AND Z-14 and acquired the principal assets of FMG, including exclusive United States distribution rights to OMBRE ROSE, FACONNABLE, BALENCIAGA, LAPIDUS, and several other brands. Management believes that the Company's strong market position and reputation in the prestige fragrance industry have assisted the Company in acquiring ownership of prestige fragrance brands, particularly when, as with the Geoffrey Beene and Halston brands, the Company has already served as a direct distributor of the brand.

     IMPROVE BRAND PERFORMANCE THROUGH FOCUSED MARKETING. The Company seeks to utilize its marketing expertise and its extensive distribution network to successfully position, or reposition, its brands in the marketplace to enhance their value. Such strategies typically include managing sales

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volumes, channels of distribution, pricing, advertising and promotions, packaging and gift set design, international marketing and other factors in a manner intended to best position the brand in each of its different distribution channels. For example, upon its acquisition of the Halston brands, the Company eliminated low-margin sales to international distributors (particularly to distributors who resold the product into the United States market) and repositioned the brand's image with the first national advertising campaign for Halston in a number of years. The Company also implemented a policy of product differentiation among distribution channels to enhance the brand's prestige image.

     STRENGTHEN AND EXPAND RELATIONSHIPS WITH RETAILERS THROUGH PROVIDING VALUE-ADDED SERVICES. The Company continues to increase the number of retail locations to which it distributes its products and currently serves more than 27,500 separate retail locations, up from approximately 7,000 in 1993. The Company attributes its growing distribution network to its ability to provide retailers with a consistent supply of product as well as its ability to provide retailers, especially mass-market retailers, with a level of service typically not provided by its competitors. For example, in many cases the Company's sales and marketing professionals work closely with major retailers to act as category managers by, among other things, (i) developing merchandising programs that are designed to improve sales and profitability and that are specific to the customers' business and marketing strategies, (ii) creating regularly planned promotional campaigns and in-store displays designed to increase sales and (iii) designing model stock assortments and planograms for the effective layout of customers' fragrance and cosmetics departments. The Company believes that the provision of such services both creates a partnership between the Company and the retailer and increases the absolute amount of the Company's products sold through such retailers.

     DEVELOP LOW-RISK BRAND EXTENSIONS. The Company's strategy is to opportunistically exploit existing brand awareness by introducing product line extensions to new consumer groups, rather than launching new fragrance brands. Since the costs of developing a product line extension generally are not material to the Company, the Company's brand extension strategy can provide a significant increase in profitability to the Company with limited capital risk. For example, in response to requests from retailers, the Company recently introduced into a limited market an extension to the Geoffrey Beene brand GREY FLANNEL, named EAU DE GREY FLANNEL, which is positioned as a lighter, more everyday fragrance targeted to a younger market. In addition, the Company is exploring the introduction of a new Halston women's fragrance following a major national advertising campaign by an unaffiliated company that holds the Halston apparel license.

     EXPLOIT OPERATING LEVERAGE TO FURTHER ENHANCE PROFITABILITY. The Company is near completion of a comprehensive upgrade of its Miami Lakes Facility intended to increase significantly its distribution capacity and enhance operational efficiency. As a result of this upgrade, the Company believes it will be able to increase the volumes distributed without a commensurate increase in operating costs. Since its sales are characterized by a relatively large number of orders (approximately 82,000 in fiscal 1997) with a relatively low average order size (approximately $1,800 in fiscal 1997), the Company believes that by increasing the average order size through the introduction of additional brands or increasing the volume of existing brands sold to existing customers, it can further enhance its operating margins.

FINE FRAGRANCES ACQUISITION

     On May 13, 1997, the Company acquired the remaining 50.01% of the Fine Fragrances Common Stock that the Company did not already own, and Fine Fragrances became a wholly owned subsidiary of the Company, and its operations will be consolidated with those of the Company. Fine Fragrances has been the exclusive distributor in North America for approximately six years of fragrances manufactured by Cofci, including SALVADOR DALI, SALVADOR, LAGUNA, DALISSIME, CAFE, TAXI AND WATT, and recently entered into ten-year exclusive distribution agreements with respect to those brands.

     On a pro forma basis for fiscal 1997, the Fine Fragrances Acquisition would have increased the Company's revenues and EBITDA by approximately $7.3 million and approximately $1.4 million, respectively. The purchase price for the Fine Fragrances Acquisition was $2.0 million in cash financed

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with a portion of the net proceeds of the Offering, plus the Fine Fragrances
Additional Payment. In addition, the Company used approximately $2.2 million of the net proceeds of the Offering to repay amounts outstanding under the Fine Fragrances Credit Line. The Fine Fragrances Credit Line was terminated in connection with the consummation of the Fine Fragrances Acquisition. See "Use of Proceeds" and "Pro Forma Financial Data."

INDUSTRY OVERVIEW

     According to the United States Department of Commerce, fragrance and related product sales in the United States were approximately $5 billion in 1995. The United States market for fragrances and related products continues to grow moderately. The growth is generally attributed to new product introductions appealing to a broader segment of the market, population growth, increasing numbers of mature consumers and product innovation such as special sizes and new product formulations.

     Fragrance products are generally distributed through two channels of distribution: (i) department stores; and (ii) the mass market, which includes mass-market retailers, food stores and direct selling firms including house-to-house and home television shopping companies. In recent years, the market has experienced a significant shift in the purchasing habits of consumers away from higher priced department stores to mass-market retailers. The Company believes that this trend is indicative of an increasing desire among United States consumers to acquire prestige fragrance products at the best value. Nevertheless, the Company believes that successful launching and continued marketing support of a brand in the prestige distribution channel is essential to establish and maintain the brand's prestige status and marketability in the mass market.

     The Company believes there are a number of significant trends currently impacting the mass-market segment that the Company expects will contribute to its continued growth, including: (i) increasing acceptance of self-service shopping; (ii) increasing desire by retailers to purchase more efficiently and to buy more products from fewer vendors; (iii) sustained and, in some instances, increasing demand for classic, prestige fragrances; and (iv) more upscale images communicated by certain mass-market retailers in their advertising.

     Manufacturers of prestige fragrances have historically restricted direct sales of their products in the United States primarily to prestige department stores and specialty stores. As a result, mass-market retailers have traditionally obtained prestige products from secondary sources. Historically, the secondary sources available to the mass market have been limited to (i) direct distributors such as the Company, which receive products directly from perfume manufacturers, and (ii) distributors of prestige products manufactured by, or distributed to, foreign sources for foreign distribution, which are diverted to the United States ("Diverted Sources"). Under existing court decisions, there are variations in the extent to which trademark laws, copyright laws and customs regulations may restrict the importation of trademarked or copyrighted fragrance products through Diverted Sources without the consent of the trademark or copyright owner. From time to time, the Company may take advantage of favorable buying opportunities and purchase limited amounts of fragrance products from sources which may purchase fragrance products from Diverted Sources. There can be no assurance that these sources of product will be available in the future or that the Company may not become the subject of legal action arising from its buying activities with respect to these products. To date, the Company has not been the subject of any such legal action.

PRODUCTS

     The Company sells prestige fragrances and related cosmetic products, including perfume, cologne, eau de toilette, body spray, men's cologne and after-shave, and gift sets. Each fragrance is distributed in a variety of sizes and packaging arrangements. In addition, each fragrance line may be complemented by body products, such as soaps, deodorants, body lotions, cremes and dusting powders. The Company's products generally retail at prices ranging from $20 to $100 per item.

     The Company currently stocks approximately 60 Halston and Geoffrey Beene brand name items which it manufactures and approximately 240 brand name items of other Controlled Brands which it

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purchases from fragrance manufacturers. The Company currently stocks, in addition to its Controlled Brand products, approximately 600 different brand name items purchased from various fragrance manufacturers and other sources. The Company seeks to continue to expand its base of direct purchase relationships with fragrance manufacturers.

     The Company uses third-party contract manufacturers in the United States and Europe to obtain substantially all raw materials, components and packaging products and for the manufacture of finished products relating to the Halston and Geoffrey Beene fragrance products. The Company currently obtains its materials for these products from a limited number of manufacturers and other suppliers. Management believes that the Company's relationships with these manufacturers are good and that there are sufficient alternatives should one or more of these manufacturers become unavailable. Distributed Brands are supplied to the Company in finished goods form and are generally acquired directly from major international fragrance manufacturers as well as from other sources.

     Except as to Controlled Brands, the Company, as is customary in its industry, does not have long-term or exclusive contracts with manufacturers or suppliers. Purchases from manufacturers or suppliers that do not have exclusive distribution contracts with the Company are generally made pursuant to purchase orders. The Company's ten largest suppliers of Distributed Brands accounted for approximately 75% of the Company's cost of sales for the fiscal year ended January 31, 1997. The loss of, or a significant adverse change in, the relationship between the Company and any of its major suppliers could have a material adverse effect on the Company's business, financial condition and results of operations.

LICENSING AND EXCLUSIVE DISTRIBUTION AGREEMENTS

     Except for its Halston and Geoffrey Beene products, substantially all of the Company's products are covered by trademarks owned by others. Management does not believe that its business, other than with respect to the Halston and Geoffrey Beene fragrance products, is dependent upon any particular trademark, license or similar property. Management believes that the Halston trademarks and the Geoffrey Beene license and trademarks are important to its business.

     HALSTON. In March 1996, the Company, directly and through its subsidiary Halston Parfums, Inc. ("Halston Parfums"), acquired from Halston Borghese, Inc. and its affiliates certain assets, including trademark registrations in the United States and trademark registrations and applications in numerous other countries for the Halston fragrance brands, including HALSTON, CATALYST, 1-12 and Z-14. The Company had been a direct distributor since 1993 of the Halston fragrance brands in the United States. The Company also has patent registrations in the United States for bottle designs associated with certain of the Halston fragrance products.

     GEOFFREY BEENE. The Company, through its subsidiary G.B. Parfums, Inc. ("G.B. Parfums"), acquired in March 1995 certain assets from Sanofi Beaute, Inc., including an exclusive worldwide license from Geoffrey Beene, Inc. to manufacture and sell Geoffrey Beene fragrance and related products, including the GREY FLANNEL, BOWLING GREEN and CHANCE brands. The Company had been a direct distributor since 1989 of the Geoffrey Beene brands in the United States. G.B. Parfums has trademark registrations and applications in the United States and in numerous other countries for these brands. The license agreement has an initial term of 30 years from February 1995, subject to automatic extensions for successive ten-year periods unless earlier terminated by G.B. Parfums in accordance with the agreement. In addition to certain consulting and other payments required to be made by G.B. Parfums, G.B. Parfums is obligated to pay royalties based on 3% of net sales of Geoffrey Beene fragrance products, which royalty payments decrease if Mr. Geoffrey Beene ceases to design apparel in the field of high fashion using his own name.

     COFCI. Since 1990, Fine Fragrances has had agreements with Cofci for the exclusive North American distribution of fragrances and related products, including the SALVADOR DALI, LAGUNA, SALVADOR, DALISSIME, DALIMIX, CAFE, TAXI and WATT brands. The agreements expire in April 2007, subject

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to earlier termination by Cofci if Fine Fragrances were to cease to purchase certain minimum levels of product. Upon consummation of the Fine Fragrances Acquisition, Fine Fragrances became a wholly owned subsidiary of the Company. See "--Fine Fragrances Acquisition."

     GALENIC ELANCYL. In October 1995, the Company entered into a five-year agreement (which is automatically renewable for successive three-year terms unless either party gives written notice prior to the applicable term) with Pierre Fabre Dermo-Cosmetique, a large French skin care manufacturer, pursuant to which the Company serves as the exclusive distributor in the United States of Galenic Elancyl skin care products.

     BENETTON. In December 1995, the Company entered into an agreement with S.A.B. USA Corp., with an initial term through December 1, 2000 (which is automatically renewable for successive three-year terms unless either party gives written notice prior to the applicable term) pursuant to which the Company serves as the exclusive distributor in the United States of the Benetton fragrance lines, including the COLORS OF BENETTON and TRIBU brands.

     FACONNABLE. In May 1996, in connection with the FMG Acquisition, the Company acquired a distribution agreement with Fairtrade Sarl having an initial term through June 1999, pursuant to which the Company serves as the exclusive distributor in the United States of the FACONNABLE fragrance lines. The distribution agreement automatically renews for two successive five-year terms unless the Company terminates the agreement at the end of the initial term.

     LAPIDUS. In May 1996, in connection with the FMG Acquisition, the Company acquired a distribution agreement with Les Parfums Ted Lapidus, S.A. having an initial term through June 1999, pursuant to which the Company serves as the exclusive distributor in the United States of the LAPIDUS, FANTASME and CREATION fragrance lines. The distribution agreement automatically renews for two successive five-year terms unless the Company terminates the agreement at the end of the initial term.

     OMBRE ROSE. In May 1996, in connection with the FMG Acquisition, the Company acquired a distribution agreement with Inter Parfums, S.A. with a minimum term through December 31, 2003, pursuant to which the Company serves as the exclusive distributor in the United States of the OMBRE ROSE, OMBRE D'OR and OMBRE BLEUE fragrance lines.

     OTHERS. In May 1996, in connection with the FMG Acquisition, the Company acquired a number of exclusive distribution agreements pursuant to which the Company serves as the exclusive distributor in the United States for a number of additional prestige fragrance brands, including BALENCIAGA POUR HOMME, CHEVIGNON, TALISMAN, WITNESS, NIKI DE SAINT PHALLE, BOGART, RUMBA, LE DIX, PRELUDE and ONE MAN SHOW. These agreements generally extend through 1998 or 1999 and are generally automatically renewable for successive five-year terms unless either party gives written notice prior to the end of the applicable term.

MARKETING AND SALES

     In the United States and Canada, the Company has established its own sales and marketing staff and also utilizes independent sales representatives. As a result of the Halston Acquisition and the FMG Acquisition, the Company significantly increased its sales and marketing force. As of April 15, 1997, the Company's sales and marketing force consisted of approximately 25 sales and marketing employees and approximately 70 independent sales representatives. In general, each sales employee and representative is assigned sales responsibility for a customer or territory. The Company's sales and marketing employees and representatives routinely visit retailers to assist in the merchandising, layout and stocking of selling areas. As a result of increased use of electronic data interchange ("EDI") by the Company's customers, which reduces the administrative time and costs associated with processing orders, the Company has refocused its sales and marketing force to increase in-store sales promotion.

     The Company's senior sales and marketing personnel support the efforts of its sales employees and representatives by working with the merchandise managers, lead buyers and marketing departments of

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its major retailer customers to develop advertising and promotional plans tailored to these customers' retail needs. The Company's sales and marketing personnel frequently work with customers as category managers to (i) assist in the development of merchandising and promotional programs and budgets for specific products or selling seasons, (ii) design model schematic planograms for the budgeting of the customer's fragrance and cosmetics departments, (iii) identify trends in consumer preferences and (iv) conduct training programs for the retailers' sales personnel.

     The Company nationally advertises its Controlled Brand products directly in leading men's and women's magazines, through radio advertising in key markets and through cooperative advertising in association with major retailers. The Company also promotes the sale of its products through the use of gift-with-purchase programs, sales personnel incentive commissions and purchase-with-purchase programs.

     It has been an industry practice for businesses that market fragrances and cosmetics to prestige department stores to provide the department stores with rights to return merchandise. The Company limits return rights to certain promotional items offered in its Halston, Geoffrey Beene and Galenic Elancyl lines to prestige department stores. The Company generally does not offer any other return rights and seeks to limit sales of such promotional products to each retailer to volumes that the Company believes can be sold through to the retailer's customer base. The Company establishes reserves and provides allowances for returns of such products at the time of sale. As a percentage of gross sales (net sales plus returns, reserves and allowances), returns were approximately 2.6%, 1.4%, 1.8% and 1.9%, for the fiscal year ended June 30, 1994, for the seven-month fiscal year ended January 31, 1995 and for the fiscal years ended January 31, 1996 and 1997, respectively. To date, the Company's returns have not exceeded its reserves and allowances, although there can be no assurance that such reserves and allowances will be adequate in the future.

     Marketing and sales activities outside the United States and Canada relate primarily to Geoffrey Beene and Halston products and are conducted through arrangements with independent distributors. The Company's export sales department coordinates the Company's relationship with various international fragrance distributors and assists them in developing promotional campaigns and marketing budgets for individual foreign markets. Revenues related to export sales were not material during the Company's last three fiscal years.

DISTRIBUTION

     The Company distributes its products to more than 27,500 separate retail locations in the United States, including department stores such as J.C. Penney, Sears, Macy's, Dayton Hudson and Nordstrom's, mass merchants such as Wal-Mart, Target, Kmart and T.J. Maxx, drug stores such as CVS, Walgreens, Drug Emporium and Eckerd Drugs and independent fragrance, cosmetic and other stores such as Cosmetics Plus, Cosmetic Center and Ulta 3. In addition, with respect to the Halston and Geoffrey Beene fragrance products, the Company intends to continue to expand the distribution of these products worldwide.

     A majority of the Company's customers require rapid shipment of products. Because the Company generally attempts to fill orders within two days from the receipt of a purchase order, and because all orders are subject to cancellation without penalty by the customer until shipment, management does not consider backlog to be a significant indication of future sales activities. All orders are packaged by Company employees and most merchandise is shipped to customers by common carriers. In addition to expedient delivery, the Company addresses its individual customer needs by offering its customers U.P.C. coding, advance price ticketing, case packing, drop ship programs (direct to store), shrink-wrap, electronic service/anti-theft tagging and EDI capabilities. As an example of the importance of these services to retailers, approximately 70% of the Company's purchase orders in fiscal 1997 were received via EDI.

     As is customary in the fragrance industry, the Company does not have long-term or exclusive contracts with any of its customers. Sales to customers are generally made pursuant to purchase orders.

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The Company believes that its continuing relationships with its customers are based upon its ability to provide a wide selection and reliable source of prestige products as well as its ability to provide value-added services to its customers, especially mass-market retailers. The Company's ten largest customers accounted for approximately 41% of net sales for the fiscal year ended January 31, 1997. No single customer accounted for more than 10% of net sales for the same period. The loss of, or a significant adverse change in, the relationship between the Company and any of its key customers could have a material adverse effect on the Company's business, financial condition and results of operations.

SEASONALITY

     The Company generally has significantly higher sales in the second half of its fiscal year as a result of increased demand by retailers in anticipation of, and during, the holiday season. For example, in fiscal 1997, 69% of the Company's net sales were made during the second half of the fiscal year.

MANAGEMENT INFORMATION SYSTEM

     The Company's management information system provides on-line, real-time, fully integrated information for its sales, purchasing, warehouse and financial departments. The order entry portion of the system is designed around EDI to provide enhanced turnaround and reduced opportunity for errors in orders and invoicing for both the Company and its customers. The system forms the basis for a number of the value-added services that the Company provides to its customers, including inventory replenishment, customer billing, sales analysis, product availability and pricing information, and expedited order processing. This system has been enhanced, and the Company intends to continue to enhance the system on an ongoing basis, to provide improved service to the Company's customers through quicker response times in shipments, customer service, and sales information and to provide the Company's management the ability to identify opportunities for increased efficiencies and cost savings.

COMPETITION

     The fragrance industry is highly competitive and at times subject to rapidly changing consumer preferences and industry trends. The Company competes with other distributors, Diverted Sources, manufacturers of mass-market fragrances and other manufacturers of prestige fragrances. Competition is generally a function of assortment and continuity of merchandise selection, price, timely delivery and level of in-store customer support. The Company believes that it competes primarily on the basis of (i) its established relationships with its fragrance manufacturer suppliers and, in particular, its ability to offer mass-market retail accounts a reliable, direct supply of prestige fragrances and related cosmetic products at competitive prices, and
(ii) its emphasis on providing value-added customer services to its mass-market retail customers. There are products which are better known than the products produced for or distributed by the Company. Many of the Company's competitors are substantially larger and more diversified, and have substantially greater financial and marketing resources, than the Company, as well as greater name recognition and the ability to develop and market products similar to and competitive with those distributed by the Company.

EMPLOYEES; LEASING ARRANGEMENT

     As a result of the Company's recent growth, management reviewed the Company's human resource needs and concluded that the most cost-effective method of meeting the Company's needs was to outsource a portion of the human resource function. Accordingly, the Company entered into an employee leasing agreement with The Vincam Group, Inc. ("Vincam"), and, effective as of January 1, 1997, the Company's existing employees became employees of Vincam and were leased to the Company. Under the terms of the Company's employee leasing contract, Vincam is the employer of record and assumes all payroll obligations and certain employee benefits administration with respect to the personnel of the Company, while allowing the Company to retain management control of these persons. References herein to "employees" or "personnel" of the Company include individuals whose

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services are leased. None of the Company's employees are covered by a collective bargaining agreement, and the Company believes that its relationship with its employees is satisfactory. The Company also uses the services of independent contractors in various capacities, including sales representatives and information systems personnel. As of April 15, 1997, the Company leased the services of approximately 170 full-time employees. The Company also contracts with a temporary personnel agency for temporary or seasonal labor.

PROPERTIES

     The Company's Miami Lakes Facility is located at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014 in a building owned by the Company on a tract of land comprising approximately 13 acres. The Miami Lakes Facility contains approximately 200,000 square feet of assembly, distribution, shipping and storage space and approximately 30,000 square feet of office space. The Company has issued a mortgage on the Miami Lakes Facility. See "Description of Certain Indebtedness." The Company also leases from National Trading the National Trading Facility, which had housed the Company's executive offices and distribution center prior to their relocation to the Miami Lakes Facility. The Company and National Trading currently intend to pursue a potential sale or lease of the National Trading Facility to a third party that would discharge the Company from the lease obligation. There is no assurance that any such sale or lease will be consummated. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

LEGAL PROCEEDINGS

     The Company is not involved in any pending legal proceedings that are believed by management to be material to the Company's business, financial condition or results of operations.

                                  MANAGEMENT

     The following table sets forth information regarding the Company's directors and executive officers:

NAME                            AGE                       POSITION
----                            ---                       --------
Rafael Kravec   ............    65       Chairman of the Board and Chief Executive
                                          Officer
E. Scott Beattie   .........    38       President, Chief Operating Officer and
                                          Director
Gretchen Cuzydlo   .........    36       Vice President-Marketing
Joseph M. Gilfarb  .........    47       Vice President-Sales
Saul Kravec  ...............    33       Vice President-Sales
Oscar E. Marina    .........    37       Vice President, General Counsel and Secretary
William J. Mueller    ......    50       Vice President-Operations, Chief Financial
                                          Officer and Treasurer
J.W. Nevil Thomas  .........    59       Vice Chairman
Fred Berens  ...............    54       Director
Richard C.W. Mauran   ......    63       Director
George Dooley   ............    64       Director

     The business experience, principal occupations and employment as well as the periods of service of each of the directors and executive officers of the Company during the last five years are set forth below.

     RAFAEL KRAVEC has served as Chairman of the Board since April 1997 and has served as Chief Executive Officer and as a director of the Company since its formation in July 1992. Mr. Kravec served as the President of the Company from July 1992 until April 1997. Mr. Kravec has also served as President and Chief Executive Officer and as a director of (i) G.B. Parfums since its formation in March 1995, (ii) Halston Parfums since its formation in March 1996, (iii) Fine Fragrances since March 1990, (iv) FRM Services, Inc., a wholly owned subsidiary of the Company ("FRM"), since December 1996, and (v) National Trading, a company controlled by Mr. Kravec, since 1981. Rafael Kravec is the father of Saul Kravec.

     E. SCOTT BEATTIE has served as President and Chief Operating Officer since April 1997, and has been a director of the Company since July 1992. From January 1995 until April 1997, Mr. Beattie served as Vice Chairman of the Board and Assistant Secretary of the Company. Since September 1989, Mr. Beattie has served as President of ESB Consultants, Inc. ("ESB"), a financial and management consulting firm that is controlled by Mr. Beattie. Mr. Beattie has also served as Executive Vice President of Bedford, a Toronto, Canada based firm that is engaged in the business of providing merchant banking services through two private pools of capital (the "Bedford Funds") to middle-market companies, since March 1995 and as Vice President of Bedford from September 1989 to March 1995. Mr. Beattie is a director of BCFC, which is publicly traded on the Toronto Stock Exchange, and is the parent of Bedford. Mr. Beattie also serves as a director of Bedford, Microbix Biosystems, Inc., a biotechnology company, Cash Converters, Inc., a specialty retailer, and Janna Systems Inc., an applications software company.

     GRETCHEN CUZYDLO has served as Vice President-Marketing of the Company since May 1993. Ms. Cuzydlo has also served as Vice President-Marketing of Fine Fragrances since May 1993. From August 1991 to May 1993, Ms. Cuzydlo was Vice President-Marketing of Cosmyl Corporation, a cosmetics company.

     JOSEPH M. GILFARB has served as Vice President-Sales of the Company since December 1992. Mr. Gilfarb started with the Company as a sales representative in April 1991 and was promoted to Sales Manager in May 1992 before serving as Vice President-Sales.

     SAUL KRAVEC has served as Vice President-Sales of the Company since March 1996. Prior to that time, he had served as Vice President, General Counsel and Secretary of the Company since its formation in July 1992. From October 1989 until July 1992, Mr. Kravec served as General Counsel and Sales Manager of National Trading, working primarily in the perfume division which was acquired by the Company in July 1992. Saul Kravec is the son of Rafael Kravec.

     OSCAR E. MARINA has served as Vice President, General Counsel and Secretary of the Company and Fine Fragrances since March 1996. Mr. Marina has also served as Secretary of G.B. Parfums and Halston Parfums since March 1996 and as a director and Assistant Secretary of FRM since December 1996. From October 1988 until March 1996, Mr. Marina was an attorney with the law firm of Steel Hector & Davis LLP in Miami, Florida, becoming a partner of the firm in January 1995.

     WILLIAM J. MUELLER has served as Vice President-Operations, Chief Financial Officer and Treasurer of the Company since April 1993. Mr. Mueller has also served as Vice President-Finance and Chief Financial Officer of Fine Fragrances since April 1993 and Treasurer of G.B. Parfums and Halston Parfums since March 1996. From May 1991 to August 1992, Mr. Mueller was Vice President, Chief Financial Officer and Treasurer of Homeowners Group, a real estate marketing company.

     J.W. NEVIL THOMAS has served as Vice Chairman of the Board since April 1997 and previously served as Chairman of the Board of the Company since its formation in July 1992. Since 1970, Mr. Thomas has served as President of Nevcorp Inc. ("Nevcorp"), a financial and management consulting firm which is controlled by Mr. Thomas. Mr. Thomas is Chairman of the Board of Bedford. Mr. Thomas is also a director of BCFC, Pet Valu, Inc., a pet food retailer, and PMC International, Inc., an investment management company.

     FRED BERENS has served as a director of the Company since its formation in July 1992. Mr. Berens has served as Senior Vice President-Investments of Prudential Securities, Inc., an investment banking firm, since March 1965. Mr. Berens previously served as a director of Suave until December 1994.

     RICHARD C.W. MAURAN has served as a director of the Company since its formation in July 1992. Mr. Mauran is a private investor and serves as Chairman and Chief Executive Officer of BCFC and as a director of Bedford, Microbix Biosystems, Inc., Pet Valu, Inc. and US Physical Therapy, Inc., which owns and operates physiotherapy centers.

     GEORGE DOOLEY has served as a director of the Company since March 1996. Mr. Dooley has served as President and Chief Executive Officer of (i) Community Television Foundation of South Florida, Inc., a not-for-profit corporation supporting, and a licensee of, a Miami, Florida public television station, WPBT Channel 2, since 1972, (ii) WPBT Communications Foundation, Inc., a not-for-profit corporation supporting public television station WPBT Channel 2, since 1981 and (iii) Comtel, Inc., a company providing television facilities to television producers, since 1981.

     All directors of the Company are elected annually and serve until the next annual meeting of the shareholders or until their successors have been duly elected and qualified. Officers are elected annually by the Board of Directors of the Company (the "Board") and serve at the discretion of the Board.

COMMITTEES OF THE BOARD

     The Board has a Compensation Committee consisting of Messrs. Berens and Dooley to determine the compensation of the Company's executive officers and to administer the Company's Stock Option Plans. See "--Stock Option Plans" and "Certain Transactions." In addition, the Board has an Audit Committee consisting of Messrs. Thomas, Berens and Dooley to oversee the procedures, scope and results of the annual audit and review the services provided by the Company's independent public accountants.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the compensation paid by the Company for the fiscal years ended January 31, 1997 and January 31, 1996, for the seven months ended January 31, 1995 and for the fiscal year ended June 30, 1994, respectively, to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                                                                       LONG-TERM

                                                                     ANNUAL COMPENSATION              COMPENSATION
                                                          ------------------------------------------ --------------
                                                                                                         STOCK
NAME AND                                        FISCAL                               OTHER ANNUAL        OPTION
PRINCIPAL POSITIONS                           PERIOD(1)     SALARY     BONUS(2)    COMPENSATION(3)     AWARDS(#)
-------------------------------------------- ------------ ----------- ----------- ------------------ --------------
                                               1/31/97      $296,624    $120,000         $ --              --
Rafael Kravec                                  1/31/96       250,000      90,000           --              --
 Chairman of the Board and Chief Executive     1/31/95       134,692     125,000           --           106,800
 Officer                                       6/30/94       174,308      35,000           --              --

William J. Mueller                             1/31/97      $166,502     $70,000         $ --            10,000
 Vice President-- Operations and Chief         1/31/96       130,000      40,000           --              --
 Financial Officer                             1/31/95        76,060      40,000           --            53,400
                                               6/30/94       113,173      25,000           --              --

Joseph M. Gilfarb                              1/31/97      $165,453     $70,000         $ --            10,000
 Vice President-- Sales                        1/31/96       130,000      25,000           --              --
                                               1/31/95        52,500      97,746           --            53,400
                                               6/30/94        90,000      69,130           --              --

Gretchen Cuzydlo                               1/31/97      $165,384     $70,000         $ --            10,000
 Vice President-- Marketing                    1/31/96       123,077      40,000           --              --
                                               1/31/95        52,500      20,000           --            53,400
                                               6/30/94        58,327       5,000           --              --

Saul Kravec                                    1/31/97      $165,089     $70,000         $ --            10,000
 Vice President-- Sales                        1/31/96       130,000      40,000           --              --
                                               1/31/95        77,500      40,000           --            53,400
                                               6/30/94        99,462      20,000           --              --

----------------
(1) The amounts shown for "1/31/95" are for the seven months ended January 31, 1995; the amounts shown for "1/31/97," "1/31/96," and "6/30/94" are for the fiscal years ended January 31, 1997, January 31, 1996, and June 30, 1994, respectively. Effective January 31, 1995, the Company changed its fiscal year end from June 30 to January 31.
(2) The Company creates an annual bonus pool for Mr. Kravec and the other members of senior management equal to 6% of the pre-tax profit of the Company (the "6% Bonus Pool"). On an annual basis, the Compensation Committee approves the allocation of the 6% Bonus Pool among Mr. Kravec and the other members of the Company's senior management. For Mr. Gilfarb, the amounts set forth under the "Bonus" column for the 1/31/95 and 6/30/94 periods represent sales commissions.
(3) The amounts reflected in the above table do not include any amounts for perquisites and other personal benefits. The aggregate amount of such compensation for each Named Executive did not exceed 10% of the total annual salary and bonus of such Named Executive.

 OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding options granted during the fiscal year ended January 31, 1997 by the Company to the Named Executives.

                                                                                                  POTENTIAL REALIZABLE VALUE
                                                                                                              AT
                                                                                                    ASSUMED ANNUAL RATE OF
                                                                                                            STOCK
                                       PERCENT OF TOTAL                                             PRICE APPRECIATION FOR
                                        OPTIONS GRANTED    EXERCISE   MARKET PRICE                      OPTION TERM(1)
                             OPTIONS    TO EMPLOYEES IN    OR BASE       ON DATE     EXPIRATION   --------------------------
NAME                         GRANTED      FISCAL YEAR      PRICE(2)     OF GRANT        DATE       0%($)    5%($)   10%($)
--------------------------- ---------- ------------------ ----------- -------------- ------------ -------- -------- --------
Rafael Kravec  ............          0           --%           $ --          $ --             --   $  --   $   --   $   --
William J. Mueller   ......     10,000         4.95            6.50          6.75         5/2/01   2,500   21,149   43,709
Joseph M. Gilfarb    ......     10,000         4.95            6.50          6.75         5/2/01   2,500   21,149   43,709
Gretchen Cuzydlo  .........     10,000         4.95            6.50          6.75         5/2/01   2,500   21,149   43,709
Saul Kravec    ............     10,000         4.95            6.50          6.75         5/2/01   2,500   21,149   43,709

----------------
(1) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 0%, 5% and 10% compounded annually from the date the respective options were granted to their expiration dates. Hypothetical gains are calculated based on rules promulgated by the SEC and do not represent an estimate by the Company of its future stock price growth. This table does not take into account any appreciation in the price of the Common Stock to date. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercises and the future performance of the Common Stock. There can be no assurances that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the Named Executives.
(2) The exercise price for the options granted was based upon the average closing sales price of the Common Stock on the Nasdaq National Market for the 30 trading days prior to the date of grant, calculated in accordance with the terms of the Company's 1981 Employee Stock Option and Stock Appreciation Plan (the "1981 Plan").

 AGGREGATED FISCAL YEAR END OPTION VALUE TABLE

     The following table sets forth certain information concerning unexercised stock options held by the Named Executives at January 31, 1997. There were no exercises of stock options by the Named Executives during the fiscal year ended January 31, 1997.

                                                                        VALUE OF UNEXERCISED
                                NUMBER OF UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                                   AT JANUARY 31, 1997(#)              JANUARY 31, 1997($)(1)
                              ---------------------------------   --------------------------------
NAME                           EXERCISABLE     UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
---------------------------   --------------   ----------------   --------------   ---------------
Rafael Kravec  ............        80,100             26,700          $ 366,458         $122,153
William J. Mueller   ......        56,734              6,666            248,889            9,166
Joseph M. Gilfarb    ......        56,734              6,666            248,889            9,166
Gretchen Cuzydlo  .........        56,734              6,666            248,889            9,166
Saul Kravec    ............        56,734              6,666            248,889            9,166

----------------
(1) Value is based on the difference between the option exercise price and the fair market value per share on January 31, 1997 ($7.875 per share which represents the closing sales price of the Common Stock on the Nasdaq National Market) multiplied by the number of shares underlying the option.

COMPENSATION OF DIRECTORS

     Directors who are employees of the Company or officers or employees of Bedford do not receive any compensation for serving on the Board or any of its committees. Directors who are not employees of the Company and are not employees or officers of Bedford receive an annual retainer of $3,000 and a fee of $500 for each meeting of the Board or a committee of the Board attended. The Board also reimburses all directors for all expenses incurred in connection with their activities as directors. Non-employee directors receive stock options under the Directors' Plan (as defined herein). For information on agreements and transactions which the Company has entered into with Bedford and its affiliates and companies affiliated with Messrs. Thomas, Beattie and Mauran, see "Certain Transactions."

EMPLOYMENT AGREEMENT

     The Company has an employment agreement (the "Employment Agreement") with Rafael Kravec, its Chairman of the Board and Chief Executive Officer, whereby he agrees to devote a majority of his business time and energies to the business and affairs of the Company. The term of the Employment Agreement extends to April 2000. The Employment Agreement is automatically renewable for successive one-year periods unless either party gives written notice at least 90 days prior to the end of a term of his or its intention not to renew. The Employment Agreement provides for a base annual salary to be determined by the Board or the Compensation Committee thereof. Mr. Kravec is also entitled to participate in the Company's other employee benefits, including, without limitation, the Company's stock option plans and the 6% Bonus Pool. The Employment Agreement provides that Mr. Kravec shall not engage or have an interest in any business competitive with or similar to that engaged by the Company during the term of the agreement and for a period of five years after its termination in the State of Florida or any other geographic area where the Company does business or in which its products are marketed. The Company has no other employment agreements.

STOCK OPTION PLANS

     1995 STOCK OPTION PLAN. In January 1995, the Company's Board of Directors adopted and its shareholders approved the Company's 1995 Stock Option Plan (the "1995 Plan") under which 1,500,000 shares of Common Stock are currently reserved for issuance upon exercise of stock options. As of April 15, 1997, there were outstanding under the 1995 Plan options to purchase an aggregate of 649,540 shares of Common Stock at exercise prices ranging from $3.30 to $8.38 per share. The 1995 Plan provides for the grant of both incentive stock options intended to qualify as such under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and nonqualified stock options to key employees, officers, directors and other persons who provide services for the Company or its subsidiaries. The exercise price per share for incentive stock options may not be less than the fair market value (as defined in the 1995 Plan) of the Common Stock at the time the option is granted and, for nonqualified stock options, the exercise price may not be less than the par value of the Common Stock. The 1995 Plan will expire on, and no options may be granted thereunder after, January 26, 2005, subject to the right of the Board to terminate the 1995 Plan earlier.

     NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN. Directors who are not employees of the Company are eligible to participate in the Non-Employee Director Stock Option Plan (the "Directors' Plan"), under which 200,000 shares of Common Stock are reserved for issuance. Currently Messrs. Thomas, Berens, Mauran and Dooley are eligible for the grant of stock options under the Directors' Plan. Under the Directors' Plan, each eligible director elected to the Board will be granted an option to purchase 7,000 shares of Common Stock. In addition, each year on the date of the annual meeting of shareholders, if such person has continued to serve as a director until that date, there will automatically be granted to each eligible director who is reelected to the Board an option to purchase 7,500 shares of Common Stock exercisable at the next annual meeting date. As of April 15, 1997, options for 7,000 shares of Common Stock exercisable at $6.00 per share and options for 37,500 shares of Common Stock exercisable at $7.00 per share are currently outstanding under the Directors' Plan.

     OTHER PLANS. The Company had two stock option plans, the 1981 Plan and the 1993 Stock Option Plan, which were established by Suave prior to the Merger, and which were terminated by the Company in June 1996. As of April 15, 1997, options to purchase 20,000 shares of Common Stock at $5.25 per share and 45,000 shares at $6.50 per share were outstanding under the 1981 Plan. No additional options may be granted under these plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Fred Berens served as a member of the Compensation Committee of the Board for the fiscal year ended January 31, 1997. Mr. Berens owns $546,000 in aggregate principal amount of the Company's outstanding 7.5% Convertible Debentures. See "Certain Transactions--Borrowings from Affiliates" and "Description of Certain Indebtedness."

                            PRINCIPAL SHAREHOLDERS

     As of May 30, 1997, the Company's authorized capital stock consists of (i) 50,000,000 shares of Common Stock, of which 13,258,311 shares are issued and outstanding, (ii) 350,000 shares of Series B Convertible Preferred, of which 315,463 shares are issued and outstanding, (iii) 571,429 shares of Series C Convertible Preferred, of which 566,129 shares are issued and outstanding and
(iv) 4,428,571 shares of Serial Preferred, $.01 par value, none of which are issued and outstanding. The Series B Convertible Preferred and the Series C Convertible Preferred have no voting rights on matters submitted to a vote of the Company's shareholders, except as required by law.

     The following table sets forth, as of April 15, 1997: (i) the ownership of Common Stock by all persons known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; and (ii) the beneficial ownership of Common Stock, Series B Convertible Preferred and Series C Convertible Preferred by (a) directors and nominees (listed by name) of the Company, (b) the Company's Chief Executive Officer and the Named Executives, and (c) all directors and executive officers of the Company as a group, without naming them.


                                                                           SERIES B                    SERIES C
                                            COMMON STOCK             CONVERTIBLE PREFERRED      CONVERTIBLE PREFERRED
                                    ----------------------------- --------------------------- --------------------------
                                      AMOUNT AND                   AMOUNT AND                  AMOUNT AND
                                      NATURE OF                    NATURE OF                   NATURE OF
NAME AND ADDRESS OF                   BENEFICIAL     PERCENT OF    BENEFICIAL    PERCENT OF    BENEFICIAL   PERCENT OF
BENEFICIAL OWNER (1)                 OWNERSHIP(2)     CLASS(2)     OWNERSHIP       CLASS       OWNERSHIP       CLASS
----------------------------------- --------------- ------------- ------------- ------------- ------------- ------------
Rafael Kravec(3)    ...............      2,779,851         20.3%         5,419         1.9%          8,835        1.5%
E. Scott Beattie(4)(5)    .........        251,225          1.9          5,961         2.0           9,185         1.6
Gretchen Cuzydlo(6)    ............         57,970            *             --          --              --          --
Joseph M. Gilfarb(6)   ............         58,734            *             --          --              --          --
Saul Kravec(6)   ..................         56,734            *             --          --              --          --
William J. Mueller(6)  ............         61,734            *             --          --              --          --
J.W. Nevil Thomas(4)(7)   .........        119,101            *          7,587         2.6          11,682         2.0
Fred Berens(8)   ..................        812,753          6.1             --          --              --          --
Richard C.W. Mauran (9)   .........      1,871,992         13.3         84,232        29.0         131,518        23.0
George Dooley(10)   ...............         16,000            *             --          --              --          --
Estate of Eugene Ramos(11)   ......        987,290          7.5
Bedford Capital
 Financial Corporation(4)(12)   ...        713,251          5.3
All directors and executive
 officers as a group
 (11 persons)(10)(13)  ............      6,102,728         40.1        103,199        35.5         161,220        12.8

----------------
  *  Less than one percent of the class.
 (1) The address of each of the persons shown in the above table other than BCFC and Messrs. Thomas, Beattie and Mauran is c/o French Fragrances, Inc., 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014. The address of BCFC is Charlotte House, Second Floor, Shirley Street, P.O. Box N964, Nassau, Bahamas. The address of Messrs. Thomas and Mauran is Scotia Plaza, Suite 4712, Toronto, Canada M5H 3Y2.
 (2) Includes shares of Common Stock issuable upon the conversion of Series B Convertible Preferred and the Series C Convertible Preferred, and upon the exercise of options to acquire Common Stock ("Options"), held by such persons which may be converted or exercised within 60 days after April 15, 1997. A total of 7.12 shares of Common Stock are issuable upon conversion of one share of Series B Convertible Preferred. One share of Common Stock is issuable upon conversion of one share of Series C Convertible Preferred. Unless otherwise indicated, the Company believes that all persons named in the table above have sole voting power and investment power with respect to all shares of Common Stock, Series B Convertible Preferred and Series C Convertible Preferred beneficially owned by them.

                                       65


 (3) The information relating to the Common Stock is based on Amendment No. 1 to
     Schedule 13D, dated August 14, 1996, which was filed by Mr. Kravec. The Common Stock includes (i) 2,349,000 shares of Common Stock owned by Mr. Kravec, including 1,000 shares which are owned by Mr. Kravec's daughter and as to which he disclaims beneficial ownership, (ii) 38,583 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by National Trading, (iii) 8,835 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by National Trading,
     (iv) 80,100 shares of Common Stock issuable upon the exercise of Options held by Mr. Kravec, (v) 68,750 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures held by Mr. Kravec, and (vi) 234,583 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures owned by National Trading.
 (4) The information relating to the Common Stock is based on a Schedule 13D, dated March 15, 1997, which was filed by BCFC.
 (5) The Common Stock includes (i) 134,234 shares of Common Stock issuable upon the exercise of Options held by Mr. Beattie, (ii) 64,201 shares of Common Stock owned by ESB, (iii) 42,442 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by ESB, (iv) 9,185 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by ESB, and (v) 1,163 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures held by ESB.
 (6) Includes 56,734 shares of Common Stock issuable upon the exercise of Options.
 (7) The Common Stock includes (i) 53,400 shares of Common Stock issuable upon the exercise of Options held by Mr. Thomas, (ii) 54,019 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by Nevcorp, and (iii) 11,682 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by Nevcorp.
 (8) The information relating to the Common Stock is based on Amendment No. 1 to
     Schedule 13D, dated July 26, 1996, which was filed by Mr. Berens. The Common Stock includes (i) 712,000 shares of Common Stock owned by Mr. Berens, (ii) 24,920 shares of Common Stock issuable upon the exercise of Options held by Mr. Berens, and (iii) 75,833 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures owned by Mr. Berens. Does not include 987,290 shares of Common Stock held by the Estate of Eugene Ramos, as to which Mr. Berens serves as a personal representative.
 (9) The Common Stock includes (i) 879,859 shares of Common Stock owned by Mr. Mauran, (ii) 125,000 shares of Common Stock owned by Devonshire Trust ("Devonshire"), a trust of which Mr. Mauran is a trustee, (iii) 110,680 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred owned by Devonshire, (iv) 489,051 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred beneficially owned by Euro Credit Investments Limited ("Euro Credit"), a company controlled by Mr. Mauran, (v) 108,254 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by Mr. Mauran, (vi) 23,264 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred owned by Devonshire, (vii) 24,920 shares of Common Stock issuable upon the exercise of Options held by Mr. Mauran, and (viii) 110,964 shares of Common Stock issuable upon conversion of 7.5% Convertible Debentures owned by Mr. Mauran. The information relating to the Common Stock is based on a Schedule 13D, dated March 15, 1997, which was filed by Mr. Mauran.
(10) The following shares are owned together with his spouse as joint tenants with right of survivorship: (i) 9,000 shares of Common Stock owned by Mr. Dooley, and (ii) 3,300 shares owned by an unnamed executive officer.
(11) Prior to the Merger, Eugene Ramos was the President and principal shareholder of Suave.
(12) The Common Stock includes (i) 417,801 shares of Common Stock, (ii) 240,378 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred, and (iii) 55,072 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred.
(13) The Common Stock includes (i) 734,775 shares of Common Stock issuable upon the conversion of Series B Convertible Preferred, (ii) 161,220 shares of Common Stock issuable upon the conversion of Series C Convertible Preferred and (iii) 564,843 shares of Common Stock issuable upon the exercise of Options.

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

                             CERTAIN TRANSACTIONS

     The Company has, and will continue to be, engaged in transactions with affiliates. The policy of the Company with regard to transactions with affiliates is to require that such transactions be on terms no less favorable to the Company than those that would have been obtained in a comparable transaction by the Company with an unrelated third party.

REGISTRATION RIGHTS AGREEMENT

     Following the Merger on November 30, 1995, the Company entered into a registration rights agreement with Bedford, for itself and on behalf of the investors in the Bedford Funds holding shares of Series B Convertible Preferred and Common Stock, Rafael Kravec, Eugene Ramos (who was the President of Suave prior to the Merger) and Fred Berens pursuant to which the Company granted certain demand and "piggyback" registration rights to such persons with respect to the Common Stock owned by them (including Common Stock issuable upon the conversion of the Series B Convertible Preferred), provided that a demand can only be made for at least an aggregate of 1,000,000 shares of Common Stock and no earlier than April 15, 1996. "Piggyback" registration rights permit such persons to require the Company to include their shares of Common Stock in a registration of Common Stock for the account of the Company or other shareholders, subject to certain limitations. Demand registration rights terminate November 30, 2000, and "piggyback" registration rights terminate on November 30, 2002. On March 20, 1996, the agreement was amended to grant registration rights to the investors in the Bedford Funds holding shares of the Series C Convertible Preferred with respect to the Common Stock issuable upon the conversion thereof, and on July 22, 1996, the agreement was further amended to grant similar registration rights to the holders of 7.5% Convertible Debentures with respect to the Common Stock issuable upon the conversion thereof.

COMPENSATION AND MONITORING AGREEMENTS

     The Company is a party to a one-year agreement dated as of April 1, 1997 (the "Chief Operating Officer Compensation Agreement") with ESB, which is renewable at the option of the Company for additional one-year terms. E. Scott Beattie, the President, Chief Operating Officer and a director of the Company, is the President and controlling shareholder of ESB and a director of Bedford. The Chief Operating Officer Compensation Agreement provides for a fee to ESB of $300,000, which fee is subject to increase as determined by the Board of Directors. In addition, the Company reimburses ESB for pre-approved travel expenses. Mr. Beattie does not draw a salary from the Company.

     Prior to the date of the Chief Operating Officer Compensation Agreement, the Company was a party to certain monitoring agreements with (i) Bedford, (ii) Nevcorp, and (iii) ESB, pursuant to which such entities provided financial advisory services to the Company, all of which have been replaced by the Chief Operating Officer Compensation Agreement. Pursuant to the monitoring agreements,
(i) Bedford received fees of $37,000, $27,750, $187,000 and $132,000, (ii)
Nevcorp received fees of $22,000, $16,500, $47,000 and $47,000, and (iii) ESB received fees of $16,000, $12,000, $41,000 and $96,000 for the fiscal year ended June 30, 1994, for the seven months ended January 31, 1995, and for the fiscal years ended January 31, 1996 and 1997, respectively. In addition, under these agreements the Company reimbursed Bedford, Nevcorp, and ESB for pre-approved travel expenses. Messrs. Thomas, Mauran and Beattie, each a director of the Company, are affiliates of Bedford. Mr. Thomas is also the President and controlling shareholder of Nevcorp.

MANAGEMENT FEES

     In connection with certain management and financial advisory services performed by Bedford over several months on behalf of the Company with respect to the Merger, the Company paid Bedford a management services fee of $200,000. In addition, in connection with certain management and financial advisory services performed by Bedford Capital Financial Inc., a wholly owned subsidiary of Bedford ("BCFI"), over several months on behalf of the Company with respect to the Halston Acquisition, the Company paid BCFI a management services fee of $200,000.

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


BORROWINGS FROM AFFILIATES

     Prior to May 13, 1997, the Company had outstanding $7.4 million aggregate principal amount of the 8.0% Series I Debentures, of which (i) $159,193 in aggregate principal amount were owned by Rafael Kravec and his affiliate, (ii) $477,579 in aggregate principal amount were owned by BCFC, (iii) $1,894,397 in aggregate principal amount were owned by Richard C.W. Mauran and his affiliates, and (iv) $175,112 in aggregate principal amount were owned by an affiliate of E. Scott Beattie. In March 1996, the Company issued $3.0 million aggregate principal amount of 8.0% Series II Debentures as part of the financing for the Halston Acquisition, of which (i) $173,931 in aggregate principal amount were owned by BCFC, (ii) $57,978 in aggregate principal amount were owned by Mr. Kravec, (iii) $680,922 in aggregate principal amount were owned by Mr. Mauran and his affiliates, and (iv) $60,275 in aggregate principal amount were owned by an affiliate of E. Scott Beattie. Mr. Kravec is the Chairman of the Board and Chief Executive Officer of the Company, Mr. Beattie is President, Chief Operating Officer and a director of the Company, and each of Messrs. Mauran and Berens is a director of the Company. The 8.0% Series I Debentures and 8.0% Series II Debentures were repaid with a portion of the net proceeds of the Offering. The Company also has outstanding $5.5 million aggregate principal amount of 7.5% Convertible Debentures, of which (i) $2,184,000 in aggregate principal amount are owned by Mr. Kravec and his affiliate, (ii) $546,000 in aggregate principal amount are owned by Fred Berens, (iii) $798,942 in aggregate principal amount are owned by Mr. Mauran and his affiliates and (iv) $8,374 in aggregate principal amount are owned by an affiliate of E. Scott Beattie. See "Management," "Use of Proceeds" and "Description of Certain Indebtedness."

     During the last three fiscal years, the Company has obtained certain loans and advances from affiliates of the Company. As of January 31, 1997, the Company had outstanding balances from National Trading and Fine Fragrances in the principal amounts of $1.1 million and $519,000, respectively. Since June 30, 1993, the highest amount outstanding at any one time from affiliates of the Company was as follows: National Trading, $2,088,000, Fine Fragrances, $1,900,000, and Rafael Kravec, $235,000. These loans or advances generally bear interest at the prime rate and are short-term in nature. As a result of the Fine Fragrances Acquisition, the advances from Fine Fragrances were cancelled. See
Note 12 of Notes to Consolidated Financial Statements of the Company.

NATIONAL TRADING

     The Company is a party to a lease agreement dated as of July 2, 1992, with National Trading, pursuant to which the Company is leasing the National Trading Facility. The property is subject to a mortgage by National Trading to secure its obligation for industrial development revenue bonds issued through the Dade County Industrial Development Authority in the original amount of $3 million. Pursuant to the lease, the Company is required to maintain a maximum leverage ratio, a minimum tangible capital base, a minimum current ratio and a minimum interest coverage ratio, and is subject to limits on capital expenditures. In addition, the Company agreed not to assign the lease without the prior written consent of the Industrial Development Authority and the trustee under the Bond Indenture. Under the terms of the lease, the Company has an option to purchase the leased property on or before the end of the lease term at a price of $1.8 million less the amount equal to the product of $10,000 multiplied by the number of months for which the Company has paid rent pursuant to the lease. The Company and National Trading currently intend to pursue a sale or lease of the National Trading Facility to a third party that would discharge the Company from the lease obligation. There is no assurance that any such sale or lease will be consummated. The Company made aggregate lease payments to National Trading of $236,000, $155,000, $277,000, and $259,000 for the fiscal year ended June 30,
1994, for the seven months ended January 31, 1995, and for the fiscal years ended January 31, 1996 and 1997, respectively. See Note 10 of Notes to the Consolidated Financial Statements of the Company.

FINE FRAGRANCES

     Prior to the consummation of the Fine Fragrances Acquisition and since May 14, 1990, the Company was a party to a management agreement (the "Management Agreement") with Fine

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

Fragrances, which the Company assumed in connection with its acquisition of the assets of the fragrance and cosmetics distribution business of National Trading in July 1992. Under the terms of the Management Agreement, the Company provided office space and equipment, warehousing and delivery facilities and certain managerial, accounting and legal services to Fine Fragrances, a corporation which was at the time 49.99% owned by the Company and of which Rafael Kravec, the Company's Chairman of the Board and Chief Executive Officer, served as President and Chief Executive Officer, in return for a management fee of 12% of the gross sales of Fine Fragrances, payable on a monthly basis. In addition, the Company was reimbursed for certain business expenses incurred by the Company in connection with the performance of the services under the Management Agreement. The Company received management fees under the Management Agreement totaling $371,000, $254,000, $376,000, and $925,000 during the fiscal year ended June 30,
1994, the seven months ended January 31, 1995 and the fiscal years ended January 31, 1996 and 1997, respectively. The Management Agreement was terminated upon consummation of the Fine Fragrances Acquisition. See "Business--Fine Fragrances Acquisition."

OTHER

     In the normal course of business and from time to time, the Company, Fine Fragrances and National Trading have entered into transactions that are reflected on the consolidated balance sheets of the Company as due to affiliates, net. See Note 12 of Notes to the Consolidated Financial Statements of the Company.

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


                      DESCRIPTION OF CERTAIN INDEBTEDNESS

INDEBTEDNESS REPAID WITH PROCEEDS OF OFFERING

     The following indebtedness of the Company was repaid with a portion of the net proceeds of the Offering:

     EXISTING CREDIT FACILITY. The Existing Credit Facility with Fleet provided for borrowings on a revolving basis of up to $45.0 million (which was increased to $55.0 million from July 1 to December 31 to accommodate increased working capital requirements in anticipation of and during the holiday season and was to be decreased to $30.0 million from January 1, 1998 through May 31, 1998), including up to $2.0 million in commercial letters of credit. Amounts borrowed on the revolving portion of the Existing Credit Facility were scheduled to mature on May 31, 1998. The Existing Credit Facility also included the remaining balance ($4.3 million as of January 31, 1997) of the $7.0 million term loan (the "Geoffrey Beene Term Note") which was used to finance a portion of the purchase price of the Geoffrey Beene Acquisition. Principal and interest payments on the Geoffrey Beene Term Note were due on a monthly basis, and principal payments were due: $2.0 million during the fiscal year ending January 31, 1998, and the balance during the fiscal year ending January 31, 1999. As of January 31, 1997, the Company had outstanding borrowings under the Existing Credit Facility (including the Geoffrey Beene Term Note) of approximately $42.0 million.

     Loans under the revolving credit portion of the Existing Credit Facility bore interest at a floating rate as did the Geoffrey Beene Term Note. The Company's borrowing availability under the revolving credit portion of the Existing Credit Facility was limited to the sum of between 80 to 85% of eligible accounts receivable and, subject to certain limitations, 50% (60% from July 1 through October 31 of each year) of eligible inventory.

     The Existing Credit Facility was secured by a first priority lien on all of the Company's assets, other than its Miami Lakes Facility (see "Business--Properties"), as well as by a security interest in the assets and the capital stock of its wholly owned subsidiaries and its stock of Fine Fragrances and by collateral assignment of brand licenses and trademarks. The Existing Credit Facility restricted the Company's ability to incur additional debt or other obligations, limited its ability to enter into certain acquisitions, mergers, investments and affiliated transactions, prohibited the declaration or payment of dividends on, or the redemption of, the Company's capital stock, prohibited certain payments on subordinated debt and prohibited the sale of the Company's interest in Fine Fragrances, G.B. Parfums, Halston Parfums, and FRM. The Existing Credit Facility also contained covenants requiring the Company to maintain a minimum shareholders' equity, a maximum leverage ratio, and minimum debt service and interest coverage ratios. In addition, it was an event of default under the Existing Credit Facility if Rafael Kravec, the Company's Chairman of the Board and Chief Executive Officer, ceased to be actively involved in the Company's management and a replacement satisfactory to Fleet did not succeed him. This event of default is not contained in the New Credit Facility. See "Description of the New Credit Facility."

     Upon repayment of the amounts outstanding under the Existing Credit Facility with a portion of the net proceeds of the Offering, such facility was terminated. The Company entered into the New Credit Facility with Fleet concurrently with the consummation of the Offering. See "Use of Proceeds" and "Description of New Credit Facility."

     8.0% SECURED SUBORDINATED DEBENTURES. The Company had outstanding $7.4 million aggregate principal amount of 8.0% Series I Debentures, which the Company issued to investors in the Bedford Funds in connection with the Geoffrey Beene Acquisition. The Company also issued approximately $3.0 million aggregate principal amount of 8.0% Series II Debentures to certain investors in the Bedford Funds in connection with the Halston Acquisition. The 8.0% Secured Subordinated Debentures were secured by a lien on all of the personal property assets of the Company junior to the lien of Fleet under the Existing Credit Facility, and the 8.0% Series II Debentures were also secured by an interest in the proceeds from the sale of the Miami Lakes Facility following satisfaction of amounts due the mortgage company. The 8.0% Secured Subordinated Debentures required aggregate mandatory annual principal payments of approximately $2.1 million commencing January 31, 2001, with the final payment due January 31, 2005. See Note 2 to the Notes to Consolidated Financial Statements. The 8.0% Secured Subordinated Debentures could, at the option of a holder thereof, be surrendered to pay the conversion price related to any shares of the Company's Series B Convertible Preferred or Series C Convertible Preferred held by such holder. See "Use of Proceeds."

     8.5% SUBORDINATED DEBENTURES. In connection with the FMG Acquisition, the Company issued approximately $11.1 million aggregate principal amount of 8.5% Subordinated Debentures. The 8.5% Subordinated Debentures consisted of a $4.0 million 8.5% Subordinated Debenture which required mandatory principal payments of $2.0 million in May 1998 and 1999, and three additional 8.5% Subordinated Debentures in the aggregate principal amount of $7.1 million. See Note 2 to the Notes to Consolidated Financial Statements. The $4.0 million 8.5% Subordinated Debenture was retired with a portion of the net proceeds of the Offering at an aggregate discount to par of $0.1 million. See "--Indebtedness to Remain Outstanding" and "Use of Proceeds."

INDEBTEDNESS WHICH REMAINS OUTSTANDING

     The following indebtedness of the Company continues to be outstanding following the consummation of the Offering:

     HALSTON NOTE. In connection with the Halston Acquisition, the Company issued to Halston Borghese, Inc. a $2.0 million term note which is to be repaid on a quarterly basis in an amount equal to 5% of the net sales revenues derived from the Company's sales of Halston brand products, provided that no payments are due until October 15, 1997 and that the accrued amount bears interest at 8% per annum. The Halston Note matures March 20, 2000.

     MORTGAGE NOTE. In June 1996, the Company obtained a $6.0 million mortgage on the Miami Lakes Facility. The Mortgage Note provides for monthly payments of interest at 8.84%, and a 20-year amortization schedule. The outstanding principal balance of the Mortgage Note is due and payable in June 2004. The Mortgage Note is secured by a first priority lien on the Miami Lakes Facility.

     8.5% SUBORDINATED DEBENTURES. After consummation of the Offering, $7.1 million aggregate principal amount of 8.5% Subordinated Debentures remain outstanding. These 8.5% Subordinated Debentures require mandatory annual principal payments in the aggregate amount of $2.4 million commencing May 2002, with the remaining balance due May 2004. See Note 2 to the Notes to Consolidated Financial Statements. The 8.5% Subordinated Debentures are and will be subordinated in right of payment to all existing and future indebtedness of the Company, including the Senior Notes.

     7.5% CONVERTIBLE DEBENTURES. The Company also has outstanding $5.5 million aggregate principal amount of 7.5% Convertible Debentures. The 7.5% Convertible Debentures are convertible at any time at $7.20 per share into shares of Common Stock, and are redeemable at par at any time commencing July 22, 1999 at the option of the Company, but only in the event the Common Stock, at the time a redemption notice is delivered by the Company, has been trading at no less than $14.40 for 20 consecutive trading days. The 7.5% Convertible Debentures are due June 30, 2006 and require interest-only payments payable semi-annually until maturity at which time the entire unpaid principal amount and any unpaid accrued interest is due and payable. The 7.5% Convertible Debentures are and will be subordinated in right of payment to all senior indebtedness of the Company, including the Senior Notes. See Note 4 to the Notes to Consolidated Financial Statements.

                     DESCRIPTION OF THE NEW CREDIT FACILITY

     Concurrently with the closing of the Offering, the Company entered into the New Credit Facility with Fleet which provides for borrowings on a revolving basis of up to $40.0 million, with a $3.0 million sublimit for letters of credit, for general corporate purposes, including working capital needs and acquisitions, subject to certain borrowing base limitations as described below. Borrowings under the New Credit Facility will mature on May 31, 1999.

     The New Credit Facility provides for borrowings on a revolving basis of up to $40.0 million. Availability is limited, however, to an amount equal to the Company's Borrowing Base. For purposes of the New Credit Facility, "Borrowing Base" means an amount equal to the sum of 50% of Eligible In-House Inventory (up to a maximum of $20.0 million), 85% of Eligible Insured Accounts Receivable, 85% of Approved Eligible Accounts Receivables and 80% of Eligible Accounts Receivable (other than Insured Eligible Accounts Receivable or Approved Eligible Accounts Receivable) (as such terms are defined in the New Credit Facility). The Company's obligations under the New Credit Facility rank PARI PASSU in right of payment with the Senior Notes and senior in right of payment to all existing and future subordinated indebtedness of the Company. In addition, borrowings under the New Credit Facility are secured by a first priority lien on all of the Company's accounts receivable and inventory, which constitute a substantial portion of the Company's assets. Accordingly, the New Credit Facility has priority as to such collateral over the Senior Notes.

     Loans under the New Credit Facility bear interest, payable monthly, at a floating rate ranging from, at the option of the Company, either (i) 1.75% over LIBOR to 2.25% over LIBOR or (ii) the Prime Rate as quoted by Fleet to 0.5% over such Prime Rate, and combinations thereof, in each case depending upon the Company's ratio of total Funded Debt (which includes all indebtedness of the Company other than the Halston Note) to its Shareholders Equity Base (as such term is defined in the New Credit Facility).

     The New Credit Facility contains customary covenants, including (a) limitations on additional indebtedness (including guarantees and capitalized lease obligations, but excluding up to $50.0 million in each fiscal year for additional indebtedness which may be issued in connection with certain asset purchases), (b) limitations on liens, (c) limitations on declaring dividends (other than stock dividends) on, or repurchasing, redeeming or otherwise retiring, any class of common stock of the Company or any warrants, options or rights to purchase any such capital stock or making any other distribution in respect thereof, (d) limitations on investments (including additional investments in existing or new subsidiaries) and contingent liabilities, and on the creation of additional subsidiaries, (e) limitations on advances, guarantees, and other transactions with affiliated parties, (f) limitations on capital expenditures and (g) limitations on mergers, consolidations and sales of assets. The New Credit Facility contains events of default customary for a facility of this type.

     The New Credit Facility also contains certain financial covenants, including requirements that the Company, on a consolidated basis, (a) maintain as of the last day of each fiscal quarter, a maximum ratio of indebtedness (less amounts outstanding under the 8.5% Subordinated Debentures and the 7.5% Convertible Debentures) to shareholders' equity (plus amounts outstanding under the 8.5% Subordinated Debentures and the 7.5% Convertible Debentures); (b) maintain at the end of each fiscal quarter, a shareholders' equity base of at least $37.0 million, subject to certain yearly increases based on net income and certain increases based on net proceeds from public offerings by the Company;
(c) maintain at the end of each fiscal quarter for the twelve preceding months then ended, a minimum ratio of EBITDA (less capital expenditures) to interest expense (plus regularly scheduled principal payments for borrowed money); and
(d) maintain at the end of each fiscal quarter for the twelve preceding months then ended, a minimum ratio of Operating Cash Flow (as defined in the New Credit Facility) (subject to certain adjustments) to interest expense.

     The Company pays quarterly in arrears a fee of .375% per annum on the unused portion of the New Credit Facility and a letter of credit fee of 1.0% per annum on the face amount of trade letters of credit and 2.0% per annum on the face amount of stand-by letters of credit issued and outstanding.

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

                        DESCRIPTION OF THE SENIOR NOTES

GENERAL

     The Initial Notes were, and the Exchange Notes will be, issued pursuant to an indenture dated as of May 13, 1997 (the "Indenture") between the Company and Marine Midland Bank, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Upon the issuance of the Exchange Notes, if any, or the effectiveness of a Shelf Registration Statement (as defined herein), the Indenture will be subject to and governed by the Trust Indenture Act. The Senior Notes are subject to all such terms, and holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Unless the context other requires, references to the Senior Notes shall include the Exchange Notes.

     The Senior Notes are unsecured senior obligations of the Company, rank senior in right of payment to all existing and future Subordinated Indebtedness of the Company and rank PARI PASSU in right of payment with all existing and future Senior Indebtedness of the Company, including indebtedness under the New Credit Facility. As of January 31, 1997, after giving effect to the Offering and the application of the net proceeds therefrom, the Company would have had approximately $21.8 million of total indebtedness, other than the Senior Notes. The Indenture limits the ability of the Company and its Subsidiaries to incur additional indebtedness; however, subject to certain limitations, the Company and its Subsidiaries are permitted to incur certain indebtedness, which may be secured. See "--Certain Covenants."

PRINCIPAL, MATURITY AND INTEREST

     The Senior Notes are limited in aggregate principal amount to $115 million and will mature on May 15, 2007. Interest on the Senior Notes accrues at the rate of 103/8% per annum and will be payable in cash semi-annually in arrears on May 15 and November 15, commencing on November 15, 1997, to holders of record on the immediately preceding May 1 and November 1. Interest on the Senior Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Senior Notes at their respective addresses set forth in the register of holders of Senior Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

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


OPTIONAL REDEMPTION

     The Senior Notes are not redeemable at the Company's option prior to May 15, 2002. Thereafter, the Senior Notes are subject to redemption, at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on May 15 of the years indicated below:

 YEAR                            PERCENTAGE
 ----                           -----------
 2002   .....................    105.188%
 2003   .....................    103.458%
 2004   .....................    101.729%
 2005 and thereafter   ......    100.000%

     Notwithstanding the foregoing, at any time prior to May 15, 2000, the Company, at its option, may on any one or more occasions redeem up to 35% of the initially outstanding aggregate principal amount of Senior Notes at a redemption price equal to 1093/8% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of one or more public equity offerings of the Company generating in each case net proceeds of at least $15.0 million; PROVIDED that at least 65% of the initially outstanding aggregate principal amount of Senior Notes remains outstanding immediately after the occurrence of any such redemption; and PROVIDED, FURTHER, that such redemption occurs within 60 days of the date of the closing of any such public equity offering of the Company.

MANDATORY REDEMPTION

     Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, each holder of Senior Notes has the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within 60 days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

     On the payment date set forth in the Change of Control Offer (the "Change of Control Payment Date"), the Company will, to the extent lawful, (i) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; PROVIDED that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     "CHANGE OF CONTROL" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) (other than the Principals or their Related Parties (as defined below)),
(ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction or series of transactions (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) (other than the Principals and their Related Parties) becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of (a) 35% or more of the voting Capital Interests of the Company and (b) more of the voting Capital Interests of the Company than are, in the aggregate, beneficially owned by the Principals and their Related Parties at the time of such consummation, or (iv) the first day on which a majority of the members of the Board of Directors are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting Capital Interests of the Company will be deemed to be a transfer of such portion of such voting Capital Interests as corresponds to the portion of the equity of such entity that has been so transferred.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require the Company to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another person or group may be uncertain.

     "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of (a) a majority of the Principals who were beneficial owners of voting Capital Interests of the Company at the time of such nomination or election or (b) a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

     "PRINCIPALS" means Rafael Kravec, E. Scott Beattie, J.W. Nevil Thomas, Fred Berens and Richard C.W. Mauran.

     "RELATED PARTY" with respect to any Principal means (a) any spouse or immediate family member of such Principal or (b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (a).

     Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Senior Notes to require that the Company repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring.

  ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, engage in an Asset Sale, unless (a) the Company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the

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assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Company or such Subsidiary is in the form of cash or Cash Equivalents; PROVIDED that the amount of (i) any liabilities (as shown on the Company's or such Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes or any guarantee thereof) that are assumed by the transferee of any such assets and (ii) any securities, notes or other obligations received by the Company or any such Subsidiary from such transferee that are promptly converted by the Company or such Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision.

     Within 180 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds (a) to permanently reduce Senior Indebtedness, (b) to permanently reduce Indebtedness permitted to be incurred pursuant to clause (i) of the second paragraph of the covenant described below under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" or (c) to an Investment in another business, the making of a capital expenditure or the acquisition of other tangible assets, in each case, in the same or a similar or related line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." Within 30 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company is required to make an offer to all holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Asset Sale Offer Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company and its Subsidiaries may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Senior Notes to be purchased on a PRO RATA basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset at zero.

SELECTION AND NOTICE

     If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a PRO RATA basis, by lot or by such method as the Trustee shall deem fair and appropriate; PROVIDED that no Senior Notes of $1,000 or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note will state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest ceases to accrue on Senior Notes or portions thereof called for redemption unless the Company defaults in making the redemption payment.

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Subsidiaries' Equity Interests (including, without limitation, any such distribution by such Persons in connection with any merger or consolidation involving the Company) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the

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Company or dividends or distributions payable to the Company or any Wholly Owned
Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except at scheduled maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four fiscal quarters for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

     (C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii) and (iii) of the next succeeding paragraph), is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, LESS 100% of such deficit), PLUS (2) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock or Equity Interests issued upon conversion of the Company's Series B Convertible Preferred or Series C Convertible Preferred outstanding on the date of the Indenture), PLUS (3) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (LESS the cost of disposition, if any) and (y) the initial amount of such Restricted Investment.

     The foregoing provisions do not prohibit (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition will be excluded from clause (C)(2) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); PROVIDED that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition will be excluded from clause (C)(2) of the preceding paragraph; (iv) the payment on the Issue Date of all principal and accrued interest related to (a) all of the Company's 8.0% Secured Subordinated Debentures and (b) $4.0 million principal amount of the Company's 8.5% Subordinated Debentures; and (v) an Investment to repurchase stock and to repay Indebtedness in connection with a transaction that results in Fine Fragrances becoming a Wholly Owned Subsidiary of the Company, in the case of clauses (iv) and (v), as described under "Use of Proceeds" elsewhere in this Prospectus.

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     The amount of all Restricted Payments (other than cash) will be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company will deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Company's latest available financial statements.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF DISQUALIFIED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company will not issue any Disqualified Stock; PROVIDED that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and any Subsidiary may incur Indebtedness (including Acquired Debt), if, (i) in each case, the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least (a) 2.00 to 1, on or prior to May 15, 1999 and (b) 2.25 to 1, thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period and (ii) in the case of incurrence of Indebtedness by a Subsidiary (other than Acquired Debt), such Subsidiary guarantees on a senior unsecured basis (a "Subsidiary Guarantee") the Company's payment obligations under the Senior Notes (each such Subsidiary, a "Subsidiary Guarantor"). See "--Subsidiary Guarantees" and "--Limitations on Issuances of Guarantees of Indebtedness."

   The foregoing provisions do not apply to:

     (i) the incurrence by the Company and any Subsidiary Guarantor of Senior Revolving Debt and letters of credit pursuant to any Credit Facility for working capital purposes (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) in an aggregate principal amount not to exceed the amount of the Borrowing Base;

     (ii) the incurrence by the Company of the Existing Indebtedness;

     (iii) the incurrence by the Company of the Indebtedness represented by the Senior Notes and the incurrence by any Subsidiary Guarantor of the Indebtedness represented by its Subsidiary Guarantee;

     (iv) the incurrence by the Company and any Subsidiary Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

     (v) the incurrence by the Company or any Subsidiary Guarantor of intercompany Indebtedness between or among the Company and any of its Wholly Owned Subsidiaries; PROVIDED that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Subsidiary Guarantor, as the case may be;

     (vi) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness (A) represented by Capital Lease Obligations, mortgage financings or purchase money obligations,

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   in each case incurred for the purpose of financing up to all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Subsidiary Guarantor, or (B) represented by mortgage financing secured solely by the Miami Lakes Facility (in addition to Indebtedness permitted to be incurred pursuant to clauses (ii) or (iv) above in this covenant) in a principal amount for (A) and (B) in the aggregate not to exceed $7.5 million at any time outstanding;

     (vii) the incurrence by the Company and any Subsidiary Guarantor of Hedging Obligations in the ordinary course of business of the Company or such Subsidiary Guarantor, as the case may be;

     (viii) the incurrence by the Company and any Subsidiary Guarantor of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business of the Company or such Subsidiary Guarantor, as the case may be; and

     (ix) the incurrence by the Company and any Subsidiary Guarantor of Indebtedness not otherwise permitted under the Indenture in an aggregate amount for all such Indebtedness not to exceed $7.5 million at any time outstanding.

     The Company will not incur any secured Indebtedness which is not Senior Indebtedness. No Subsidiary Guarantor will incur any secured Indebtedness which is not Guarantor Senior Indebtedness.

  LIENS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Senior Notes, and all obligations under the Subsidiary Guarantees, if any, are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Subsidiaries (A) on their Capital Interests or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the date of the Indenture, (ii) any Credit Facility, PROVIDED that any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereto are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Revolving Credit Facility as in effect on the date of the Indenture, (iii) the Indenture and the Senior Notes, (iv) applicable law, (v) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) Capital Lease Obligations, mortgage financings or purchase money obligations for property acquired in the ordinary course of business or mortgage financings secured by the Miami Lakes Facility that impose restrictions of the nature described in clause (c) above on the property so acquired or the Miami Lakes Facility, as the case may be, (vii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any of its Subsidiaries, at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, or (viii) Permitted Refinancing Indebtedness, PROVIDED that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

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  MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets in one or more related transactions to, another corporation, Person or entity, unless (i) the Company is the surviving Person or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized and existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company or the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) except in the case of a transaction the principal purpose and effect of which is to change the Company's state of incorporation, will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock."

  TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by a nationally-recognized investment banking firm; PROVIDED that (A) any reasonable employment, compensation, bonus or benefit arrangement entered into by the Company or any of its Subsidiaries in the ordinary course of business of the Company or such Subsidiary, including without limitation, (x) the grant of stock options, stock appreciation rights or other stock-based incentive awards (other than Disqualified Stock) in the ordinary course of business of the Company or such Subsidiary, as the case may be, PROVIDED that any non-stock payments by the Company or any Subsidiary in connection with the grant or exercise or other settlement of such stock options, stock appreciation rights or other stock-based incentive awards are permitted under the provisions of the Indenture described above under "--Restricted Payments" and (y) the payment of bonuses to officers of the Company from the 6% Bonus Pool described under the caption "Management--Executive Compensation" elsewhere in this Prospectus, and any renewals, extensions or amendments thereof, provided that amounts paid thereunder with respect to any fiscal year shall not exceed in the aggregate 6% of the Company's pre-tax profits for such fiscal year as determined pursuant to the terms of the 6% Bonus Pool as in effect on the date of the Indenture, (B) transactions between or among the Company and/or its Subsidiaries, (C) the payment of reasonable fees, expense reimbursement and customary indemnification, advances and

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other similar arrangements to directors and officers of the Company, (D)
reasonable loans or advances to employees of the Company and its Subsidiaries in the ordinary course of business of the Company or such Subsidiary, as the case may be, (E) transactions permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (F) scheduled payments of principal and interest with respect to Existing Indebtedness, (G) scheduled payments pursuant to the lease of the National Trading Facility as described under the caption "Certain Transactions--National Trading" elsewhere in this Prospectus and (H) so long as Mr. Beattie is acting as President and Chief Operating Officer of the Company, payment of a fee to ESB pursuant to the terms of the Chief Operating Officer Compensation Agreement as in effect on the date of the Indenture (or any agreement replacing such agreement on terms approved as reasonable by a majority of the disinterested members of the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee), in each case, will not be deemed to be Affiliate Transactions.

  SALE AND LEASEBACK TRANSACTIONS

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, enter into any sale and leaseback transaction; PROVIDED that the Company and any Subsidiary Guarantor may enter into a sale and leaseback transaction if (a) the Company or such Subsidiary Guarantor could have
(i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock" and (ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company or such Subsidiary Guarantor applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

  LIMITATION ON ISSUANCES AND SALES OF CAPITAL INTERESTS OF WHOLLY OWNED SUBSIDIARIES

     The Indenture provides that the Company (a) will not, and will not permit any Wholly Owned Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of (including by way of merger, consolidation or similar transaction) any Capital Interests of any Wholly Owned Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Subsidiary of the Company), unless (i) such transfer, conveyance, sale, lease or other disposition is of all the Capital Interests of such Wholly Owned Subsidiary and (ii) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales," and (b) will not permit any Wholly Owned Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, Capital Interests constituting directors' qualifying shares or interests) to any Person other than to the Company or a Wholly Owned Subsidiary of the Company.

  LIMITATION ON PREFERRED STOCK OR PREFERRED EQUITY INTERESTS OF SUBSIDIARIES

     The Company will not permit any of its Subsidiaries to issue or sell any preferred stock or preferred Equity Interests (other than to the Company or to a Wholly Owned Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Subsidiary of the Company) to own any preferred stock or preferred Equity Interests of any Subsidiary.

  BUSINESS ACTIVITIES

     The Indenture provides that the Company will not, and will not permit any Significant Subsidiary to, engage in any business other than such business activities as the Company and its Subsidiaries are engaged in on the date of the Indenture and such business activities similar or reasonably related thereto.

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  PAYMENTS FOR CONSENT

     The Indenture provides that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes, unless such consideration is offered to be paid or agreed to be paid to all holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, the Company will furnish to the holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

  SUBSIDIARY GUARANTEES

     As described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock," the Indenture permits any Subsidiary to incur Indebtedness under certain circumstances, PROVIDED that such Subsidiary guarantees on a senior unsecured basis the Company's payment obligations under the Senior Notes. To effect such Guarantee, such Subsidiary will, no later than the incurrence of such Indebtedness, execute and deliver to the Trustee a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Senior Notes by such Subsidiary Guarantor. Each Subsidiary Guarantee will be a senior unsecured obligation of the Subsidiary Guarantor issuing such Subsidiary Guarantee and will rank PARI PASSU in right of payment with all Guarantor Senior Indebtedness of such Subsidiary Guarantor. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited so as to not to constitute a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance."

     The Indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Subsidiary Guarantor (other than the Company or a Subsidiary Guarantor), unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor, pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Senior Notes and the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default exists and (iii) such Subsidiary Guarantor, or any Person formed by or surviving any such consolidation or merger, would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock"; PROVIDED that the foregoing provisions do not apply to any Asset Sale subject to the provisions described above under the caption "--Repurchase at the Option of Holders--Asset Sales."

     The Indenture provides that, (i) in the event of a sale or other disposition of all, or substantially all, of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or

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other disposition of all of the capital stock of any Subsidiary Guarantor, such
Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all, or substantially all, of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; PROVIDED that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Asset Sales", (ii) in the event the Subsidiary Guarantee was issued by reason of the incurrence of Indebtedness by a Subsidiary Guarantor permitted pursuant to the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Disqualified Stock," the payment in full, whether at maturity or otherwise, of all Indebtedness incurred by such Subsidiary Guarantor in accordance with such covenant or (iii) in the event the Subsidiary Guarantee was issued by reason of the Guarantee or securing of payment of Indebtedness other than the Senior Notes pursuant to the covenant described below under the caption "--Limitations on Issuances of Guarantees of Indebtedness," the release or discharge of the Guarantee by the Subsidiary Guarantor of all such Indebtedness, except a discharge by or as a result of payment under such Guarantee.

  LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     The Indenture provides that the Company will not permit any Subsidiary, directly or indirectly, to guarantee or secure the payment of any Indebtedness other than the Senior Notes, unless such Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Senior Notes by such Subsidiary, which Guarantee will rank senior to or PARI PASSU with such Subsidiary's Guarantee of, or pledge to secure, such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Subsidiary of the Senior Notes will provide by its terms that it will be automatically and unconditionally released and discharged upon either
(a) the release or discharge of such Guarantee of such other Indebtedness, except a discharge by or as a result of payment under such Guarantee, or (b) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Interests in, or all or substantially all the assets of, such Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee is attached as an exhibit to the Indenture.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in the payment of all or any part of the principal, or premium, if any, on the Senior Notes when and as the same becomes due and payable at maturity, upon redemption, by acceleration, or otherwise, including, without limitation, the payment of the Change of Control Payment or the Asset Sale Offer Price, or otherwise; (iii) failure by the Company or any of its Subsidiaries to observe or perform in all material respects the covenants set forth in the Indenture described above under the captions "--Certain Covenants--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Disqualified Stock," "--Liens" and "--Merger, Consolidation or Sale of Assets";
(iv) failure by the Company or any of its Subsidiaries to observe or perform in all material respects any other covenant or agreement on the part of the Company or such Subsidiary contained in the Senior Notes or the Indenture and the continuance of such failure for a period of 30 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding, specifying such default, requiring that it be remedied and stating that such notice is a "Notice of Default"; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its

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express maturity and, in each of (A) and (B), the principal amount of any such
Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $3.0 million or more; (vi) failure by the Company or any of its Subsidiaries to pay final non-appealable judgments aggregating in excess of $3.0 million, which judgments are not paid, discharged or stayed for a period of 60 consecutive days; (vii) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any Person acting on behalf of any Subsidiary Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default occurs prior to May 15, 2002 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Senior Notes prior to May 15, 2002, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

     The holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes, and except as to payments required under the covenants described above under the captions "--Repurchase at the Option of Holders--Change of Control" and "--Asset Sales."

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS AND
STOCKHOLDERS

     No director, officer, employee, incorporator, partner or stockholder of the Company or any Subsidiary of the Company, as such, has any liability for any obligations of the Company or any Subsidiary Guarantor under the Senior Notes, any Subsidiary Guarantee or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part

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of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust,
(iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Senior Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;
(iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, assuming that no holder of a Senior Note is an "insider" as defined in Section 101(31) of the U.S. Bankruptcy Code and assuming that prior to such 91st day no voluntary or involuntary bankruptcy case has been commenced with respect to the Company, such deposit will not constitute a preference as defined in Section 547 of the U.S. Bankruptcy Code, and, assuming such a bankruptcy case is commenced on or after such 91st day, the trust funds will not constitute property included within the

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estate of the debtor; (vii) the Company must deliver to the Trustee an Officers'
Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Senior Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for in the Indenture relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Senior Note selected for redemption. Also, the Company is not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

     The registered holder of a Senior Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Notes), and any existing Default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting holder) (i) reduce the principal amount of Senior Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes, (iii) reduce the rate of or change the time for payment of interest, including default interest, on any Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes including, without limitation, payment of the Change of Control Payment or the Asset Sale Offer Price (except a rescission of acceleration of the Senior Notes by the holders of at least a majority in aggregate principal amount of the then outstanding Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Note payable in money other than that stated in the Senior Notes, (vi) make any change in the provisions of the Indenture relating to waivers of Defaults or the rights of holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes, (vii) waive a redemption payment with respect to any Senior Note or (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Senior Notes, the Company and the Trustee may amend or supplement the Indenture, the Senior Notes or any Subsidiary Guarantee to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Company's or any Subsidiary Guarantor's obligations to holders of Senior Notes in the case of a merger, consolidation or other similar business combination, to make any change that would provide any additional rights or benefits to the holders of Senior Notes or that does not materially adversely affect the legal rights under the Indenture of any such holder, to provide for Subsidiary Guarantees of the Senior Notes or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

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CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must (i) eliminate such conflict within 90 days, (ii) apply to the Commission for permission to continue or (iii) resign.

     The holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to French Fragrances, Inc., 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014, Attention: Chief Financial Officer.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "ACQUIRED DEBT" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, PROVIDED that such Indebtedness was not incurred in contemplation of such other Person merging with or into or becoming a Subsidiary of such specified Person and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person, PROVIDED that such Indebtedness was not incurred in contemplation of such acquisition.

     "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control.

     "ASSET SALE" means (a) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback or by way of merger, consolidation or similar transaction) other than sales of inventory in the ordinary course of business consistent with past practices (PROVIDED that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), (b) the issuance by any Subsidiary of Equity Interests of such Subsidiary and (c) the disposition by the Company or any of its Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (a), (b) or (c), whether in a single transaction or a series of related transactions, (i) that have a fair

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market value in excess of $1.0 million or (ii) for net proceeds in excess of
$1.0 million. Notwithstanding the foregoing, (a) a transfer of assets by the Company to a Wholly Owned Subsidiary that is a Subsidiary Guarantor, or by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary,
(b) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary, (c) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments," (d) any sale and leaseback transaction otherwise permitted pursuant to the covenant described above under the caption "--Certain Covenants--Sale and Leaseback Transactions" and (e) sales of accounts receivable in the ordinary course of business of the Company consistent with past practices for the purpose of insuring against the risk of uncollectibility pursuant to the Heller Arrangement described elsewhere in this Prospectus in "Business--Marketing and Sales" (or any replacement thereof on terms that are no less favorable to the Company), will not be deemed to be Asset Sales.

     "ATTRIBUTABLE DEBT" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "BOARD OF DIRECTORS" means the Board of Directors of the Company or any authorized committee of the Board of Directors, except that for the purposes of the definitions of the terms "Change of Control" and "Continuing Directors," the term "Board of Directors" shall mean the entire Board of Directors of the Company and not any authorized committee of the Board of Directors.

     "BORROWING BASE" means, as of any date, an amount equal to (a) 85% of the face amount of all accounts receivable owned by the Company and its Subsidiaries as of such date that are not more than 90 days past due, PLUS (b) 65% of the book value (calculated on an average cost basis) of all inventory owned by the Company and its Subsidiaries as of such date, MINUS (c) any amount applied pursuant to the second paragraph of the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales" to permanently reduce Indebtedness permitted to be incurred pursuant to clause (i) of the second paragraph of the covenant described above under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock," all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

     "CAPITAL INTERESTS" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "CAPITAL LEASE OBLIGATION" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "CASH EQUIVALENTS" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits or demand deposits, in each case with any lender party to any Credit Facility or with any domestic commercial bank having capital and surplus in excess of $1.0 billion, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into

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with any financial institution meeting the qualifications specified in clause
(iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and in each case maturing within six months after the date of acquisition and (vi) investments in money market funds all of whose assets comprise securities of the types described in clauses (i), (ii) and
(iii) above.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "COMMISSION" means the Securities and Exchange Commission.

     "CONSOLIDATED CASH FLOW" means with respect to any Person for any period, the Consolidated Net Income of such Person and its Subsidiaries for such period PLUS (i) an amount equal to any extraordinary loss PLUS any net loss realized in connection with an Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) (to the extent such losses were deducted in computing such Consolidated Net Income), PLUS (ii) the provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, PLUS (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, PLUS (iv) all items classified as "depreciation" or "amortization" on such Person's statement of operations and other non-cash charges (including non-cash, equity-based compensation charges, but excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person will be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its organizational documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

     "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; PROVIDED that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof, (ii) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without prior approval (that has not been obtained) pursuant to the terms of its organizational documents and all agreements, instruments, judgments, decrees, orders, statutes, rules or governmental regulations applicable to that Subsidiary or its stockholders,
(iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, (iv) the cumulative effect of a change in accounting principles will be excluded, (v) Consolidated Net Income will not include any gain (but shall include any loss), together with any related provision for taxes on such gain (but not such loss), realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or
(B) the disposition of any securities by such Person or any of its Subsidiaries or the

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extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(vi) Consolidated Net Income will not include any extraordinary or nonrecurring gain (but shall include any loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not such loss).

     "CONSOLIDATED NET WORTH" means, with respect to any Person, the sum of (i) the consolidated equity of the holders of common Equity Interests in such Person and its consolidated Subsidiaries PLUS (ii) the respective amounts reported on such Person's most recent balance sheet with respect to any series of preferred stock or preferred Equity Interests; PROVIDED that the preferred stock or preferred Equity Interests will be included in Consolidated Net Worth only if such preferred stock or preferred Equity Interests are not Disqualified Stock, LESS (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the date of the most recently completed fiscal quarter in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, investments in marketable securities), and
(z) all unamortized debt discount and expense and unamortized deferred financing charges, all of the foregoing determined in accordance with GAAP.

     "CREDIT FACILITY" means any credit facility entered into by and among the Company, any Subsidiary Guarantor and the lending institutions party thereto, including any credit agreement, related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "DEFAULT" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "DISQUALIFIED STOCK" means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day after the date on which the Senior Notes mature.

     "EQUITY INTERESTS" means Capital Interests and all warrants, options or other rights to acquire Capital Interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Interests).

     "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "EXISTING INDEBTEDNESS" means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

     "FIXED CHARGES" means, with respect to any Person for any period, the sum of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of deferred financing fees), (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of (a) the amount of dividends or distributions paid, whether or not in cash, in respect of preferred stock or preferred Equity Interests of such Person, other than dividend payments on Equity Interests payable

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solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in the case of clauses (i) through (iv), determined on a consolidated basis and, in the case of clauses (i) through (iii), determined in accordance with GAAP.

     "FIXED CHARGE COVERAGE RATIO" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving borrowings under any Credit Facility) or issues or redeems preferred stock or preferred Equity Interests subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock or preferred Equity Interests, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "GUARANTOR SENIOR INDEBTEDNESS" means any Indebtedness permitted to be incurred by any Subsidiary Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to such Subsidiary Guarantor's Subsidiary Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include (i) any Obligation of such Subsidiary Guarantor to any Subsidiary of such Subsidiary Guarantor, (ii) any liability for federal, state, local or other taxes owed or owing by such Subsidiary Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business of the Subsidiary Guarantor (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness, Guarantee or Obligation of the Subsidiary Guarantor that is contractually subordinated or junior in any respect to any other Indebtedness, Guarantee or Obligation of such Subsidiary Guarantor or (v) any Indebtedness incurred in violation of the Indenture.

     "HEDGING OBLIGATIONS" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates and (iii) agreements entered into for the purpose of fixing or hedging the risks associated with fluctuations in foreign currency exchange rates.

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     "INDEBTEDNESS" means, with respect to any Person, any indebtedness of such
Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

     "INVESTMENTS" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including Guarantees of Indebtedness or other obligations but excluding advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or its Subsidiaries in accordance with GAAP), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration consisting of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; PROVIDED that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company will not be deemed to be an Investment.

     "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "MIAMI LAKES FACILITY" means the land and buildings comprising the Company's executive offices and distribution facility at 14100 N.W. 60th Avenue, Miami Lakes, Florida 33014.

     "NET INCOME" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

     "NET PROCEEDS" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, regulatory compliance costs and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Senior Revolving Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "PERMITTED INVESTMENTS" means (a) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that is engaged in the same or a similar or related line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company that is engaged in the same or a similar or related line of business as the Company and its Subsidiaries were

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engaged in on the date of the Indenture or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is engaged in the same or a similar or related line of business as the Company and its Subsidiaries were engaged in on the date of the Indenture; (d) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) Investments in endorsements of negotiable instruments and similar negotiable documents in the ordinary course of business;
(f) Investments existing on the date of the Indenture; (g) Investments in obligations of account debtors to the Company or any of its Subsidiaries and stock or obligations issued to the Company or any such Subsidiary by any Person, in each case, in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of such Person's Indebtedness; and (h) other Investments in any one or more Persons that do not exceed $5.0 million in the aggregate at any time outstanding.

     "PERMITTED LIENS" means (i) Liens on accounts receivable and inventory securing Indebtedness permitted to be incurred under clause (i) of the second paragraph of the covenant described above under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock"; (ii) Liens in favor of the Company; (iii) Liens to secure Indebtedness permitted to be incurred pursuant to the first paragraph of the covenant described above under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" that is incurred to finance the acquisition of property or assets acquired by the Company or any Subsidiary after the date of the Indenture, so long as (A) such Indebtedness is incurred and the Lien securing such Indebtedness is created within 90 days of such acquisition and (B) such Lien does not extend to any property or assets of the Company or any Subsidiary other than the property and assets so acquired; (iv) Liens on property of a Person existing at the time such Person is merged into, consolidated with or acquired by the Company or any Subsidiary of the Company; PROVIDED that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Subsidiary or those of an unrelated third party; (v) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, PROVIDED that such Liens were not incurred in contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business of the Company or any Subsidiary of the Company; (vii) Liens to secure Indebtedness permitted by clause (vi) of the second paragraph of the covenant described above under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock" covering only the assets acquired, constructed or improved with such Indebtedness or the Miami Lakes Facility, as the case may be; (viii) Liens existing on the date of the Indenture; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently pursued, PROVIDED that any reserve or other appropriate provision as is required in conformity with GAAP shall have been made therefor; (x) Liens securing Permitted Refinancing Indebtedness, PROVIDED that such Liens do not extend to or cover any assets or property other than the collateral securing the Indebtedness to be refinanced; (xi) Liens arising by operation of law in connection with judgments, which do not give rise to an Event of Default with respect thereto; (xii) easements, rights of way, zoning restrictions and other similar encumbrances or title defects which do not materially detract from the value of the property or the assets subject thereto or interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole; (xiii) Liens securing Attributable Debt with respect to any sale and leaseback transaction in an aggregate amount not to exceed the aggregate principal amount of Attributable Debt permitted to be incurred pursuant to the covenant described above under "--Certain Covenants--Incurrence of Indebtedness and Issuance of Disqualified Stock," PROVIDED that such Liens do not extend to or cover any assets or property other than the collateral securing such Attributable Debt; (xiv) Liens on sales of accounts receivable pursuant to the Heller Arrangement (or any permitted replacement thereof); and (xv) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than

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trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property subject thereto or materially impair the use thereof in the operation of business by the Company or such Subsidiary.

     "PERMITTED REFINANCING INDEBTEDNESS" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Subsidiaries; PROVIDED that (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (PLUS the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "RESTRICTED INVESTMENT" means an Investment other than a Permitted Investment.

     "REVOLVING CREDIT FACILITY" means the revolving credit facility dated as of May 13, 1997, between the Company and Fleet National Bank.

     "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

     "SENIOR INDEBTEDNESS" means any Indebtedness which ranks PARI PASSU in right of payment with, and which is not expressly by its terms subordinated in right of payment of principal, interest or premium, if any, to the Senior Notes, whether or not such Indebtedness is secured.

     "SENIOR REVOLVING DEBT" means revolving credit borrowings under any Credit Facility.

     "SIGNIFICANT SUBSIDIARY" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the Indenture; PROVIDED that each Subsidiary Guarantor will be deemed a Significant Subsidiary.

     "SUBORDINATED INDEBTEDNESS" means any Indebtedness which is expressly by its terms subordinated in right of payment of principal, interest or premium, if any, to the Senior Notes.

     "SUBSIDIARY" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof).


     "SUBSIDIARY GUARANTOR" means any Subsidiary of the Company that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and its successors and assigns.

     "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of

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principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

     "WHOLLY OWNED SUBSIDIARY" of any Person means a Subsidiary of such Person, all of the outstanding Capital Interests or other ownership interests of which (other than directors' qualifying shares or interests) are at the time owned by such Person or by one or more Wholly Owned Subsidiaries of such Person (or a combination thereof).

BOOK-ENTRY, DELIVERY AND FORM

     The Initial Notes were offered and sold to QIBs in reliance on Rule 144A ("Rule 144A Notes"). Initial Notes also were offered and sold to Institutional Accredited Investors in transactions exempt from registration under the Securities Act not made in reliance on Rule 144A ("Other Notes").

     Exchange Notes issued in exchange for each of the Rule 144A Notes and Other Notes initially will be represented by one or more Notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Exchange Notes in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Senior Notes for Certificated Senior Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

     The Exchange Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

  DEPOSITARY PROCEDURES

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Notes, DTC will credit the accounts of Participants which receive Exchange Notes with portions of the principal amount of the Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     Investors in the Global Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC.

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     The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons may be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a Person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Exchange Notes, see "--Exchange of Book-Entry Senior
Notes for Certificated Senior Notes."

     EXCEPT AS DESCRIBED BELOW, OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE EXCHANGE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF EXCHANGE NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal of (and premium, if any) and interest on a Global Note registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes, or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Exchange Notes for all purposes.

     Interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Exchange Notes only at the direction of one or more Participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Exchange Notes, DTC reserves the right to exchange the Global Notes for Exchange Notes in certificated form, and to distribute such Exchange Notes to its Participants.

     The information in this section concerning DTC and its book-entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Initial Purchasers or the Trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  EXCHANGE OF BOOK-ENTRY SENIOR NOTES FOR CERTIFICATED SENIOR NOTES

     A Global Note is exchangeable for definitive Exchange Notes in registered certificated form if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Exchange Notes in certificated form or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes. In addition, beneficial interests in a Global Note may be exchanged for certificated Exchange Notes upon request of a holder but only upon at least 20 days' prior written notice given to the Trustee by or on behalf of DTC in accordance with its customary procedures. In all cases, certificated Exchange Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

                      EXCHANGE OFFER; REGISTRATION RIGHTS

     The Company and the Initial Purchasers, for the benefit of the holders of Senior Notes, entered into the Registration Rights Agreement dated as of May 13, 1997. Pursuant to the Registration Rights Agreement, the Company filed with the SEC the Registration Statement with respect to the Exchange Offer (the "Exchange Offer Registration Statement"). If any holder of Transfer Restricted Senior Notes (as defined below) notifies the Company, within 20 business days following the consummation of the Exchange Offer, that (A) such holder was prohibited by law or SEC policy from participating in the Exchange Offer, or (B) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and this Prospectus is not appropriate or available for such resales by such holder, the Company will file with the SEC a shelf registration statement (the "Shelf Registration Statement") to cover resales of the Transfer Restricted Senior Notes by the holders thereof who satisfy certain conditions relating to the provision of information in connection with the Shelf Registration Statement. The Company will use reasonable best efforts to cause the Shelf Registration Statement to be declared effective as promptly as possible by the SEC. For purposes of the foregoing, "Transfer Restricted Senior Notes" means each Senior Note until the earliest to occur of (i) the date on which such Senior Note is exchanged in the Exchange Offer for an Exchange Note which may be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (ii) the date on which such Senior Note has been sold or otherwise disposed of in accordance with the Shelf Registration Statement, (iii) the date on which such Senior Note is disposed of by a broker-dealer as contemplated by the Exchange Offer Registration Statement (including delivery of this Prospectus) and (iv) the date on which such Senior Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     A holder of Transfer Restricted Senior Notes who sells Senior Notes pursuant to the Shelf Registration Statement will generally be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations).

     The Registration Rights Agreement provides that the Company will use reasonable best efforts to issue Exchange Notes in exchange for all Initial Notes tendered in the Exchange Offer. If the Company is obligated to file the Shelf Registration Statement, the Company will file the Shelf Registration Statement with the SEC on or prior to 30 days after such filing obligation arises and use reasonable best efforts to cause the Shelf Registration Statement to be declared effective by the SEC on or prior to 150 days after such obligation arises; PROVIDED that if the Company has not consummated the Exchange Offer by November 9, 1997, then the Company will file the Shelf Registration Statement with the SEC on or prior to November 10, 1997. The Company shall use reasonable best efforts to keep the Shelf Registration Statement continuously effective, supplemented and amended until May 13, 1999 or such shorter period that will terminate when all the Senior Notes covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are eligible for sale under Rule 144(k) under the Securities Act; PROVIDED, HOWEVER that, if the Company is engaged in a material acquisition or disposition and in certain other circumstances, the Company may suspend offers and sales under the Shelf Registration Statement, subject to certain conditions, for up to 30 days in each year during which the Shelf Registration Statement is required to be effective. If (a) the Company fails to file the Shelf Registration Statement on or before the date specified for such filing, (b) the Shelf Registration Statement is not declared effective by the SEC on or prior to the date specified for such effectiveness, (c) the Company fails to consummate
the Exchange Offer on or prior to       1997, (d) the Shelf Registration
Statement or the Exchange Offer Registration Statement is declared effective but thereafter, subject to certain exceptions, ceases to be effective for a period of one business day or (e) at any time when the prospectus is required by the Securities Act to be delivered in connection with sales of the Transfer Restricted Senior Notes, the Company shall conclude, or the holders of a majority in principal amount of the affected Transfer Restricted Senior Notes shall reasonably conclude, based on the advice of their counsel, and shall give notice to the Company, that either (A) any event shall have occurred or fact exist as a result of which it is necessary to amend or supplement the prospectus in order that it will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, or (B) it shall be necessary to amend or supplement such Registration Statement or the prospectus in order to comply with the requirements of the Securities Act or the rules of the SEC thereunder, and in the case of clause (A) or (B), such Registration Statement is not appropriately amended by an effective post-effective amendment, or the prospectus is not amended or supplemented, in a manner reasonably satisfactory to the holders of Transfer Restricted Senior Notes so as to be declared effective and made usable within one business day after the Company shall so conclude or shall receive the above-mentioned notice from holders of Transfer Restricted Senior Notes (each such event referred to in clauses (a) through (e) above, a "Registration Default"), then the Company will pay as liquidated damages ("Liquidated Damages") to each holder of Transfer Restricted Senior Notes, with respect to the first 90-day period immediately following the occurrence of such Registration Default in an amount equal to $0.05 per week for each $1,000 principal amount of Senior Notes held by such holder. The amount of the Liquidated Damages will increase by an additional $0.05 per week per $1,000 principal amount of Senior Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $0.50 per week for each $1,000 principal amount of Senior Notes. Liquidated Damages will not accrue during any period the Company is permitted, as set forth above, to suspend offerings and sales when the Company is engaged in a material acquisition or disposition or in certain other circumstances. All accrued Liquidated Damages will be paid by the Company to the holder of the Global Notes by wire transfer of immediately available funds or by federal funds check and to holders of certificated Senior Notes by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of Transfer Restricted Senior Notes will be required to make certain representations to the Company (as described herein under the caption--"The Exchange Offer--Procedures for Tendering Initial Notes") in order to participate in the Exchange Offer and will be required to deliver information to be used in connection with the Shelf Registration Statement and to provide comments on the Shelf Registration Statement within the time periods set forth in the Registration Rights Agreement in order to have their Transfer Restricted Senior Notes included in the Shelf Registration Statement and benefit from the provisions regarding Liquidated Damages set forth above. Holders of Transfer Restricted

Notes will be responsible for the fees and disbursements, if any, of their counsel, accountants and any other advisors, and for underwriting commissions and discounts, brokerage commissions, agent fees (other than the fees of the Exchange Agent for the Exchange Offer) and transfer taxes relating to the Exchange Offer Registration Statement or the Shelf Registration Statement.

     The foregoing description of the Registration Rights Agreement is a summary only and does not purport to be complete. This summary is qualified in its entirety by reference to all provisions of the Registration Rights Agreement, which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The exchange of an Initial Note for an Exchange Note pursuant to the Exchange Offer should not be treated as an exchange for United States federal income tax purposes and, therefore, will not be a taxable event. Accordingly, an Exchange Note should be treated as a continuation of the corresponding Initial Note and, as a result, an exchanging holder should not recognize any gain or loss on the exchange, his holding period for the Exchange Note would include his holding period for the Initial Note and his basis in the Exchange Note would be the same as his basis in the Initial Note.

     IN ANY EVENT, PERSONS CONSIDERING THE EXCHANGE OF INITIAL NOTES FOR EXCHANGE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IN LIGHT OF THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTIONS.

                             PLAN OF DISTRIBUTION

     There has previously been only a limited secondary market and no public market for the Initial Notes. The Company does not intend to apply for the listing of the Senior Notes on a national securities exchange or for their quotation through The Nasdaq Stock Market. The Initial Notes are eligible for trading in the PORTAL market. The Company has been advised by the Initial Purchasers that the Initial Purchasers currently intend to make a market in the Senior Notes; however, no Initial Purchaser is obligated to do so and any market making may be discontinued by any Initial Purchaser at any time. In addition, such market making activity may be limited during the Exchange Offer. Therefore, there can be no assurance that an active market for the Initial Notes or the Exchange Notes will develop.

     If a trading market develops for the Initial Notes or the Exchange Notes, future trading prices of such securities will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on such factors, such securities may trade at a discount from their offering price.

     With respect to resale of Exchange Notes, based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, the Company believes that a holder (other than a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act or "broker" or "dealer" registered under the Exchange Act) who exchanges Initial Notes for Exchange Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 thereof. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the SEC enunciated in Exxon Capital Holdings

Corporation (available May 13, 1988) or similar no-action or interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction, and such secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K if the resales are of Exchange Notes obtained by such holder in exchange for Initial Notes acquired by such holder directly from the Company or an affiliate thereof, unless an exemption from registration is otherwise available.

     As contemplated by the above no-action letters and the Registration Rights Agreement, each holder accepting the Exchange Offer is required to represent to the Company in the Letter of Transmittal that (i) the Exchange Notes are to be acquired by the holder in the ordinary course of business, (ii) the holder is not engaging and does not intend to engage in the distribution of the Exchange Notes, and (iii) the holder acknowledges that if such holder participates in the Exchange Offer for the purpose of distributing the Exchange Notes such holder must comply with the registration and prospectus delivery requirements of the Securities Act and cannot rely on the above no-action letters.

     Any broker or dealer registered under the Exchange Act (each a "Broker-Dealer") who holders Initial Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Initial Notes acquired directly from the Company) may exchange such Initial Notes for Exchange Notes pursuant to the Exchange Offer; however, such Broker-Dealer may be deemed an underwriter within the meaning of the Securities Act and, therefore, must deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of the Exchange Notes received by it in the Exchange Offer, which prospectus delivery requirement may be satisfied by the delivery by such Broker-Dealer of this Prospectus. The Company has agreed to cause the Exchange Offer Registration Statement, of which this Prospectus is a part, to remain continuously effective for a period of one year from the Exchange Date, and to make this Prospectus, as amended or supplemented, available to any such Broker-Dealer for use in connection with resales. Any Broker-Dealer Participating in the Exchange Offer will be required to acknowledge that it will deliver a prospectus in connection with any resales of Exchange Notes received by it in the Exchange Offer. The delivery by a Broker-Dealer of a prospectus in connection with resales of Exchange Notes shall not be deemed to be an admission by such Broker-Dealer that it is an underwriter within the meaning of the Securities Act.

     The Company will not receive any proceeds from any sale of Exchange Notes by Broker-Dealers. Exchange Notes received by Broker-Dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to a purchaser or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such Broker-Dealer and/or the purchasers of any such Exchange Notes.

     The Company has agreed to pay all expenses incident to the Exchange Offer other than fees and disbursements of counsel, accountants and any advisors to holders of Initial Notes, underwriting commissions and discounts, brokerage commissions, agent fees (other than the fees of the Exchange Agent) and transfer taxes relating to the Exchange Offer Registration Statement.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Steel Hector & Davis LLP, Miami, Florida.

                                    EXPERTS

     The consolidated financial statements of the Company as of January 31, 1996 and 1997 and for the year ended June 30, 1994, for the seven months ended January 31, 1995, and for the years ended January 31, 1996 and 1997, and the financial statements of Fine Fragrances as of January 31, 1997 and for the year then ended, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                             PAGE
                                                                                             ------
FRENCH FRAGRANCES, INC. AND SUBSIDIARIES:(1)
Independent Auditors' Report  ............................................................   F-2
Consolidated Balance Sheets as of January 31, 1996 and 1997    ...........................   F-3
Consolidated Statements of Income for the Year Ended June 30, 1994, for the Seven Months
 Ended January 31, 1994 and 1995, for the Twelve Months Ended January 31, 1995 and for
 the Years Ended January 31, 1996 and 1997   .............................................   F-4
Consolidated Statements of Shareholders' Equity for the Year Ended June 30, 1994, for the
 Seven Months Ended January 31, 1995 and for the Years Ended January 31, 1996 and 1997 ...   F-5
Consolidated Statements of Cash Flows for the Year Ended June 30, 1994, for the Seven
 Months Ended January 31, 1994 and 1995, for the Twelve Months Ended January 31, 1995
 and for the Years Ended January 31, 1996 and 1997    ....................................   F-6
Notes to Consolidated Financial Statements   .............................................   F-7

FINE FRAGRANCES, INC.:
Independent Auditors' Report  ............................................................   F-25
Balance Sheet as of January 31, 1997   ...................................................   F-26
Statement of Income and Retained Earnings for the Year Ended January 31, 1997 ............   F-27
Statement of Cash Flows for the Year Ended January 31, 1997 ..............................   F-28
Notes to Financial Statements    .........................................................   F-29

----------------
(1) The consolidated financial statements of French Fragrances, Inc. and Subsidiaries (the "Consolidated Financial Statements of the Company") represent the financial statements of French Fragrances, Inc. from July 1, 1992 through November 30, 1995, when French Fragrances, Inc. merged into Suave Shoe Corporation (the "Merger"), and of the surviving corporation in the Merger from and after the date of the Merger. Suave Shoe Corporation was the surviving corporation in the Merger but changed its name to French Fragrances, Inc., and French Fragrances, Inc. was considered to have acquired Suave Shoe Corporation for financial reporting purposes. Effective January 31, 1995, the Company changed its fiscal year end to January 31 from June 30. For this reason, the audited financial statements as of January 31, 1995 consisted of seven months.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of French Fragrances, Inc. and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of French Fragrances, Inc. and subsidiaries (the "Company") as of January 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for the year ended June 30, 1994, for the seven months ended January 31, 1995 and for the years ended January 31, 1996 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 1996 and 1997, and the results of its operations and its cash flows for the year ended June 30, 1994, for the seven months ended January 31, 1995 and for the years ended January 31, 1996 and 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Miami, Florida
March 14, 1997
 (April 11, 1997 as to Note 16)

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS

                                                                           JANUARY 31,      JANUARY 31,
                                                                              1996             1997
                                                                           --------------   -------------
                                ASSETS
Current assets:
  Cash and cash equivalents   ..........................................    $   123,960     $    855,969
  Accounts receivable, net    ..........................................     14,236,326       35,021,081
  Inventories  .........................................................     25,850,669       67,989,322
  Advances on inventory purchases   ....................................             --        3,441,020
  Equipment held for sale  .............................................      1,000,000               --
  Prepaid expenses and other assets    .................................      1,370,777          909,250
                                                                            ------------    -------------
    Total current assets   .............................................     42,581,732      108,216,642
                                                                            ------------    -------------
Investment in unconsolidated affiliate .................................      1,708,235        2,104,218
                                                                            ------------    -------------
Restricted cash and investments  .......................................             --        1,314,602
                                                                            ------------    -------------
Property and equipment, net   ..........................................     11,099,492       13,817,203
                                                                            ------------    -------------
Other assets:
  Exclusive brand licenses and trademarks, net  ........................     14,671,875       45,126,465
  Deferred income taxes, net  ..........................................        761,342          955,805
  Other intangibles and other assets   .................................        561,138          843,109
                                                                            ------------    -------------
    Total other assets  ................................................     15,994,355       46,925,379
                                                                            ------------    -------------
    Total assets  ......................................................    $71,383,814     $172,378,044
                                                                            ============    =============
                  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Short-term debt    ...................................................    $16,713,333     $ 39,631,301
  Accounts payable--trade  .............................................     11,115,664       37,329,059
  Other payables and accrued expenses  .................................      3,250,365       10,600,000
  Current portion of capital lease, installment loans,
 mortgage and term note    .............................................        201,630        1,308,370
  Loans from shareholders  .............................................        410,000               --
  Convertible subordinated debentures  .................................        600,000               --
  Due to affiliates, net   .............................................      2,268,819        1,613,989
                                                                            ------------    -------------
    Total current liabilities    .......................................     34,559,811       90,482,719
                                                                            ------------    -------------
Long-term liabilities:
  Secured subordinated debentures   ....................................     11,681,500       10,435,035
  Subordinated debentures  .............................................             --       11,080,000
  Convertible subordinated debentures  .................................             --        5,460,000
  Mortgage note   ......................................................             --        5,824,231
  Term notes   .........................................................      4,333,333        3,285,915
  Capital lease and installment loans  .................................      1,269,860        1,130,000
                                                                            ------------    -------------
    Total liabilities   ................................................     51,844,504      127,697,900
                                                                            ------------    -------------
Commitments (Notes 7 and 12)
Redeemable preferred stock:
  Series A, $.01 par value; stated at liquidation preference value of $100 per share; 20,000 shares issued and
 outstanding at January 31, 1996    ....................................      2,000,000               --
                                                                            ------------    -------------
Shareholders' equity:
  Convertible, redeemable preferred stock, Series B, $.01 par value
 (liquidation preference of $.01 per share); 350,000 shares authorized;
 350,000 and 316,005 shares issued and outstanding, respectively  ......          3,500            3,160
  Convertible, redeemable preferred stock, Series C, $.01 par value
 (liquidation preference of $.01 per share); 571,429 shares authorized,
 issued and outstanding at January 31, 1997  ...........................             --            5,714
  Common stock, $.01 par value, 50,000,000 shares authorized;
 9,641,290 and 13,249,152 shares issued and outstanding, respectively            96,413          132,492
Additional paid-in capital    ..........................................     10,333,539       29,185,161
Retained earnings    ...................................................      7,105,858       15,353,617
                                                                            ------------    -------------
    Total shareholders' equity   .......................................     17,539,310       44,680,144
                                                                            ------------    -------------
    Total liabilities and shareholers' equity   ........................    $71,383,814     $172,378,044
                                                                            ============    =============

                           See notes to consolidated financial statements.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME

                                                             SEVEN MONTHS
                                                                 ENDED
                                      YEAR ENDED              JANUARY 31,
                                       JUNE 30,     -------------------------------
                                         1994            1994            1995
                                    --------------- --------------- ---------------
                                                     (UNAUDITED)
Net sales  ........................   $ 46,104,536    $ 27,415,158    $ 50,922,407
Cost of sales .....................     37,952,555      22,692,581      40,822,023
                                       ------------    ------------    ------------
  Gross profit   ..................      8,151,981       4,722,577      10,100,384
                                       ------------    ------------    ------------
Operating expenses:
  Warehouse and shipping  .........      1,375,110         722,642       1,403,280
  Selling, general and
 administration  ..................      3,543,436       2,035,628       3,330,805
  Depreciation and
 amortization    ..................        335,052         201,431         206,010
                                       ------------    ------------    ------------
    Total operating
 expenses  ........................      5,253,598       2,959,701       4,940,095
                                       ------------    ------------    ------------
Income from operations ............      2,898,383       1,762,876       5,160,289
                                       ------------    ------------    ------------
Other income (expense):
  Interest expense, net   .........     (1,537,815)       (827,027)     (1,408,415)
  Other income   ..................         15,410           8,519          46,909
                                       ------------    ------------    ------------
    Other income
 (expense), net  ..................     (1,522,405)       (818,508)     (1,361,506)
                                       ------------    ------------    ------------
Income before equity in
 earnings of unconsolidated
 affiliate and provisions
 for income taxes   ...............      1,375,978         944,368       3,798,783
Equity in earnings of
 unconsolidated affiliate,
 50% owned    .....................        165,899          45,778         183,231
                                       ------------    ------------    ------------
Income before income taxes   ......      1,541,877         990,146       3,982,014
Provision for income taxes   ......        530,510         349,089       1,490,119
                                       ------------    ------------    ------------
Net income ........................   $  1,011,367    $    641,057    $  2,491,895
                                       ============    ============    ============
Earnings per common
 share equivalent:
  Primary  ........................   $       0.14    $       0.09    $       0.35
                                       ============    ============    ============
  Fully Diluted  ..................   $       0.14    $       0.09    $       0.35
                                       ============    ============    ============
Weighted average number of
 common share equivalents:
  Primary  ........................      7,120,000       7,120,000       7,120,000
                                       ============    ============    ============
  Fully diluted  ..................      7,120,000       7,120,000       7,120,000
                                       ============    ============    ============



                                     TWELVE MONTHS        YEAR           YEAR
                                         ENDED           ENDED           ENDED
                                      JANUARY 31,     JANUARY 31,     JANUARY 31,
                                         1995             1996           1997
                                    ---------------- --------------- --------------
                                      (UNAUDITED)
Net sales  ........................    $ 69,611,785    $ 87,978,695   $ 140,482,299
Cost of sales .....................      56,108,042      66,339,698      94,404,288
                                         -----------    ------------   -------------
  Gross profit   ..................      13,503,743      21,638,997      46,078,011
                                         -----------    ------------   -------------
Operating expenses:
  Warehouse and shipping  .........       2,034,271       2,706,782       4,528,022
  Selling, general and
 administration  ..................       4,907,354       9,193,929      19,664,857
  Depreciation and
 amortization    ..................         339,632       1,319,675       3,663,261
                                         -----------    ------------   -------------
    Total operating
 expenses  ........................       7,281,257      13,220,386      27,856,140
                                         -----------    ------------   -------------
Income from operations ............       6,222,486       8,418,611      18,221,871
                                         -----------    ------------   -------------
Other income (expense):
  Interest expense, net   .........      (2,119,201)     (4,142,475)     (6,826,248)
  Other income   ..................         127,126         374,120       1,108,489
                                         -----------    ------------   -------------
    Other income
 (expense), net  ..................      (1,992,075)     (3,768,355)     (5,717,759)
                                         -----------    ------------   -------------
Income before equity in
 earnings of unconsolidated
 affiliate and provisions
 for income taxes   ...............       4,230,411       4,650,256      12,504,112
Equity in earnings of
 unconsolidated affiliate,
 50% owned    .....................         303,353         287,553         395,983
                                         -----------    ------------   -------------
Income before income taxes   ......       4,533,764       4,937,809      12,900,095
Provision for income taxes   ......       1,671,537       1,930,691       4,652,336
                                         -----------    ------------   -------------
Net income ........................    $  2,862,227    $  3,007,118   $   8,247,759
                                         ===========    ============   =============
Earnings per common
 share equivalent:
  Primary  ........................    $       0.40    $       0.35   $        0.61
                                         ===========    ============   =============
  Fully Diluted  ..................    $       0.40    $       0.33   $        0.60
                                         ===========    ============   =============
Weighted average number of
 common share equivalents:
  Primary  ........................       7,120,000       8,517,760      13,639,952
                                         ===========    ============   =============
  Fully diluted  ..................       7,120,000       9,121,091      13,787,660
                                         ===========    ============   =============

                           See notes to consolidated financial statements.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                PREFERRED STOCK
                                  -------------------------------------------
                                         SERIES B              SERIES C
                                  ----------------------- -------------------
                                    SHARES      AMOUNT     SHARES    AMOUNT
                                  ------------ ---------- --------- ---------
Balance at June 30, 1994   ......          --         --       --        --
Net income for the seven
 months ended  ..................          --         --       --        --
                                    ---------    -------  --------   -------
Balance at January 31, 1995                --         --       --        --
Issuance of Series B
 convertible preferred
 shares  ........................     350,000    $ 3,500       --        --
Issuance of Common Stock
 in Merger  .....................          --         --       --        --
Net income for the year    ......          --         --       --        --
                                    ---------     ------- --------   -------
Balance at January 31, 1996           350,000      3,500       --        --
Issuance of Common Stock
 upon conversion of
 Series B convertible
 preferred stock  ...............     (33,995)      (340)      --        --
Issuance of Common Stock
 upon conversion of 5%
 convertible subordinated
 debentures    ..................          --         --       --        --
Issuance of Common Stock
 in public offering  ............          --         --       --        --
Issuance of warrants    .........          --         --       --        --
Issuance of Series C
 convertible preferred
 stock   ........................          --         --  571,429    $5,714
Net income for the year    ......          --         --       --        --
                                    ---------     ------- --------   -------
Balance at January 31, 1997           316,005    $ 3,160  571,429    $5,714
                                    =========     ======= ========   =======

                                       COMMON STOCK        ADDITIONAL                     TOTAL
                                  -----------------------   PAID-IN       RETAINED    SHAREHOLDERS'
                                    SHARES      AMOUNT      CAPITAL       EARNINGS        EQUITY
                                  ------------ ---------- ------------- ------------- ---------------
Balance at June 30, 1994   ......  7,120,000   $ 71,200   $   208,800   $ 1,606,845       $ 1,886,845
Net income for the seven
 months ended  ..................         --         --            --     2,491,895         2,491,895
                                  -----------  ---------  ------------  ------------     ------------
Balance at January 31, 1995        7,120,000     71,200       208,800     4,098,740         4,378,740
Issuance of Series B
 convertible preferred
 shares  ........................         --         --            --            --             3,500
Issuance of Common Stock
 in Merger  .....................  2,521,290     25,213    10,124,739            --        10,149,952
Net income for the year    ......         --         --            --     3,007,118         3,007,118
                                  -----------  ---------  ------------  ------------     ------------
Balance at January 31, 1996        9,641,290     96,413    10,333,539     7,105,858        17,539,310
Issuance of Common Stock
 upon conversion of
 Series B convertible
 preferred stock  ...............    242,041      2,421       796,655            --           798,736
Issuance of Common Stock
 upon conversion of 5%
 convertible subordinated
 debentures    ..................      1,815         18        13,982            --            14,000
Issuance of Common Stock
 in public offering  ............  3,364,000     33,640    17,979,361            --        18,013,001
Issuance of warrants    .........         --         --        61,624            --            61,624
Issuance of Series C
 convertible preferred
 stock   ........................         --         --            --            --             5,714
Net income for the year    ......         --         --            --     8,247,759         8,247,759
                                  -----------  ---------  ------------  ------------     ------------
Balance at January 31, 1997       13,249,146   $132,492   $29,185,161   $15,353,617       $44,680,144
                                  ===========  =========  ============  ============     ============

                 See notes to consolidated financial statements.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                       SEVEN MONTHS
                                                                                          ENDED
                                                                YEAR ENDED             JANUARY 31,
                                                                 JUNE 30,     ------------------------------
                                                                   1994           1994            1995
                                                              --------------- -------------- ---------------
                                                                               (UNAUDITED)
Cash flows from operating activities:
  Net income    .............................................   $  1,011,367   $    641,057    $  2,491,895
  Adjustments to reconcile net income to cash (used in)
 provided by operating activities:
    Depreciation and amortization    ........................        335,052        201,431         206,010
    Equity in earnings of unconsolidated affiliate  .........       (165,899)       (45,778)       (183,231)
    Deferred tax benefit    .................................                                      (257,852)
    Change in assets and liabilities net of effects from
 the acquisitions:
    Increase in accounts receivable  ........................     (3,146,558)    (1,457,130)     (1,678,019)
    (Increase) decrease in inventories  .....................     (6,470,448)   (16,493,423)     (5,280,552)
    (Increase) decrease in prepaid expenses and
 other assets   .............................................       (224,093)      (182,416)        (41,200)
    Increase (decrease) in accounts payable   ...............      4,616,011     14,633,049       1,050,077
    Increase (decrease) in other payables
 and accrued expenses    ....................................      1,105,100        864,259         (32,549)
    Increase (decrease) in due to affiliate, net    .........        346,603        149,251        (192,059)
                                                                 ------------  -------------    ------------
     Net cash (used in) provided by
 operating activities    ....................................     (2,592,865)    (1,689,700)     (3,917,480)
                                                                 ------------  -------------    ------------
Cash flows from investing activities:
  Purchase of exclusive brand licenses and trademarks  ......             --             --              --
  Additions to property and equipment,
 net of disposals  ..........................................       (373,731)      (239,867)        (80,921)
  Receipts of restricted cash  ..............................             --             --              --
  Net cash acquired in merger  ..............................             --             --              --
                                                                 ------------  -------------    ------------
    Net cash used in investing activities  ..................       (373,731)      (239,867)        (80,921)
                                                                 ------------  -------------    ------------
Cash flows from financing activities:
  Proceeds from the issuance of preferred stock  ............             --             --              --
  Proceeds from stock offering    ...........................             --             --              --
  Proceeds from the issuance of secured
 subordinated debentures    .................................             --             --              --
  Advances from (payments to) unconsolidated affiliate  .            695,991       (228,022)          4,058
  Proceeds from term loan   .................................      1,700,000      1,700,000              --
  Payments on term loans    .................................       (840,000)      (140,000)       (860,000)
  Net proceeds from short-term debt  ........................      1,580,000      1,034,478       5,580,004
  Proceeds from installment loans    ........................        185,202        185,206              --
  Payments on capital lease and installment loans   .........       (155,332)       (93,973)       (121,096)
  Loans from shareholders   .................................        150,000             --              --
  Payments on loans from shareholders and officer   .........        (85,000)            --        (235,000)
  Proceeds from the grant of stock purchase warrants   ......             --             --              --
  Proceeds from bridge and inventory loans    ...............             --             --              --
  Payments on bridge and inventory loans   ..................             --             --              --
  Proceeds from mortgage note  ..............................             --             --              --
  Payments on mortgage note    ..............................             --             --              --
  Proceeds from conversion of 5%
 subordinated debentures    .................................             --             --              --
  Payments on convertible subordinated debentures   .........             --             --              --
                                                                 ------------  -------------    ------------
    Net cash provided by financing activities    ............      3,230,861      2,457,689       4,367,966
                                                                 ------------  -------------    ------------
Net increase (decrease) in cash and cash equivalents   ......        264,265        528,122         369,565
Cash and cash equivalents at beginning of period ............         12,319         12,319         276,584
                                                                 ------------  -------------    ------------
Cash and cash equivalents at end of period    ...............   $    276,584   $    540,441    $    646,149
                                                                 ============  =============    ============
Supplemental disclosure of cash flow information:
  Interest paid during the period    ........................   $  1,241,794   $    806,792    $  1,152,461
                                                                 ============  =============    ============
  Income taxes paid during the period   .....................   $    235,000   $    215,000    $  1,740,000
                                                                 ============  =============    ============



                                                               TWELVE MONTHS        YEAR           YEAR
                                                                   ENDED           ENDED           ENDED
                                                                JANUARY 31,     JANUARY 31,     JANUARY 31,
                                                                   1995             1996           1997
                                                              ---------------- --------------- --------------
                                                                (UNAUDITED)
Cash flows from operating activities:
  Net income    .............................................    $  2,862,227    $   3,007,118  $  8,247,759
  Adjustments to reconcile net income to cash (used in)
 provided by operating activities:
    Depreciation and amortization    ........................         339,632        1,319,675     3,663,261
    Equity in earnings of unconsolidated affiliate  .........        (303,353)        (287,553)     (395,983)
    Deferred tax benefit    .................................        (257,852)        (504,211)     (194,463)
    Change in assets and liabilities net of effects from
 the acquisitions:
    Increase in accounts receivable  ........................      (3,367,448)      (3,192,712)  (20,784,755)
    (Increase) decrease in inventories  .....................       4,742,423       (4,021,498)  (44,216,341)
    (Increase) decrease in prepaid expenses and
 other assets   .............................................         157,639        1,005,334       990,242
    Increase (decrease) in accounts payable   ...............      (9,052,244)       2,991,835    26,213,395
    Increase (decrease) in other payables
 and accrued expenses    ....................................         (19,290)       3,417,215     4,294,542
    Increase (decrease) in due to affiliate, net    .........           5,281        1,444,160    (1,038,451)
                                                                   -----------    ------------  -------------
     Net cash (used in) provided by
 operating activities    ....................................      (4,892,985)       5,179,363   (23,220,794)
                                                                   -----------    ------------  -------------
Cash flows from investing activities:
  Purchase of exclusive brand licenses and trademarks  ......              --      (18,370,655)  (19,315,291)
  Additions to property and equipment,
 net of disposals  ..........................................        (246,763)        (149,394)   (2,486,960)
  Receipts of restricted cash  ..............................              --               --       685,398
  Net cash acquired in merger  ..............................              --          536,913            --
                                                                   -----------    ------------  -------------
    Net cash used in investing activities  ..................        (246,763)     (17,983,136)  (21,116,853)
                                                                   -----------    ------------  -------------
Cash flows from financing activities:
  Proceeds from the issuance of preferred stock  ............              --            3,500         5,714
  Proceeds from stock offering    ...........................              --               --    18,013,001
  Proceeds from the issuance of secured
 subordinated debentures    .................................              --        8,221,500     3,000,035
  Advances from (payments to) unconsolidated affiliate  .             928,070         (418,476)      383,621
  Proceeds from term loan   .................................              --        7,000,000     8,960,000
  Payments on term loans    .................................      (1,560,000)        (833,333)  (10,833,332)
  Net proceeds from short-term debt  ........................       6,125,522       (1,120,001)   22,751,300
  Proceeds from installment loans    ........................         106,009               --            --
  Payments on capital lease and installment loans   .........        (184,145)        (221,606)     (200,346)
  Loans from shareholders   .................................         150,000          250,000            --
  Payments on loans from shareholders and officer   .........        (320,000)              --      (410,000)
  Proceeds from the grant of stock purchase warrants   ......              --               --        41,624
  Proceeds from bridge and inventory loans    ...............              --               --     7,000,000
  Payments on bridge and inventory loans   ..................              --               --    (7,000,000)
  Proceeds from mortgage note  ..............................              --               --     4,000,000
  Payments on mortgage note    ..............................              --               --       (55,961)
  Proceeds from conversion of 5%
 subordinated debentures    .................................              --               --        14,000
  Payments on convertible subordinated debentures   .........              --         (600,000)     (600,000)
                                                                   -----------    ------------  -------------
    Net cash provided by financing activities    ............       5,245,456       12,281,584    45,069,656
                                                                   -----------    ------------  -------------
Net increase (decrease) in cash and cash equivalents   ......         105,708         (522,189)      732,009
Cash and cash equivalents at beginning of period ............         540,441          646,149       123,960
                                                                   -----------    ------------  -------------
Cash and cash equivalents at end of period    ...............    $    646,149    $     123,960  $    855,969
                                                                   ===========    ============  =============
Supplemental disclosure of cash flow information:
  Interest paid during the period    ........................    $  1,813,516    $   4,082,339  $  6,014,871
                                                                   ===========    ============  =============
  Income taxes paid during the period   .....................    $  1,760,000    $   2,245,000  $  2,113,441
                                                                   ===========    ============  =============

                            See notes to consolidated financial statements.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION AND BUSINESS ACTIVITY. French Fragrances, Inc. (the "Company") is a manufacturer, distributor and marketer of prestige designer fragrances and related cosmetic products, primarily to mass-market retailers in the United States. In 1992, a company called French Fragrances, Inc. ("FFI") was formed to acquire the net assets of the fragrance and cosmetics distribution business of National Trading Manufacturing, Inc. ("National Trading"). In connection with the acquisition of the net assets of National Trading, the Company purchased 50% of Fine Fragrances, Inc. ("Fine Fragrances"), a company which distributes fragrances manufactured in France by Cofci, S.A.

     In November 1995, FFI merged with and into Suave Shoe Corporation ("Suave") in a reverse acquisition (the "Merger"). See Note 2.

     Effective January 31, 1995, the Company changed its fiscal year-end to January 31 from June 30 to conform to its business year.

     BASIS OF CONSOLIDATION. The consolidated financial statements include the accounts of the Company's wholly owned subsidiaries G.B. Parfums, Inc. ("G.B. Parfums"), Halston Parfums, Inc. and FRM Services, Inc., an inactive subsidiary (see Note 2). All significant intercompany accounts and transactions have been eliminated in consolidation.

     BASIS OF PRESENTATION. All references to the Company in these consolidated financial statements and notes refer to FFI until the Merger and to the surviving corporation following the Merger (see Note 2). The unaudited financial statements for the twelve months ended January 31, 1995 and for the seven months ended January 31, 1994 have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the results for such periods.

     USE OF ESTIMATES. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION. Sales are recognized upon shipment. During the year ended June 30, 1994, the seven months ended January 31, 1995, and the years ended January 31, 1996 and 1997, no customer accounted for more than 10% of total sales.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash and interest-bearing deposits at banks with an original maturity date of three months or less.

     ACCOUNTS RECEIVABLE. A portion of the Company's accounts receivable is insured from risk of uncollectibility by an independent party, which received service fees of approximately $129,000, $170,000, $117,000 and $199,000 for the year ended June 30, 1994, for the seven months ended January 31, 1995, and for the years ended January 31, 1996 and 1997, respectively. Receivables are not factored. A provision has been made and an allowance established for potential losses from uninsured

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES--(CONTINUED)

receivables and estimated sales returns in the normal course of business. Since these allowances are based on estimates, there is no assurance that such reserves and allowances will be sufficient to cover unforeseen losses or returns. The activity for these allowance accounts are as follows:

                                         SEVEN MONTHS
                                            ENDED          YEAR ENDED       YEAR ENDED
                                         JANUARY 31,       JANUARY 31,      JANUARY 31,
                                             1995             1996             1997
                                         ---------------   --------------   -------------
 Allowance for Doubtful Accounts:
 Beginning balance  ..................      $   72,526      $    112,094    $    290,645
 Provision ...........................          70,000           180,000         205,000
 Write offs, net of recoveries  ......         (30,432)           (1,449)         (5,708)
                                              ----------      ------------   ------------
 Ending balance  .....................      $  112,094      $    290,645    $    489,937
                                              ==========      ============   ============
 Allowance for Sales Returns:
 Beginning balance  ..................      $        0      $     56,000    $    346,500
 Provision ...........................         700,486         1,650,602       2,726,143
 Actual returns  .....................        (644,486)       (1,360,102)     (2,706,035)
                                              ----------      ------------   ------------
 Ending balance  .....................      $   56,000      $    346,500    $    366,608
                                              ==========      ============   ============


     INVENTORIES. Inventories are stated at the lower of cost or market. Cost is determined on the weighted-average method. Inventory balances at January 31, 1996 and 1997 were as follows:

                                     JANUARY 31,
                            ------------------------------
                               1996             1997
                            --------------   -------------
 Finished ...............      $23,433,669   $61,117,587
 Work in progress  ......               --     1,303,514
 Raw materials  .........        2,417,000     5,568,221
                              ------------   ------------
                               $25,850,669   $67,989,322
                              ============   ============

     EQUIPMENT HELD FOR SALE. Certain equipment acquired in connection with the Merger was designated as equipment held for sale (see Note 2). Equipment held for sale was disposed of in the fiscal year ended January 31, 1997.

     INVESTMENT IN UNCONSOLIDATED AFFILIATE. The Company's investment in Fine Fragrances is accounted for under the equity method (see Notes 6 and 16).

     RESTRICTED CASH INVESTMENTS. Restricted cash and investments consist of cash and investments held in trust and committed for capital improvements on the Miami Lakes Facility (as defined in Note 2).

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES--(CONTINUED)

     PROPERTY AND EQUIPMENT, AND DEPRECIATION. Property and equipment are stated at cost. Expenditures for major improvements and additions are recorded to the asset accounts while replacements, maintenance, and repairs which do not improve or extend the lives of the respective assets are charged to expense. Depreciation is provided over the estimated useful lives of the assets using the straight-line method, as follows:

 CATEGORY                           YEARS
---------------------------------   -------
 Building   .....................        20
 Building improvements  .........        20
 Furniture and fixtures    ......         8
 Machinery and equipment   ......       3-8
 Tools and molds  ...............       1-3

     CAPITAL LEASE. The Company has entered into a lease for the building and the land which are presently used for its business offices (the "National Trading Facility") that transfers substantially all benefits and risks of ownership to the Company. The lessor of this property is National Trading, which is owned by a shareholder of the Company. This property is mortgaged by National Trading to secure its obligations under Industrial Development Revenue Bonds (Series 1985) (the "Bonds") issued through Metropolitan Dade County, Florida which mature on December 1, 2011. The balance of the Bonds was approximately $2,220,000 and $2,100,000 at January 31, 1996 and January 31, 1997,
respectively. The Company has an option to purchase the National Trading Facility on or before the end of the lease term at a price of $1,800,000 less the amount equal to the product of $10,000 multiplied by the number of months for which the Company has paid rent pursuant to the lease.

     This lease is accounted for as the acquisition of assets and incurrence of obligations under the capital lease standards issued by the Financial Accounting Standards Board (see Note 10). Accordingly, the capitalized leased assets are recorded as property at the fair value of the property, which is the present value of the minimum lease payments. Depreciation of the building is computed using the term of the lease and is included in depreciation expense.

     INCOME TAXES. The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. The Company provides for deferred taxes under the liability method. Under such method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are recorded when necessary to reduce deferred tax assets to the amount expected to be realized.

     EXCLUSIVE BRAND LICENSES AND TRADEMARKS, CUSTOMER LISTS AND AMORTIZATION. These intangible assets are being amortized using the straight-line method, as follows at January 31:

                                                                                ACCUMULATED AMORTIZATION
                                                                               --------------------------
 CATEGORY                                         YEARS          COST            1996          1997
----------------------------------------------   ----------   --------------   -----------   ------------
 Exclusive brand licenses and
 trademarks  .................................        15       $48,838,574      $908,877      $3,712,109
 Customer lists and other intangibles   ......   3 and 5           546,131       439,874         521,886

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES--(CONTINUED)

     The Company reviews its intangible assets periodically for events or changes in circumstances that may indicate that the carrying amount is not recoverable on an undiscounted cash flow basis in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF. If the estimated future cash flows are projected to be less than the carrying value, an impairment write-down would be recorded.

     FAIR VALUE OF FINANCIAL INSTRUMENTS. The Company's financial instruments include accounts receivable, accounts payable, short-term debt, loans from shareholders, convertible subordinated debentures, secured subordinated debentures, subordinated debentures, a capital lease, installment loans, a term loan and convertible redeemable preferred stock. The fair value of such financial instruments has been determined using available market information and interest rates as of January 31, 1996 and 1997.

     At January 31, 1996 and 1997, the estimated fair value of the Company's subordinated debentures was as follows:

                                                   1996            1997
                                                --------------   ------------
 Secured subordinated debentures    .........   $10,236,000      $9,939,000
 Subordinated debentures   ..................            --       9,616,000
 Convertible subordinated debentures   ......            --       5,904,000

     The fair value of all other financial instruments was not materially different than their carrying value.

     EARNINGS PER SHARE. Earnings per share is based on the weighted average number of common shares outstanding and includes the effect of the issuance of shares in connection with the assumed exercise of dilutive stock options and the assumed conversion of dilutive convertible preferred stock using the treasury stock method. Fully diluted earnings per share reflects additional dilution due to the use of the market price at the end of the period when higher than the average market price for the period. Earnings per share for the year ended June 30, 1994, for the seven months ended January 31, 1994 and 1995 and for the twelve months ended January 31, 1995, were computed using the number of common shares received by the shareholders of FFI in the Merger (see Note 2). Earnings per share for the year ended January 31, 1996 is based on the number of shares received by the shareholders of FFI in the Merger through the date of the Merger and thereafter is based on the actual number of common shares and common share equivalents outstanding. Earnings per share for the year ended January 31, 1997 is based on actual number of common shares and common share equivalents outstanding.

     STOCK-BASED COMPENSATION. Effective February 1, 1996, the Company adopted SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which encourages, but does not require companies to record compensation cost for stock-based employee and non-employee members of the Board of Directors of the Company (the "Board") compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation to employees and non-employee members of the Board using the intrinsic value method as prescribed by Accounting Principles Board Opinion ("APB") No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, and related interpretations. Accordingly, compensation cost for stock options issued to employees and non-employee members of the Board are measured as the

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
1. GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
    POLICIES--(CONTINUED)

excess, if any, of the fair value of the Company's stock at the date of grant over the amount an employee or non-employee member of the Board must pay for the stock. See Note 15.

     RECLASSIFICATIONS. Certain amounts in the prior period consolidated financial statements have been reclassified to conform with the fiscal 1997 presentations.

2. MERGER AND ACQUISITIONS

     MERGER. In November 1995, FFI merged with and into Suave Shoe Corporation in a reverse acquisition. Following the Merger, Suave, as the surviving corporation, changed its name to "French Fragrances, Inc." The principal business operations following the Merger consist of the business previously conducted by FFI, which is the manufacture, distribution and marketing of prestige fragrances and related cosmetic products. Pursuant to the terms of the
Merger: (i) each outstanding share of FFI common stock, $.01 par value per share ("FFI Common Stock"), was converted into the right to receive 7.12 shares of common stock, $.01 par value per share ("Common Stock"), of the surviving corporation; (ii) each outstanding share of FFI Series A Preferred was converted into the right to receive one share of Series A Preferred Stock, $.01 par value per share ("Series A Preferred"); (iii) each outstanding share of FFI Series B Convertible Preferred, $.01 par value ("FFI Series B Convertible Preferred"), was converted into one share of Series B Convertible Preferred Stock, $.01 par value per share ("Series B Convertible Preferred"); and (iv) each outstanding option to purchase one share of FFI Common Stock was adjusted to be exercisable for 7.12 shares of Common Stock. In connection with the Merger, the surviving corporation issued to FFI shareholders 7,120,000 shares of Common Stock, 20,000 shares of Series A Preferred and 350,000 shares of Series B Convertible Preferred. In connection with the Merger, FFI relocated its distribution facilities to the larger facility formerly occupied by Suave in Miami Lakes, Florida (the "Miami Lakes Facility").

     In connection with the Merger, the shareholders of Suave adopted amendments to Suave's Articles of Incorporation to: (i) change the name of Suave to "French Fragrances, Inc."; (ii) increase the number of authorized shares of Common Stock, from 10,000,000 to 50,000,000; (iii) authorize 20,000 shares of Series A Preferred and 350,000 shares of Series B Convertible Preferred issued pursuant to the Merger; and (iv) authorize 5,000,000 shares of undesignated preferred stock.

     The Merger was treated as a recapitalization of the Company, with FFI as the accounting acquiror (i.e., a reverse acquisition) and has been accounted for under the "purchase" method of accounting in accordance with generally accepted accounting principles. In connection therewith, the Company acquired net assets with a fair value of approximately $10,100,000, consisting of $9,500,000 in property and equipment and $3,200,000 in current assets, offset by $2,600,000 in assumed liabilities.

     GEOFFREY BEENE ACQUISITION. In March 1995, FFI completed the acquisition (the "Geoffrey Beene Acquisition") from Sanofi Beaute, Inc. of certain assets, including the worldwide license to the Geoffrey Beene fragrance and cosmetic lines, which include the brands GREY FLANNEL, BOWLING GREEN and CHANCE and certain inventory. The license agreement extends for thirty years (subject to renewal by G.B. Parfums) and requires royalty payments of 3% of net sales. A related agreement provides consulting fees to the licensor. The purchase price approximated $18,000,000 and included the exclusive license and trademarks for the manufacture and distribution of the brands in the amount of $15,000,000 and inventories in the amount of approximately $3,000,000.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
2. MERGER AND ACQUISITIONS--(CONTINUED)

     FFI financed the Geoffrey Beene Acquisition in part with $8,225,000 of proceeds from the issuance to a group of shareholders of $8,225,000 principal amount of 8% Secured Subordinated Debentures due 2005 Series I ("8% Series I Debentures") and 350,000 shares of FFI Series B Convertible Preferred. Each share of FFI Series B Convertible Preferred was convertible prior to January 31, 2005 into one share of FFI Common Stock upon payment by the Holder of $23.50 per share. Pursuant to the Merger, each of these shares was exchanged for one newly issued Series B Convertible Preferred share which is convertible into 7.12 shares of Common Stock upon the payment of $3.30 per share. The amount received was allocated based on estimated fair value and accounted for by allocating $3,500 to Series B Convertible Preferred and $8,221,500 to the 8% Series I Debentures. Interest expense on these debentures totaled approximately $594,000 and $639,000 for the years ended January 31, 1996 and 1997, respectively. As of January 31, 1997, the shareholders had redeemed $786,500 principal amount of 8% Series I Debentures to convert 33,995 shares of Series B Convertible Preferred Stock into 242,041 shares of Common Stock. As of January 31, 1997, principal payments for these debentures are currently payable at the rate of $1,488,000 per year from 2001 through 2005.

     FFI funded the balance of the purchase price for the Geoffrey Beene Acquisition through borrowings under its bank credit facility, including a new $7,000,000 term loan facility (the "Geoffrey Beene Term Loan"). The Geoffrey Beene Term Loan is repayable monthly, commencing April 1995, and currently bears interest at prime plus 1.75%. The monthly payments were $83,333 for the first twelve months, increasing to $166,667 for the remaining months. The final payment of all principal and interest outstanding is due in full on December 31, 1998. Interest expense for the Geoffrey Beene Term Loan approximated $620,000 and $527,000 for the years ended January 31, 1996 and 1997, respectively.

     HALSTON ACQUISITION. In March 1996, the Company completed the acquisition (the "Halston Acquisition") from Halston Borghese, Inc. ("HBI") and its affiliates of certain assets relating to the Halston fragrance brands, including the trademarks and certain inventory and tangible assets. The purchase price was approximately $22,000,000 and was paid as follows: (i) $19,000,000 in cash; and
(ii) a $2,000,000 note issued to HBI maturing March 20, 2000 (the "HBI Note"), which is to be repaid on a quarterly basis in an amount equal to 5% of the Company's net sales of the Halston brands, provided that no payments are due until October 15, 1997 and that the accrued amount bears interest at 8% per annum. The Company also assumed approximately $1,000,000 in trade payables. The cash portion of the purchase price was financed as follows: (a) $3,000,000 from the issuance of the equivalent principal amount of 8% Secured Subordinated Debentures due 2005, Series II (the "8% Series II Debentures"), and 571,429 shares of Series C Convertible Preferred Stock, $.01 par value ("Series C Convertible Preferred"); and (b) $16,000,000 in term loans from the two banks which were parties to the Company's then existing credit facility. Each share of Series C Convertible Preferred is convertible into one share of Common Stock upon the payment of a conversion price of $5.25 per share. The term loans consisted of the following: (1) a $1,000,000 term loan from one of the banks due December 31, 1996, bearing interest at 0.75% over prime (the "Halston Term Loan 1"); (2) $9,000,000 term loans from both banks on the credit facility due December 31, 1998, bearing interest at 1.75% over prime (collectively, the "Halston Term Loan 2"); and (3) a $6,000,000 term loan bearing interest at 2% over prime from one of the banks due June 14, 1996 (the "Bridge Loan"). In June 1996, the Company issued a mortgage in the amount of $6,000,000 on the Miami Lakes Facility to partially repay the Bridge Loan. The mortgage note provides for interest at 8.84%, a 20-year amortization schedule and a maturity date eight years from issuance. Of the proceeds from the $6,000,000 mortgage note, $2,000,000 was placed in escrow to be drawn upon for the completion of the capital improvements on the Miami Lakes Facility. As of

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
2. MERGER AND ACQUISITIONS--(CONTINUED)

January 31, 1997, approximately $1,315,000 remained in escrow pending completion of the capital improvements on the Miami Lakes Facility and is reflected as restricted cash and investment in the accompanying consolidated balance sheet. In July 1996, with a portion of the net proceeds received from the public offering (the "Offering") of 3,364,000 shares of Common Stock, the Company repaid the Halston Term Loan 1 and the Halston Term Loan 2. See Note 3.

     FMG ACQUISITION. In May 1996, the Company completed the acquisition (the "FMG Acquisition") of certain assets of Fragrance Marketing Group, Inc. ("FMG"), including contract rights under certain license and exclusive distribution agreements in the United States for several brands, including OMBRE ROSE, LAPIDUS, FACONNABLE, BALENCIAGA, BOGART, CHEVIGNON and NIKI DE SAINT PHALLE, inventory, accounts receivable and tangible assets. In addition, the Company assumed approximately $3,100,000 of certain trade and other payables of FMG and discharged approximately $600,000 of accounts receivable due from FMG. In addition to the payables assumed and the discharge of the receivable, the consideration for the assets included approximately $4,300,000 in cash, $11,100,000 aggregate principal amount of 8.5% Subordinated Debentures (the "8.5% Debentures") and $900,000 of the Company's inventory to be delivered to FMG. The Company also issued to FMG (for assignment to its shareholders and senior management) warrants for an aggregate of 1,075,000 shares of Common Stock, which will be exercisable at $7.50 per share from July 1997 to January 2002. The cash portion of the purchase price was financed from the Company's revolving credit facility. The 8.5% Debentures consist of: (i) a $4,000,000 8.5% Debenture which requires mandatory principal payments of $2,000,000 in May 1998 and 1999; (ii) a $6,500,000 8.5% Debenture which requires mandatory annual principal repayments of $2,167,000 commencing May 2002, with the remaining balance due May 2004; (iii) a $500,000 8.5% Debenture which requires mandatory annual principal repayments of $167,000 commencing May 2003 with the remaining balance due May 2004; and (iv) a $100,000 8.5% Debenture which requires mandatory annual principal repayments of $33,000 commencing May 2002, with the remaining balance due May 2004. In addition, warrants for 160,000 shares of Common Stock, which are exercisable at $7.50 per share from July 1997 to January 2002, were issued to certain key employees of FMG as an inducement to join the Company.

     The following unaudited information presents the Company's pro forma operating data for the years ended January 31, 1996 and 1997 as if the Halston Acquisition and the FMG Acquisition had been consummated at the beginning of each of the periods presented and includes certain adjustments to the historical consolidated statements of income of the Company to give effect to the acquisition of intangible assets including trademarks and associated intellectual property, license and distribution arrangements and of other net assets, the payment of the purchase prices in such acquisitions, the related issuances of additional indebtedness by the Company, and the increased amortization of intangible assets. The Halston fragrance brands acquired were not operated or accounted for separately by HBI. In addition, HBI had never segregated indirect operating cost information relative to these brands. Accordingly, the pro forma adjustments reflect the historical net sales, cost of sales and direct operating expenses of the Halston fragrance brands for the year ended December 30, 1995 and for the period from January 1, 1996 through March 20, 1996. Direct operating expenses for the Halston brands consist principally of marketing, advertising and demonstrator expenses and exclude selling, general and administrative, research and development, interest, income tax and amortization of intangible expenses. The unaudited pro forma financial data are not indicative of the results of operations that would have been achieved had the transactions been consummated prior to the periods in which they were completed, or that might be attained in the future.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
2. MERGER AND ACQUISITIONS--(CONTINUED)


                                                              PRO FORMA YEAR ENDED
                                                    ----------------------------------------
                                                    JANUARY 31, 1996      JANUARY 31, 1997
                                                    -------------------   ------------------
 Net sales   ....................................        $130,426,000          $143,905,000
 Net income  ....................................        $  4,243,000          $  7,380,000
 Net income per common share equivalents   ......        $       0.50          $       0.54


3. PUBLIC OFFERING OF COMMON STOCK

     In July 1996, the Company completed the offering of 3,364,000 shares of Common Stock at a price of $6.00 per share. The Company realized approximately $18,000,000 of net proceeds from the Offering. Approximately $9,300,000 of the net proceeds were used to repay the outstanding balance of the Halston Term Loan 1 and the Halston Term Loan 2, and the balance of the net proceeds was used to reduce outstanding borrowings under the Company's credit facility. See Notes 2 and 7. In connection with the Offering, the Company issued warrants for an aggregate of 162,500 shares of Common Stock to the representatives of the underwriters, exercisable at $7.20 per share from June 28, 1997 to June 28, 1999.

4. EXCHANGE OFFER

     In July 1996, the Company also consummated an exchange offer (the "Exchange Offer"), pursuant to which the Company issued $5,460,000 principal amount of 7.5% Convertible Subordinated Debentures Due 2006 (the "7.5% Convertible Debentures") in exchange for the 20,000 outstanding shares of Series A Preferred and the $3,460,000 outstanding principal amount of 12.5% Secured Subordinated Debentures Due 2002 (the "12.5% Debentures") (see Note 9). Pursuant to the Exchange Offer, each share of Series A Preferred was exchanged for $100 principal amount of 7.5% Convertible Debentures, and each outstanding 12.5% Debenture was exchanged for the equivalent principal amount of 7.5% Convertible Debentures. The 7.5% Convertible Debentures (i) are unsecured, (ii) require interest only payments at 7.5% per annum, payable semi-annually until maturity ten years from the date of issue, at which time the entire principal amount and any unpaid accrued interest is due and payable, (iii) are convertible at any time, at the option of the holder, into shares of Common Stock at $7.20 per share, and (iv) are redeemable, at the option of the Company, at their principal amount commencing three years from the date of issue, but only in the event the Common Stock, at the time the redemption notice is delivered by the Company, has been trading at no less than $14.40 for 20 consecutive trading days. The shares of Series A Preferred have been canceled.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


5. PROPERTY AND EQUIPMENT

     Property and equipment is comprised of the following:

                                                             JANUARY 31, 1996      JANUARY 31, 1997
                                                             -------------------   ------------------
 Land (includes $576,000 under capital lease) ............       $  3,447,000          $  3,447,000
 Building (includes $1,224,000 under capital lease) ......          6,743,452             6,743,452
 Building improvements   .................................                 --               454,863
 Furniture and fixtures  .................................            491,540               640,400
 Machinery and equipment .................................          1,161,020             1,811,780
 Tools and molds   .......................................                 --             1,051,689
                                                                 ------------          ------------
                                                                   11,843,012            14,149,184
 Less accumulated depreciation ...........................           (743,520)           (1,508,275)
                                                                 ------------          ------------
                                                                   11,099,492            12,640,909
 Construction in progress   ..............................                 --             1,176,294
                                                                 ------------          ------------
 Property and equipment, net   ...........................       $ 11,099,492          $ 13,817,203
                                                                 ============          ============

6. INVESTMENT IN UNCONSOLIDATED AFFILIATE

     The following represents condensed financial information of Fine Fragrances, a fragrance distribution company which is 49.99% owned by the Company and distributes the SALVADOR DALI, CAFE, TAXI and WATT brands.

                                                      JANUARY 31, 1996      JANUARY 31, 1997
                                                      -------------------   ------------------
 Current assets   .................................         $3,284,066            $4,327,313
 Other assets  ....................................            742,265             1,386,694
                                                          -----------           -----------
 Total assets  ....................................         $4,026,331            $5,714,007
                                                          ===========           ===========
 Current liabilities ..............................         $  970,716            $1,717,091
 Shareholders' equity   ...........................          3,055,615             3,996,916
                                                          -----------           -----------
 Total liabilities and shareholders' equity  ......         $4,026,331            $5,714,007
                                                          ===========           ===========


                                                             TWELVE MONTHS
                    YEAR ENDED       SEVEN MONTHS ENDED          ENDED
                     JUNE 30,            JANUARY 31,          JANUARY 31,     YEARS ENDED JANUARY 31,
                   ------------- --------------------------- --------------- --------------------------
                       1994          1994          1995           1995           1996         1997
                   ------------- ------------- ------------- --------------- ------------- ------------
 Net Sales  ......  $3,742,342    $2,048,794    $3,004,644       $4,698,192   $4,746,765    $7,279,739
                    ===========   ===========   ===========     ===========   ===========   ===========
 Net Income ......  $  481,129    $  178,343    $  453,574       $  756,360   $  724,438    $  941,301
                    ===========   ===========   ===========     ===========   ===========   ===========

     The Company's equity in the net income of Fine Fragrances as reflected in the accompanying statements of income has been reduced for the amortization of the exclusive distribution agreements. The exclusive distribution agreements are being amortized using the straight-line method over six years, the term of the agreements. Amortization expense on these exclusive distribution agreements was approximately $75,000 for the year ended June 30, 1994, $44,000 for the seven months ended January 31, 1995, and $75,000 for each of the years ended January 31, 1996 and 1997.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
6. INVESTMENT IN UNCONSOLIDATED AFFILIATE--(CONTINUED)

     The reconciliation of the investment in unconsolidated affiliate is as follows:

                                                         JANUARY 31, 1996      JANUARY 31, 1997
                                                         -------------------   ------------------
 Equity interest at 50% ..............................         $1,527,800            $1,998,440
 Unamortized exclusive distribution agreements  ......            180,435               105,778
                                                             -----------           -----------
 Carrying value   ....................................         $1,708,235            $2,104,218
                                                             ===========           ===========

     Current liabilities primarily relate to a $3,000,000 secured line of credit from a bank. The interest rate is prime rate plus 2.5% (prime rate was 8.25% at January 31, 1997). The line is secured by receivables and inventories. The line is subject to annual review and renewal by the bank in April. Amounts outstanding were $912,000 and $952,000 as of January 31, 1996 and 1997, respectively. There are no other material commitments or contingencies for Fine Fragrances other than the management fees owed to the Company (see Note 12).

7. SHORT-TERM DEBT

     In March 1996, the Company entered into a credit facility to replace its then existing credit facility. The credit facility provides for borrowings on a revolving basis of up to $30,000,000 (which is increased to $40,000,000 from July 1 to December 31 as an over line for the holiday season). Borrowings are limited to eligible accounts receivable and inventories. Borrowings are also collateralized by the Company's shares of common stock in its subsidiaries and in Fine Fragrances and all other assets (including accounts receivable and inventories) other than the Miami Lakes Facility. The credit facility contains several covenants, the more significant of which are that the Company maintain a minimum level of equity and meet certain debt-to-equity, interest coverage and liquidity ratios. The credit facility also includes a prohibition on the payment of dividends and other distributions to shareholders and restrictions on the incurrence of additional indebtedness. The credit facility also includes the Geoffrey Beene Term Loan of which $4,333,333 remained outstanding as of January 31, 1997 (see Note 2). In connection with the credit facility, the Company issued to the banks warrants to purchase 50,000 shares of Common Stock exercisable at $5.50 per share until March 14, 1998. In August 1996, the credit facility was amended to increase the over line borrowings for the 1996 holiday season from $40,000,000 to $55,000,000. In December 1996, the credit facility was amended to provide for an increase in the borrowing limit from $30,000,000 to $40,000,000 from January 1997 through March 1997. The outstanding balance under the credit facility (excluding the Geoffrey Beene Term Loan) as of January 31, 1997 and 1996 was $37,631,000 and $14,880,000 respectively. Interest expense under the credit facility totaled approximately $716,000 for the year ended June 30, 1994, $383,000 and $855,000 for the seven months ended January 31, 1994 and 1995, respectively; and $1,130,000, $1,910,000 and $3,192,000 for the twelve months ended January 31, 1995, and for the years ended January 31, 1996 and 1997, respectively. As part of the credit facility, the Company had approximately $599,000 in outstanding letters of credit at January 31, 1997. In March 1997, the Company's credit facility was amended to provide for an increase in the borrowing limit from $30,000,000 to $45,000,000 from March 31, 1997 through June 30, 1997.

8. CONVERTIBLE SUBORDINATED DEBENTURES

     The convertible subordinated debentures as of January 31, 1996 represent 5% convertible debentures due 1997 (the "5% Convertible Debentures") which were convertible into Common Stock.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
8. CONVERTIBLE SUBORDINATED DEBENTURES--(CONTINUED)

Prior to the January 1, 1997 maturity, bondholders elected to convert $14,000 aggregate principal amount of the 5% Convertible Debentures into 1,815 shares of Common Stock. The balance of the 5% Convertible Debentures was redeemed by the Company at maturity. The convertible subordinated debentures as of January 31, 1997 represent the 7.5% Convertible Debentures issued in the Exchange Offer (see
Note 4).

9. SECURED SUBORDINATED DEBENTURES

     Secured subordinated debentures as of January 31, 1996, include (1) $3,460,000 principal amount of 12.5% Debentures which were issued on July 2, 1992, and (2) $8,225,000 principal amount of 8% Series I Debentures. Secured subordinated debentures as of January 31, 1997, include (1) $7,438,500 principal amount of 8% Series I Debentures, and (2) $3,000,000 principal amount of 8% Series II Debentures (see Note 2). The 12.5% Debentures were exchanged for 7.5% Convertible Debentures in the Exchange Offer (see Note 4). Interest expense on the secured subordinated debentures totaled approximately $443,000 for the year ended June 30, 1994; $252,000 for the seven months ended January 31, 1994 and 1995, respectively; and $433,000, $433,000 and $1,069,000, for the twelve months ended January 31, 1995, for the years ended January 31, 1996 and 1997, respectively. The 8% Series I Debentures and 8% Series II Debentures are secured by a lien on all of the personal property and assets of the Company junior to the lien of the lender under the Company's credit facility (see Note 7).

10. CAPITAL LEASE AND INSTALLMENT LOANS

     As of January 31, 1997, the future minimum lease payments for the National Trading Facility under capital lease (see Note 1) and payments due on installment loans are as follows:

                                                                  CAPITAL        INSTALLMENT
 JANUARY 31,                                       TOTAL           LEASE           LOANS
----------------------------------------------   -------------   -------------   -------------
 1998  .......................................    $   271,646     $   250,462       $  21,184
 1999  .......................................        242,813         242,813              --
 2000  .......................................        235,163         235,163              --
 2001  .......................................        227,513         227,513              --
 2002 and thereafter  ........................      1,292,463       1,292,463              --
                                                   -----------     -----------        --------
 Total .......................................      2,269,598       2,248,414          21,184
 Less amount representing interest   .........       (998,414)       (998,414)             --
                                                   -----------     -----------        --------
 Present value of net future payments   ......      1,271,184       1,250,000          21,184
 Less current portion ........................       (141,184)       (120,000)        (21,184)
                                                   -----------     -----------        ---------
 Balance at January 31, 1997   ...............    $ 1,130,000     $ 1,130,000       $       0
                                                   ===========     ===========        =========

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

11. INCOME TAXES

     The components of the provision for income taxes for the year ended June 30, 1994, for the seven months ended January 31, 1995 and for the years ended January 31, 1996 and 1997 are as follows:

                                              SEVEN MONTHS
                              YEAR ENDED         ENDED         YEAR ENDED       YEAR ENDED
                               JUNE 30,       JANUARY 31,      JANUARY 31,      JANUARY 31,
                                 1994            1995             1996             1997
                              -------------   --------------   --------------   -------------
 Current income taxes:
   Federal  ...............       $450,374      $ 1,579,491      $ 2,082,263     $ 4,108,569
   State    ...............         79,415          168,480          352,639         738,230
                                 ---------       -----------      -----------     -----------
     Total current   ......        529,789        1,747,971        2,434,902       4,846,799
                                 ---------       -----------      -----------     -----------
 Deferred income taxes:
   Federal  ...............            610         (233,117)        (455,642)       (173,364)
   State ..................            111          (24,735)         (48,569)        (21,099)
                                 ---------       -----------      -----------     -----------
     Total deferred  ......            721         (257,852)        (504,211)       (194,463)
                                 ---------       -----------      -----------     -----------
     Total provision for
 income taxes  ............       $530,510      $ 1,490,119      $ 1,930,691     $ 4,652,336
                                 =========       ===========      ===========     ===========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes and operating loss carryforwards. The tax effects of significant items comprising the Company's net deferred tax asset are as follows:

                                                               JANUARY 31, 1996      JANUARY 31, 1997
                                                               -------------------   ------------------
 Deferred tax liabilities:
   Property and equipment  .................................        $    1,966            $       --
   Management incentive arrangements   .....................           119,304                    --
   Other ...................................................                --                97,047
                                                                    ----------            ----------
     Gross deferred tax liabilities ........................           121,300                97,047
                                                                    ----------            ----------
 Deferred tax assets:
   Excess of book bad debts reserve over tax reserve  ......           141,701                78,720
   Intangibles .............................................           232,252               129,224
   Management incentive arrangements   .....................                --               310,043
   Net operating loss carryforwards ........................           800,468               800,468
   Property and equipment  .................................                --                80,332
   Inventories related  ....................................           290,475               454,533
   Other ...................................................           218,214                    --
                                                                    ----------            ----------
     Gross deferred tax assets   ...........................         1,683,110             1,853,320
                                                                    ----------            ----------
 Net deferred tax asset ....................................         1,561,810             1,756,723
 Valuation allowance for deferred taxes   ..................          (800,468)             (800,468)
                                                                    ----------            ----------
 Net deferred tax asset ....................................        $  761,342            $  955,805
                                                                    ==========            ==========

     As of January 31, 1996 and 1997, the valuation allowance relates to the net operating loss carry forwards available in connection with the Merger discussed in Note 2 which expire through 2009.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
11. INCOME TAXES--(CONTINUED)


     The total income tax provision differs from the amount obtained by applying the statutory federal income tax rate to pretax income for the following reasons:

                                                      SEVEN MONTHS
                               YEAR ENDED                ENDED                  YEAR ENDED               YEAR ENDED
                             JUNE 30, 1994          JANUARY 31, 1995         JANUARY 31, 1996         JANUARY 31, 1997
                         ---------------------- ------------------------ ------------------------ -------------------------
                           AMOUNT      RATE        AMOUNT       RATE        AMOUNT       RATE        AMOUNT        RATE
                         ----------- ---------- ------------- ---------- ------------- ---------- ------------- -----------
 Income tax at
 statutory rates  ......   $ 524,239      34.00%  $ 1,291,586      34.00%  $ 1,672,126      34.00%  $ 4,386,033      34.00%
 Florida tax,
 net of federal
 benefit ...............      51,724       3.35       154,177       4.06       232,742       4.71       473,307       3.67
 Undistributed
 earnings in
 affiliate  ............     (65,434)     (4.24)      (61,686)     (1.62)     (116,426)     (2.36)     (138,594)     (1.07)
 Other   ...............      19,981       1.30       106,042       2.79       142,249       2.88       (68,410)     (0.53)
                            --------   --------    ----------   --------    ----------   --------    ----------   --------
   Total income
 taxes   ...............   $ 530,510      34.41%  $ 1,490,119      39.23%  $ 1,930,691      39.23%  $ 4,652,336      36.07%
                            ========   ========    ==========   ========    ==========   ========    ==========   ========

12. RELATED PARTY TRANSACTIONS

     As of January 31, 1996, the Company had $410,000 outstanding in loans from shareholders, which were repaid in fiscal year end 1997. Interest expense on these loans totaled approximately $22,000 for the year ended June 30, 1994; $14,000 and $10,000 for the seven months ended January 31, 1994 and 1995, respectively; and $18,000, $28,000 and $16,000 for the twelve months ended January 31, 1995, and for the years ended January 31, 1996 and 1997, respectively.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
12. RELATED PARTY TRANSACTIONS--(CONTINUED)


     In the normal course of business and from time-to-time, the Company and its affiliates, Fine Fragrances and National Trading, have entered into transactions which are reflected on the balance sheet as Due to Affiliates, net. During the seven months ended January 31, 1995 and for the years ended January 31, 1996 and 1997, such transactions are summarized as follows:

                                        ADVANCES                           DUE TO            DUE TO
                                          FROM         MANAGEMENT          (FROM)            (FROM)         TOTAL DUE
                                          FINE          FEES AND            FINE            NATIONAL        TO (FROM)
                                       FRAGRANCES         OTHER        FRAGRANCES, NET    TRADING, NET   AFFILIATES, NET
                                     --------------- ---------------- ------------------ --------------- -----------------
 Balance at June 30, 1994  .........   $  1,616,991    $    (490,849)     $  1,126,142     $    304,994     $  1,431,136
 Advances, net .....................        430,000               --           430,000           87,941          517,941
 Management fee (8%) ...............             --         (254,000)         (254,000)              --         (254,000)
 Miscellaneous .....................             --          (31,011)          (31,011)              --          (31,011)
 Interest (8.5%)  ..................         74,433               --            74,433            7,000           81,433
 Repayments ........................       (215,364)              --          (215,364)        (287,000)        (502,364)
                                        ------------    -------------     ------------      ------------      ------------
 Balance at January 31, 1995  ......      1,906,060         (775,860)        1,130,200          112,935        1,243,135
 Advances, net .....................        873,000               --           873,000        1,444,160        2,317,160
 Management fee (8%) ...............             --         (375,576)         (375,576)              --         (375,576)
 Interest (8.5%)  ..................        236,788               --           236,788               --          236,788
 Repayments    .....................     (1,152,688)              --        (1,152,688)              --       (1,152,688)
                                        ------------    -------------     ------------      ------------      ------------
 Balance at January 31, 1996  ......      1,863,160       (1,151,436)          711,724        1,557,095        2,268,819
 Advances, net .....................      1,495,000               --         1,495,000          222,500        1,717,500
 Management fee (12%)   ............             --         (925,289)         (925,289)              --         (925,289)
 Interest (8.25%) ..................        154,199               --           154,199               --          154,199
 Repayments ........................       (340,289)              --          (340,289)      (1,260,951)      (1,601,240)
                                        ------------    -------------     ------------      ------------      ------------
 Balance at January 31, 1997  ......   $  3,172,070    $  (2,076,725)     $  1,095,345     $    518,644     $  1,613,989
                                        ============    =============     ============      ============      ============

     The Company has various monitoring agreements with affiliates of the Company pursuant to which such affiliates provide financial advisory services to the Company. In consideration of the services provided, such affiliates receive annual fees totaling $275,000 which are payable in quarterly installments. See
Note 16.

     The Company has an employment agreement through April 2000 with its Chief Executive Officer, whereby he agrees to devote a majority of his business time and energies to the business and affairs of the Company. The agreement is automatically renewable for successive one year periods and contains a non-compete clause during the term of the agreement and for a period of five years after its termination.

13. REDEEMABLE PREFERRED STOCK

     Redeemable Preferred Stock represents the Series A Preferred which was issued in exchange for the FFI Series A Preferred in the Merger. The FFI Series A Preferred was originally issued in July 1992. The Series A Preferred was exchanged for 7.5% Convertible Debentures in the Exchange Offer.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)


14. SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING AND INVESTING ACTIVITIES

                                                                           YEARS ENDED
                                                             ----------------------------------------
                                                             JANUARY 31, 1996      JANUARY 31, 1997
                                                             -------------------   ------------------
 Reverse acquisition of Suave:
   Fair value of non-cash assets acquired  ...............      $   12,267,430
                                                                  ==============
   Liabilities assumed   .................................      $   (2,654,391)
                                                                  ==============
 HBI Note issued in connection with the
 Halston Acquisition  ....................................                              $ 2,000,000
                                                                                        ============
 7.5% Convertible Debentures issued in connection
 with the Exchange Offer .................................                              $ 5,460,000
                                                                                        ============
 Redemption of 8% Debentures used to pay for
 conversion of preferred stock    ........................                              $   786,500
                                                                                        ============
 Acquisition of FMG Assets:
 Fair value of assets acquired excluding inventory  ......                              $14,552,489
                                                                                        ============
 8.5% Debentures issued, net of discount   ...............                              $11,080,000
                                                                                        ============
 Warrants issued   .......................................                              $    20,000
                                                                                        ============
 Liabilities assumed  ....................................                              $ 3,107,328
                                                                                        ============
 Discharge of receivable and inventory transferred  ......                              $ 1,544,489
                                                                                        ============
 Inventory acquired for other than cash ..................                              $ 1,199,332
                                                                                        ============

15. STOCK OPTION PLANS

     In January 1995, the board adopted two stock option plans, one for the benefit of non-employee directors (the "Non-Employee Director Plan") and another for directors, officers, and employees (the "1995 Stock Option Plan"). Both the 1995 Stock Option Plan and the Non-Employee Director Plan were assumed in the Merger and the outstanding options were adjusted for the Merger (see Note 2).

     The stock options awarded under the Non-Employee Director Plan are generally exercisable within a year after grant provided the grantee remains a director of FFI. The options granted under the Non-Employee Director Plan are non-qualified under the Internal Revenue Code. The option exercise price cannot be less than the fair value of the underlying Common Stock as of the date of the option grant, and the maximum option term cannot exceed ten years. The number of shares of Common Stock authorized under the Non-Employee Director Plan is 200,000. As of January 31, 1996, no options were outstanding under the Non-Employee Director Plan. As of January 31, 1997, options for 44,500 shares of Common Stock were outstanding but none were exercisable. Options for 7,000 shares are exercisable at $6.00 per share on March 29, 1997, and options for 37,500 shares are exercisable at $7.00 per share on June 25, 1997.

     The stock options awarded under the 1995 Stock Option Plan are exercisable at any time or in any installments as determined by the Compensation Committee of the Board at the time of grant, provided that no stock options shall be exercisable prior to six months from the date of grant. The options

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
15. STOCK OPTION PLANS--(CONTINUED)

granted under the 1995 Stock Option Plan may be either incentive and/or nonqualified stock options under the Internal Revenue Code as determined by the Compensation Committee. The aggregate fair value (determined at the grant date) of Common Stock with respect to which incentive options are exercisable for the first time by a participant of the plan during any calendar year shall not exceed $100,000. The number of shares of Common Stock authorized under the 1995 Stock Option Plan is 1,500,000. On January 26, 1995, options for 477,040 shares of Common Stock (following conversion in the Merger) were granted at $3.30 per share exercisable as follows: (i) 150,114 shares on July 26, 1995; (ii) 150,114 shares on January 26, 1996; (iii) 150,112 shares on January 26, 1997; and (iv) 26,700 shares on January 26, 1998. On December 19, 1995, options for 50,000 shares of Common Stock were granted at $5.25 per share exercisable on June 19, 1996. On June 25, 1996, options for 92,500 shares of Common Stock were granted at $6.50, of which 30,834 of such options are currently exercisable and the remaining options become exercisable in equal amounts when the Common Stock next trades at $11.00 and $15.00, respectively.

     In addition, two stock option plans were established by Suave prior to the Merger, the 1981 Employee Stock Option and Stock Appreciation Plan (the "1981 Employee Plan") and the 1993 Stock Option Plan (the "1993 Plan"). On February 22, 1996, options for 20,000 shares of Common Stock were granted at $5.25 per share exercisable in thirds on August 22, 1996, February 22, 1997 and February 22, 1998. On May 2, 1996, options for 45,000 shares of Common Stock were granted at $6.50 per share exercisable in thirds on November 2, 1996, May 2, 1997 and May 2, 1998. The terms relating to grants of options under the 1981 Employee Plan are similar to those of options granted under the 1995 Stock Option Plan. Effective June 25, 1996, the Board determined that there would be no additional option grants under the 1981 Employee Plan or the 1993 Plan.

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
15. STOCK OPTION PLANS--(CONTINUED)

     The option activities of all plans are as follows:

                                                   YEAR ENDED                    YEAR ENDED
                                                JANUARY 31, 1996              JANUARY 31, 1997
                                         ------------------------------ -----------------------------
                                                     WEIGHTED AVERAGE              WEIGHTED AVERAGE
                                          SHARES      EXERCISE PRICE     SHARES     EXERCISE PRICE
                                         ---------- ------------------- ---------- ------------------
 Beginning outstanding   ...............   477,040           $3.30        527,040           $3.49
   Granted   ...........................    50,000            5.25        202,000            6.45
   Exercised ...........................        --              --             --              --
   Canceled  ...........................        --              --             --              --
                                          ---------       -------        ---------       -------
 Ending outstanding   ..................   527,040           $3.49        729,040           $4.31
                                          =========       =======        =========       =======
 Exercisable as of January 31, 1996 and
 January 31, 1997  .....................   300,228                        552,845
                                          =========                      =========


                               OPTIONS OUTSTANDING                                           OPTIONS EXERCISABLE
---------------------------------------------------------------------------------   --------------------------------------
                         NUMBER               WEIGHTED                                   NUMBER
                       OUTSTANDING             AVERAGE             WEIGHTED           EXERCISABLE           WEIGHTED
   RANGE OF               AS OF               REMAINING            AVERAGE               AS OF               AVERAGE
 EXERCISE PRICE      JANUARY 31, 1997      CONTRACTUAL LIFE     EXERCISE PRICE      JANUARY 31, 1997      EXERCISE PRICE
-----------------   -------------------   -------------------   -----------------   -------------------   ----------------
 $3.30-$5.25                 547,040                  3.11              $3.55               507,007               $3.52
 $6.00-$7.00                 182,000                  5.57               6.58                45,838                6.50
------------                --------                 -----           -------              ---------            --------
 $3.30-$7.00                 729,040                  3.72              $4.31               552,845               $3.77
                            ========                 =====           =======              =========            ========

     The Company applies APB No. 25 and related interpretations in accounting for its stock options to employees and non-employee members of the Board as described in Note 1. Accordingly, no compensation expense has been recognized during the years ended January 31, 1996 and 1997 related to the stock options. Net income and net income per primary common share equivalent would have been as follows had the fair value of stock options granted during 1996 and 1997 been recognized as compensation expense as prescribed by SFAS No. 123:

                                                        FISCAL YEARS ENDED
                                                           JANUARY 31,
                                                   ----------------------------
                                                      1996           1997
                                                   -------------   ------------
 Pro forma net income   ........................   $2,991,000      $8,142,000
 Net income per primary share equivalent  ......         0.35            0.60

     In calculating the fair value of the stock options, the Company calculated the volatility of trading of its stock since it was listed on the Nasdaq National Market. The Company used a 7% risk-free rate of return and assumed no dividend payments over the life of the options.

16. SUBSEQUENT EVENTS

     In April 1997, the Company entered into an agreement which grants to the Company an option to acquire the 50.01% of the common stock of Fine Fragrances that the Company does not already own from an unaffiliated third party. The purchase price consists of $2,000,000 plus an additional $1,000,000 to be paid over time based on 5% of the net sales of Cofci, S.A. products, with any unpaid balance due

                   FRENCH FRAGRANCES, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
16. SUBSEQUENT EVENTS--(CONTINUED)

30 days after the third anniversary of the consummation of such transaction. Upon consummation of such transaction, Fine Fragrances will become a wholly owned subsidiary of the Company and its operations will be consolidated with those of the Company, and the management agreement with Fine Fragrances will be terminated.

     In April 1997, the monitoring agreements with affiliates of the Company were terminated. In their place, the Company entered into an agreement with ESB Consultants, Inc. ("ESB") for financial, advisory and management services. The agreement is for a term of one year, renewable at the option of the Company for additional one-year terms and provides for a fee to ESB of $300,000. See Note 12.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Fine Fragrances, Inc.

     We have audited the accompanying balance sheet of Fine Fragrances, Inc. ("Fine") as of January 31, 1997, and the related statements of income and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of Fine's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the financial position of Fine as of January 31, 1997, and the results of its operations and cash flows for the year then ended, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Miami, Florida
March 14, 1997
 (April 11, 1997 as to Note 6)

                             FINE FRAGRANCES, INC.
                                 BALANCE SHEET

                                                             JANUARY 31, 1997
                                                             ------------------
                         ASSETS
Current assets:
  Cash and cash equivalents    ...........................         $   67,884
  Accounts receivable, net  ..............................          1,451,779
  Inventories   ..........................................          2,724,471
  Prepaid expenses and other assets  .....................             83,179
                                                                 -----------
    Total current assets    ..............................          4,327,313
Due from affiliates, net    ..............................          1,304,553
Property and equipment, net    ...........................              7,543
Deferred income taxes    .................................             74,598
                                                                 -----------
    Total    .............................................         $5,714,007
                                                                 ===========
           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Short-term debt  .......................................         $  951,570
  Accounts and other payables  ...........................            765,521
                                                                 -----------
    Total current liabilities  ...........................          1,717,091
                                                                 -----------
Commitments (Note 3)
Stockholders' equity:
  Common stock, $.01 par value, 10,000 shares authorized,
 issued and outstanding  .................................                100
  Additional paid-in capital   ...........................            499,900
  Retained earnings   ....................................          3,496,916
                                                                 -----------
    Total stockholders' equity    ........................          3,996,916
                                                                 -----------
    Total    .............................................         $5,714,007
                                                                 ===========

                                    See notes to financial statements.

                             FINE FRAGRANCES, INC.
                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                      YEAR ENDED
                                                    JANUARY 31, 1997
                                                    ------------------
Net sales    ....................................         $7,279,739
Cost of sales   .................................          4,091,064
                                                        -----------
  Gross profit  .................................          3,188,675
                                                        -----------
Operating expenses:
  Warehouse and shipping ........................             48,963
  Selling, general and administrative   .........          1,700,054
  Depreciation  .................................              1,128
                                                        -----------
    Total operating expenses   ..................          1,750,145
                                                        -----------
Income from operations   ........................          1,438,530
                                                        -----------
Other income:
  Interest income, net   ........................             65,690
  Other income  .................................              5,001
                                                        -----------
    Other income, net ...........................             70,691
                                                        -----------
Income before provision for income taxes   ......          1,509,221
Provision for income taxes  .....................            567,920
                                                        -----------
Net income   ....................................            941,301
Retained earnings, beginning of year    .........          2,555,615
                                                        -----------
Retained earnings, end of year    ...............         $3,496,916
                                                        ===========

                                    See notes to financial statements.

                             FINE FRAGRANCES, INC.
                            STATEMENT OF CASH FLOWS

                                                                       YEAR ENDED
                                                                     JANUARY 31, 1997
                                                                     ------------------
Cash flow from operating activities:
  Net income   ...................................................        $  941,301
  Adjustments to reconcile net income to cash provided by
 operating activities:
    Depreciation  ................................................             1,128
    Deferred income taxes benefit   ..............................           (27,511)
  Changes in current assets and liabilities:
    Increase in accounts receivable    ...........................          (748,687)
    Increase in inventories   ....................................          (591,320)
    Increase in prepaid expenses and other current assets   ......           (32,750)
    Increase in due from affiliate, net   ........................          (187,337)
    Increase in accounts and other payables  .....................           659,534
                                                                          ----------
      Net cash provided by operating activities    ...............            14,358
                                                                          ----------
Cash flows from investing activities:
  Advances to affiliate, net  ....................................          (383,621)
                                                                          ----------
Cash flows from financing activities:
  Net proceeds from short-term debt    ...........................            39,753
                                                                          ----------
Net decrease in cash and cash equivalents    .....................          (329,510)
Cash and cash equivalents, beginning of year    ..................           397,394
                                                                          ----------
Cash and cash equivalents, end of year    ........................        $   67,884
                                                                          ==========
Supplemental disclosure of cash flow information:
  Interest paid during the year  .................................        $   91,489
                                                                          ==========
  Income taxes paid during the year    ...........................        $  211,041
                                                                          ==========

                                    See notes to financial statements.

                             FINE FRAGRANCES, INC.
                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     GENERAL. Fine Fragrances, Inc. ("Fine") was organized in March 1990 for the purpose of distributing fragrances manufactured in France by Cofci, S.A. ("Cofci"). The fragrances are sold to retail establishments throughout the United States.

     Effective January 31, 1995, Fine changed its reporting year-end to January 31 from June 30 to conform to its natural business year.

     USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION. Sales are recognized upon shipment. During the year ended January 31, 1997, there were no customers accounting for more than 10% of total sales.

     CASH AND CASH EQUIVALENTS. Cash and cash equivalents include cash and interest-bearing deposits at banks with original maturities of three months or less.

     ACCOUNTS RECEIVABLE. A portion of Fine's accounts receivable are insured from risk of uncollectibility by an independent party. Receivables are not factored. A provision has been made and an allowance established for potential losses from uninsured receivables and estimated sales returns in the normal course of business. Since this allowance is based on estimates, there is no assurance that such allowance will be sufficient to cover unforeseen losses or returns. The activity for this allowance account is as follows:

                                               YEAR ENDED
                                             JANUARY 31, 1997
                                             ------------------
 Beginning balance   .....................        $   74,379
 Provisions    ...........................           289,689
 Net write offs and actual returns  ......          (294,942)
                                                  ----------
 Ending balance   ........................        $   69,126
                                                  ==========

     INVENTORIES. Inventories are stated at the lower of cost or market. Cost is determined using the weighted average cost method.

                             FINE FRAGRANCES, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)

     PROPERTY AND EQUIPMENT. Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the related assets. Estimated useful lives are eight years.

     INCOME TAXES. The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities. Fine provides for deferred taxes under the liability method. Under such method, deferred taxes are adjusted for tax rate changes as they occur. Deferred income tax assets and liabilities are computed annually for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances when necessary reduce deferred tax assets to the amount expected to be realized.

     FAIR VALUE OF FINANCIAL INSTRUMENTS. Fine's financial instruments include accounts receivable, short-term debt, and accounts and other payables. The fair value of such financial instruments have been determined using available market information and interest rates as of January 31, 1997. The fair value of these financial instruments was not materially different than their carrying value.

2. PROPERTY AND EQUIPMENT

     PROPERTY AND EQUIPMENT AS OF JANUARY 31, 1997 WAS COMPRISED OF THE
FOLLOWING:

 Furniture and fixtures    ............     $  16,837
 Less accumulated depreciation   ......        (9,294)
                                             ---------
 Total   ..............................     $   7,543
                                             =========

3. SHORT-TERM DEBT

     Short-term borrowing consists of a $3,000,000 revolving line of credit from a bank. Under the line, advances of up to $800,000 are made in cash or by issuance of commercial letters of credit. The interest rate is prime rate plus 2.5% (prime rate was 8.25% at January 31, 1997). The terms of the advances call for interest monthly and principal on demand. The bank has a first security interest on all corporate assets other than accounts receivable. The line is subject to annual review and renewal by the bank in April. Amounts outstanding were $952,000 as of January 31, 1997. In addition, as of January 31, 1997, Fine had approximately $463,000 in open letters of credit.

                             FINE FRAGRANCES, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


4. INCOME TAXES

     The components of the provision of income taxes for the year ended January 31, 1997 are as follows:

 Current income taxes:
   Federal   .................................    $ 508,557
   State  ....................................       86,874
                                                   ---------
     Total current    ........................      595,431
                                                   ---------
 Deferred income taxes:
   Federal   .................................      (23,757)
   State  ....................................       (3,754)
                                                   ---------
     Total deferred   ........................      (27,511)
                                                   ---------
     Total provision for income taxes   ......    $ 567,920
                                                   =========

     Deferred income taxes reflect net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. The tax effects of significant items comprising Fine's net deferred tax asset as of January 31, 1997 are as follows:

 Deferred income tax assets:
   Excess of book bad debt reserve over tax reserve   ......     $ 27,305
   Inventories related  ....................................       50,272
                                                                  --------
   Gross deferred income tax assets    .....................       77,577
                                                                  --------
 Deferred income tax liabilities:
   Depreciable property ....................................       (2,979)
                                                                  --------
   Net deferred income tax asset    ........................     $ 74,598
                                                                  ========

     The total income tax provision differs from the amount obtained by applying the statutory federal income tax rate to pretax income for the following reasons:

                                                     YEAR ENDED
                                                  JANUARY 31, 1997
                                              -------------------------
                                               AMOUNT         RATE
                                              -----------   -----------
 Income tax at statutory rate  ............    $513,135          34.00%
 State tax, net of federal benefit   ......      54,086           3.58
 Other, net  ..............................         699           0.05
                                               ---------      --------
 Total provision for income taxes    ......    $567,920          37.63%
                                               =========      ========

                             FINE FRAGRANCES, INC.
                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

5. RELATED PARTY TRANSACTIONS

     In the normal course of business, Fine, French Fragrances, Inc. ("French"), a company that owns 49.99%, of the outstanding common stock of Fine and National Trading Manufacturing, Inc., a company which is wholly owned by the chief executive officer of French, enter into transactions which are reflected on the balance sheet as due from affiliates, net. Such transactions include cash advances, which bear interest at prime with no stated maturity dates, and fees under a management agreement with French (the "Management Agreement") wherein French provides Fine with management services, office space, equipment, and warehousing in exchange for 12% of Fine's gross sales.

     During the year ended January 31, 1997, such transactions are summarized as follows:

                                                   MANAGEMENT                                   DUE FROM
                                   ADVANCES      FEES AND OTHER     DUE FROM      ADVANCES     (TO) FRENCH
                                   TO FRENCH     DUE TO FRENCH     (TO) FRENCH     TO NTM     AND NTM, NET
                                 -------------- ----------------- -------------- ------------ --------------
 Balance at January 31, 1996       $ 1,863,160     $  (1,151,436)   $   711,724    $  21,871    $   733,595
 Advances, net   ...............     1,495,000                --      1,495,000      200,000      1,695,000
 Management fee (12%)  .........            --          (925,289)      (925,289)          --       (925,289)
 Interest (8.25%)   ............       154,199                --        154,199           --        154,199
 Collections on advances  ......      (340,289)               --       (340,289)     (12,663)      (352,952)
                                    -----------      ------------    -----------    ---------    -----------
 Balance at January 31, 1997       $ 3,172,070     $  (2,076,725)   $ 1,095,345    $ 209,208    $ 1,304,553
                                    ===========      ============    ===========    =========    ===========

     Since its organization, Fine has been a party to distribution agreements (the "Agreements") with Cofci pursuant to which Fine distributes on an exclusive basis in North America certain products manufactured by Cofci. During the year ended January 31, 1997, Cofci products comprised 100% of net sales. The Agreements also provide that Fine shall keep a minimum inventory level or have on order from Cofci approximately three months of projected sales. As of January 31, 1997, amounts due to Cofci totaled approximately $55,000 and are included in accounts and other payables in the accompanying balance sheet.

6. SUBSEQUENT EVENTS

     In April 1997, Fine and Cofci entered into new ten-year distribution agreements, which replaced the Agreements, pursuant to which Fine will continue to serve as the exclusive distributor in North America for Cofci products.

     In April 1997, French entered into an agreement which grants to French an option to acquire the 50.01% of the common stock of Fine which is not owned by French from an unaffiliated third party. The purchase price consists of $2,000,000 plus an additional $1,000,000 to be paid over time based on 5% of the net sales of Cofci products, with any unpaid balance due 30 days after the consummation of such transaction. French and Fine have agreed to terminate the Management Agreement following such transaction, and French has agreed to repay the outstanding amounts due under the bank revolving line of credit (see Note
3).

        ----------------------------     ----------------------------
        ----------------------------     ----------------------------

  NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, THE SENIOR NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER TO SELL OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                                 ------------

                               TABLE OF CONTENTS

                                          PAGE
Available Information  ..................    2
Incorporation of Certain Documents
 by Reference ...........................    3
Cautionary Note Regarding Forward-
 Looking Statements .....................    3
Prospectus Summary  .....................    5
Risk Factors  ...........................   16
The Exchange Offer  .....................   21
The Company   ...........................   32
Use of Proceeds  ........................   33
Capitalization   ........................   34
Pro Forma Financial Data  ...............   35
Selected Historical and Pro Forma
 Financial Data  ........................   40
Management's Discussion and Analysis of
 Financial Condition and Results
 of Operations   ........................   42
Business   ..............................   51
Management ..............................   59
Principal Shareholders ..................   65
Certain Transactions   ..................   67
Description of Certain Indebtedness   ...   70
Description of the New Credit Facility      72
Description of the Senior Notes .........   73
Exchange Offer; Registration Rights   ...   97
Certain Federal Income Tax
 Consequences ...........................   99
Plan of Distribution   ..................   99
Legal Matters ...........................  100
Experts .................................  101
Index to Financial Statements   .........  F-1

                            FRENCH FRAGRANCES, INC.

                             OFFER TO EXCHANGE ITS
                     10 3/8% SENIOR NOTES DUE 2007, SERIES B
                          FOR ANY AND ALL OUTSTANDING
                    10 3/8% SENIOR NOTES DUE 2007, SERIES A

                                --------------
                                   PROSPECTUS
                                --------------

                                                   , 1997
        ----------------------------     ----------------------------
        ----------------------------     ----------------------------

                                    PART II
                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company has authority under Section 607.0850 of the Florida Business Corporation Act (the "FBCA") to indemnify its directors and officers to the extent provided for in such statute. The Company's Amended and Restated Articles of Incorporation provide that, to the fullest extent permitted by applicable law, as amended from time to time, the Company will indemnify any person who was or is a director or officer of the Company, or serves or served in such capacity with any other enterprise at the request of the Company, against all fines, liabilities, settlements, costs and expenses asserted against or incurred by such person in his capacity or arising out of his status as such officer or director. The Company may also indemnify employees or agents of the Company if the Company's Board so approves. This indemnification includes the right to advancement of expenses when allowed pursuant to applicable law.

     The provisions of the FBCA authorize a corporation to indemnify its officers and directors in connection with actions, suits and proceedings brought against them if the person acted in good faith and in a manner which the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe the person's conduct was unlawful. Unless pursuant to a determination by a court, the determination of whether a director, officer or employee has acted in accordance with the applicable standard of conduct must be made by (i) a majority vote of directors who were not parties to the proceeding or a committee consisting solely of two or more directors not parties to the proceedings, (ii) independent legal counsel selected by a majority vote of the directors who were not parties to the proceeding or committee of directors (or selected by the full board if a quorum or committee can not be obtained), or
(iii) the affirmative vote of the majority of the corporation's shareholders who were not parties to the proceeding.

     The FBCA further provides that a corporation may make any other or further indemnity by resolution, bylaw, agreement, vote of shareholders or disinterested directors or otherwise, except with respect to certain enumerated acts or omissions of such persons. Florida law prohibits indemnification or advancement of expenses if a judgment or other final adjudication establishes that the actions of a director, officer or employee constitute (i) a violation of criminal law, unless the person had reasonable cause to believe his conduct was unlawful, (ii) a transaction from which such person derived an improper personal benefit, (iii) willful misconduct or conscious disregard for the best interests of the corporation in the case of a derivative action by a shareholder, or (iv) in the case of a director, a circumstance under which a director would be liable for improper distributions under Section 607.0834 of the FBCA. The FBCA does not affect a director's responsibilities under any other law, such as federal securities laws.

     At present, there is no pending litigation or other proceeding involving a director or officer of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

     The Company maintains directors' and officers' liability insurance for its directors and officers.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits.

EXHIBIT
NUMBER                                              DESCRIPTION
-------                                             -----------
     2.1     Agreement and Plan of Merger, dated as of May 19, 1995, by and between the Company and
             FFI (incorporated herein by reference to Exhibit 2.1 filed as a part of the Company's
             Form 8-K dated November 30, 1995 (Commission File No. 1-6370)).
     3.1     Amended and Restated Articles of Incorporation of the Company dated March 6, 1996
             (incorporated herein by reference to Exhibit 3.1 filed as a part of the Company's Form 10-K for the fiscal year ended January 31, 1996 (Commission File No. 1-6370)).
     3.2     Amendment dated September 19, 1996 to the Amended and Restated Articles of
             Incorporation of the Company (incorporated by reference to Exhibit 4.4 filed as part of the
             Company's Form 10-Q for the quarter ended October 31, 1996 (Commission File No. 1-6370)).
     3.3     By-Laws of the Company (incorporated herein by reference to Exhibit 3.2 filed as a part of the Company's Form 10-K for the fiscal year ended January 31, 1996 (Commission File No.
             1-6370)).
     4.1     Indenture, dated as of May 13, 1997, between the Company and Marine Midland Bank, as trustee (incorporated herein by reference to Exhibit 4.1 filed as a part of the Company's
             Form 8-K dated May 13, 1997 (including forms of 103/8% Senior Note due 2007, Series A and
             10 3/8% Senior Note due 2007, Series B) (Commission File No. 1-6370)).
     4.2     Registration Rights Agreement, dated as of May 13, 1997, between the Company and
             Donaldson, Lufkin & Jenrette Securities Corporation and TD Securities (USA) Inc.
             (incorporated herein by reference to Exhibit 4.2 filed as a part of the Company's Form 8-K dated May 13, 1997 (Commission File No. 1-6370)).
     4.3     Credit Agreement, dated as of May 13, 1997, by and among the Company and Fleet National
             Bank (incorporated herein by reference to Exhibit 4.3 filed as a part of the Company's
             Form 8-K dated May 13, 1997 (Commission File No. 1-6370)).
     5.1     Opinion of Steel Hector & Davis LLP.
    10.1     Registration Rights Agreement dated as of November 30, 1995, among the Company, Bedford
             Capital Corporation ("Bedford"), Fred Berens, Rafael Kravec and Eugene Ramos
             (incorporated herein by reference to Exhibit 10.1 filed as a part of the Company's Form 10-K for the fiscal year ended September 30, 1995 (Commission File No. 1-6370)).
    10.2     Amendment dated as of March 20, 1996 to Registration Rights Agreement dated as of
             November 30, 1995, among the Company, Bedford, Fred Berens, Rafael Kravec and Eugene
             Ramos (incorporated herein by reference to Exhibit 10.2 filed as a part of the Company's
             Form 10-K for the year ended January 31, 1996 (Commission File No. 1-6370)).
    10.3     Second Amendment dated as of July 22, 1996 to Registration Rights Agreement dated as of
             November 30, 1995, among the Company, Bedford, Fred Berens, Rafael Kravec and the
             Estate of Eugene Ramos (incorporated by reference to Exhibit 10.3 filed as part of the
             Company's Form 10-Q for the quarter ended July 31, 1996 (Commission File No. 1-6370)).
    10.4     Employment Agreement dated as of April 1, 1997, between the Company and Rafael Kravec
             (incorporated herein by reference to Exhibit 10.4 filed as a part of the Company's Form 10-K for the year ended January 31, 1997 (Commission File No. 1-6370)).
    10.5     Chief Operating Officer Compensation Agreement dated as of April 1, 1997, between the
             Company and E.S.B. Consultants, Inc. (incorporated herein by reference to Exhibit 10.5 filed as a part of the Company's Form 10-K for the year ended January 31, 1997 (Commission File
             No. 1-6370)).
    10.6     Non-Employee Director Stock Option Plan (incorporated herein by reference to Exhibit 10.4 filed as a part of the Company's Form 10-K for the fiscal year ended September 30, 1995
             (Commission File No. 1-6370)).

EXHIBIT
NUMBER                                                DESCRIPTION
-------                                               -----------
10.7         1995 Stock Option Plan (incorporated herein by reference to Exhibit 10.5 filed as a part of the
             Company's Form 10-K for the fiscal year ended September 30, 1995 (Commission File No. 1-6370)).
10.8         Lease Agreement, dated as of July 2, 1992, between FFI and National Trading (incorporated herein by reference to Exhibit 10.13 filed as a part of the Company's Form 10-K for the fiscal year ended September 30, 1995 (Commission File No. 1-6370)).
10.9         Option Agreement, dated July 2, 1992, between FFI and National Trading and Memorandum of Lease and Option Agreement related thereto (incorporated herein by reference to Exhibit
             10.14 filed as a part of the Company's Form 10-K for the fiscal year ended September 30, 1995
             (Commission File No. 1-6370)).
10.10        Amended and Rested Exclusive Trademark License Agreement, dated February 29, 1980, between Geoffrey Beene, Inc., and Epocha Distributors, Inc. (now known as Sanofi Beaute,
             Inc.) as amended July 29, 1992 and February 13, 1995 (incorporated herein by reference to
             Exhibit 10.15 filed as a part of the Company's Form 10-K for the fiscal year ended September
             30, 1995 (Commission File No. 1-6370)).
10.11        Asset Purchase Agreement dated as of February 1, 1996, by and between the Company and
             Halston-Borghese, Inc. and its affiliates (incorporated herein by reference to Exhibit 2.1 filed as a part of the Company's Form 8-K dated March 20, 1996 (Commission File No. 1-6370)).
10.12        Asset Purchase Agreement dated as of April 17, 1996, by and between the Company and
             Fragrance Marketing Group, Inc. and Rene Garcia and Jose Miguel Norona, including the forms of Debentures and Seller's Warrant related thereto (incorporated herein by reference to
             Exhibit 10.21(a) filed as a part of the Company's Registration Statement on Form S-1 dated
             May 3, 1996 (Registration Statement No. 333-4588)).
10.13        Amendment to Asset Purchase Agreement dated as of May 14, 1996, by and between the
             Company and Fragrance Marketing Group, Inc. and Rene Garcia and Jose Miguel Norona
             (incorporated herein by reference to Exhibit 2.2 filed as a part of the Company's Form 8-K dated May 14, 1996 (Commission File No. 1-6370)).
10.14        Amendment to Asset Purchase Agreement dated as of July 1, 1996, by and between the
             Company and Fragrance Marketing Group, Inc. and Rene Garcia and Jose Miguel Norona
             (incorporated by reference to Exhibit 4.4 filed as part of the Company's Form 10-Q for the quarter ended October 31, 1996 (Commission File No. 1-6370)).
10.15        Purchase Agreement, dated May 6, 1997, between the Company and Donaldson, Lufkin &
             Jenrette Securities Corporation and TD Securities (USA) Inc.
12.1         Statement Regarding Computation of Ratios.
16.1         Letter from Arthur Andersen LLP Regarding Change in Certifying Accountant (incorporated herein by reference to Exhibit 16.1 filed as a part of the Company's Form 8-K dated
             February 22, 1996 (Commission File No. 1-6370)).
21.1         Subsidiaries of the Company.
23.1         Consent of Deloitte & Touche LLP.
23.2         Consent of Steel Hector & Davis LLP (contained in the opinion filed as Exhibit 5.1).
24.1         Power of Attorney (contained on signature page).
25.1         Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Marine Midland
             Bank, as Trustee.
99.1         Form of Letter of Transmittal.
99.2         Form of Notice of Guaranteed Delivery.

----------------

The foregoing list omits instruments defining the rights of holders of long term debt of the Company where the total amount of securities authorized thereunder does not exceed 10% of the total assets of the Company. The Company hereby agrees to furnish a copy of each such instrument or agreement to the Commission upon request.

     (b) Financial Statement Schedules.

     All schedules for which provision is made in the applicable accounting regulations of the Commission are either not required under the related instructions, are not applicable (and therefore have been omitted), or the required disclosures are contained in the financial statements included herein.

ITEM 22. UNDERTAKINGS.

   (a) The undersigned Registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the Registration Statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference in the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami Lakes, Florida on June 6, 1997.

                FRENCH FRAGRANCES, INC.

                By: /s/ RAFAEL KRAVEC
                    ------------------------------------------------
                    Rafael Kravec
                    Chairman and Chief Executive Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Rafael Kravec and Oscar E Marina, or any one of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him and in his name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

         SIGNATURE                             TITLE                        DATE
-----------------------------   -------------------------------------   --------------
/s/ RAFAEL KRAVEC                Chairman of the Board and               June 6, 1997
-----------------------------    Chief Executive Officer
Rafael Kravec                    (Principal Executive Officer)

/s/ WILLIAM J. MUELLER           Vice President--Operations and          June 6, 1997
-----------------------------    Chief Financial Officer (Principal
William J. Mueller               Financial and Accounting Officer)

/s/ J.W. NEVIL THOMAS            Vice Chairman of the Board              June 6, 1997
-----------------------------
    J.W. Nevil Thomas

/s/ E. SCOTT BEATTIE             President, Chief Operating Officer      June 6, 1997
-----------------------------    and Director
    E. Scott Beattie

/s/ FRED BERENS                  Director                                June 6, 1997
-----------------------------
Fred Berens

/s/ GEORGE DOOLEY                Director                                June 6, 1997
-----------------------------
George Dooley

                                 Director                                June  , 1997
-----------------------------
Richard C.W. Mauran

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                                                DESCRIPTION
-------                                               -----------

 5.1         Opinion of Steel Hector & Davis LLP.

10.15 Purchase Agreement, dated May 6, 1997, between the Company and Donaldson, Lufkin & Jenrette Securities Corporation and TD Securities (USA) Inc.

12.1         Statement Regarding Computation of Ratios.

21.1         Subsidiaries of the Company.

23.1         Consent of Deloitte & Touche LLP.

25.1 Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Marine Midland Bank, as Trustee.

99.1         Form of Letter of Transmittal.

99.2         Form of Notice of Guaranteed Delivery.